EXECUTION VERSION

Exhibit 10.2

EQUITY PURCHASE AGREEMENT

BY AND AMONG

UNITED STATIONERS SUPPLY CO.

(“Buyer”)

THE SELLERS NAMED HEREIN

(“Sellers”)

CHANT TOBI

(“Chant”)

AND

DONALD R. BERNHARDT, AS SELLERS’ AGENT

(“Sellers’ Agent”)

FOR THE DIRECT OR INDIRECT PURCHASE OF

ALL OF THE EQUITY INTERESTS

OF

LIBERTY BELL EQUIPMENT CORPORATION (“Liberty Bell”)

G2S EQUIPEMENT DE FABRICATION ET D’ENTRETIEN ULC (“G2S”)

LABEL INDUSTRIES, INC. (“Label”)

TRANSSUPPLY GROUP, L.P. (“TransSupply”)

and

XL CHAMPION HOLDINGS, LLC (“XLC”)

(collectively, the “Acquired Companies”)

Dated as of September 10, 2014

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF INTERESTS		1
1.1.	Generally	1
1.2.	Buyer Acquisition Entities	1
1.3.	Partnership and LLC Matters	1
ARTICLE 2 PURCHASE PRICE AND ADJUSTMENT		2
2.1.	Purchase Price.	2
2.2.	Closing Certificate; Closing Payments.	2
2.3.	Purchase Price Adjustment.	4
2.4.	Holdbacks.	6
2.5.	Earn-Out	7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		9
3.1.	Authorization of Transactions	9
3.2.	No Notice or Approval	9
3.3.	Non-contravention	10
3.4.	Claims and Proceedings	10
3.5.	Brokers’ Fees	10
3.6.	Interests	10
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THE ACQUIRED COMPANIES		10
4.1.	Organization, Qualification, and Corporate Power	10
4.2.	Capitalization.	10
4.3.	Subsidiaries	11
4.4.	Non-contravention; Notices and Consents	12
4.5.	Brokers’ Fees	12
4.6.	Certain Assets	12
4.7.	Inventory	12
4.8.	Financial Statements; Financial Records.	13
4.9.	Events Subsequent to Most Recent Fiscal Year End	14
4.10.	Undisclosed Liabilities	15
4.11.	Legal Compliance.	15
4.12.	Tax Matters	16
4.13.	Real Property.	18
4.14.	Intellectual Property and Computer Systems	20
4.15.	Contracts.	21
4.16.	Accounts Receivable	22
4.17.	Powers of Attorney	22
4.18.	Insurance	22
4.19.	Litigation	22
4.20.	Employees	23
4.21.	Employee Benefits	24
4.22.	Guaranties	25
4.23.	Environmental, Health and Safety Matters	25
4.24.	Related Party Transactions	26
4.25.	Customers and Suppliers	26
4.26.	Product Liability and Warranty Proceedings	27
4.27.	Anti-Corruption Laws	27
4.28.	Investment Company Act	27
4.29.	Collateral Matters	28
4.30.	Competition Act (Canada)	28

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4.31.	Operations of XLC	28
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		28
5.1.	Organization of Buyer	28
5.2.	Authorization of Transactions	28
5.3.	Non-contravention	28
5.4.	Brokers’ Fees	28
5.5.	Litigation	29
5.6.	Financing	29
5.7.	Investigation; Reliance	29
5.8.	Investment Canada Act	29
5.9.	Private Issuer	29
ARTICLE 6 COVENANTS		29
6.1.	Certain Actions to Close Transactions	29
6.2.	Pre-Closing Conduct of Business	30
6.3.	Access to Information.	32
6.4.	Further Assurances	33
6.5.	Transition	33
6.6.	Confidentiality	33
6.7.	Covenant Not to Compete and Related Covenants	33
6.8.	Tax Matters	34
6.9.	Retention of Records	36
6.10.	Exclusivity	36
6.11.	Related Party Matters	36
6.12.	Employee Benefit Plan Matters	36
6.13.	Released Claims	37
6.14.	Payment of Employee Bonuses	37
6.15.	Nevadaco Consideration Amount	37
6.16.	Director and Officer Liability	37
6.17.	Real Estate Repairs	37
ARTICLE 7 CLOSING AND CLOSING DELIVERIES, CONDITIONS TO CLOSING AND TERMINATION		38
7.1.	Closing	38
7.2.	Conditions to Obligation of Buyer to Close	38
7.3.	Conditions to Obligation of Sellers to Close	39
7.4.	Closing Deliveries of Sellers	40
7.5.	Closing Deliveries of Buyer	40
7.6.	Termination of Agreement	41
ARTICLE 8 INDEMNIFICATION		41
8.1.	Indemnification by Sellers	41
8.2.	Indemnification by Buyer	42
8.3.	Certain Terms and Limitations	42
8.4.	Certain Survival Periods.	43
8.5.	Third-Party Claims	43
8.6.	Additional Notices	44
8.7.	Specific Performance	44
8.8.	Exclusive Remedy	45
ARTICLE 9 CERTAIN ADDITIONAL TERMS		45
9.1.	Interpretation; Construction	45
9.2.	Press Releases and Public Announcements	46

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9.3.	No Third-Party Beneficiaries	46
9.4.	Entire Agreement	46
9.5.	Succession and Assignment	46
9.6.	Counterparts	46
9.7.	Notices	46
9.8.	Governing Law	47
9.9.	Jurisdiction, Venue and Waiver of Jury Trial	47
9.10.	Service of Process	47
9.11.	Amendments and Waivers	47
9.12.	Severability; Blue Pencil	47
9.13.	Expenses	47
9.14.	Incorporation of Exhibits, Disclosure Schedules and Schedules	47
9.15.	Nature of Disclosure Schedules; Disclosure Schedule Updates	47
9.16.	Chant Guaranty	48
9.17.	English Language	48
ARTICLE 10 SELLERS’ AGENT		48
10.1.	Appointment of Sellers’ Agent.	48
10.2.	Authority	49
10.3.	Limitation on Liability	49
10.4.	Role of Sellers’ Agent	49
10.5.	Administrative Expense Account.	49
ARTICLE 11 DEFINITIONS		50

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SCHEDULES

A	Sellers
B	Illustrative Statement
2.1(e)	Allocation of Purchase Price Among Sellers
2.5(a)	Earn-Out Performance Objectives
6.8(h)	Allocation of Purchase Price
6.12	Termination of Employee Benefit Plans
6.14	Payment of Employee Bonuses
7.2(e)	Required Consents
8.1(g)	Certain Indemnification Matters

EXHIBITS

A	Forms of Related Party Lease Amendments

DISCLOSURE SCHEDULES

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is dated as of September 10, 2014 by and among (i) United Stationers Supply Co., an Illinois corporation (“Buyer”), (ii) each Person listed on SCHEDULE A as a Seller (each a “Seller” and collectively “Sellers”), (iii) Chant Tobi (“Chant”), solely for purposes of SECTIONS 6.5, 6.6, 6.7, 6.10, 6.11 and 6.13 and ARTICLES 8, 9, 10 and 11, and (iv) Donald R. Bernhardt in such Person’s capacity as Sellers’ Agent hereunder (“Sellers’ Agent”). Buyer, each Seller, Chant and Sellers’ Agent are sometimes also referred to herein as a “Party” and together as the “Parties.”

Recitals

A.    Sellers collectively own all of the outstanding equity interests (the “U.S. Interests”) of Liberty Bell Equipment Corporation, a Pennsylvania corporation (“Liberty Bell”), Label Industries, Inc., a Missouri corporation (“Label”), TransSupply Group, L.P., a Delaware limited partnership (“TransSupply”), and XL Champion Holdings, LLC, a Missouri limited liability company (“XLC”). Sellers also indirectly own, among others, Medco Tool of Nevada, Inc., a Nevada corporation (“Nevadaco”), a wholly owned subsidiary of Liberty Bell.

B.    Nevadaco and Chantco (as hereinafter defined) own all of the equity interests (together with the U.S. Interests, the “Interests”) of G2S Equipement de Fabrication et D’Entretien ULC, an Alberta unlimited liability corporation (“G2S” and together with Liberty Bell, TransSupply, Label and XLC, the “Acquired Companies”). The Interests owned by Nevadaco as of the date hereof are herein referred to as “Nevadaco Shares.”

C.    Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, directly and/or indirectly, all of the Interests, upon the terms and subject to the conditions contained in this Agreement.

D.    Chant is the sole owner of 6772731 Canada Inc., a federal Canadian corporation (“Chantco”), which holds G2S Shares and has interest in the consideration to be paid to Chantco as a Seller. Chant is a Party to this Agreement solely for purposes of confirming his obligations with respect to Sections 6.5, 6.6, 6.7, 6.10, 6.11 and 6.13 and Articles 8, 9, 10 and 11.

E.    Certain capitalized terms used in this Agreement have the respective meanings set forth in Article 11.

Agreement

In consideration of the premises and mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Party agrees as follows:

Article 1

PURCHASE AND SALE OF INTERESTS

1.1.    Generally.  On and subject to the terms and conditions of this Agreement, at Closing, Buyer Acquisition Entities will purchase from Sellers, and Sellers will sell to Buyer Acquisition Entities, all of the Interests. As of Closing, the Interests purchased from Sellers will constitute all of the issued and outstanding equity interests of each of the Acquired Companies.

1.2.    Buyer Acquisition Entities.  The Interests will be purchased as follows:

(a)    Buyer will cause a wholly owned subsidiary of Buyer (“Canadian Newco”), to purchase from Chantco and Nevadaco, and Chantco and Nevadaco will (and Sellers will cause Nevadaco to) sell to Canadian Newco, all of the G2S Shares; and

(b)    Immediately thereafter, (i) Buyer will cause a wholly owned subsidiary of Buyer (“GP Newco”), to purchase from Logistics Resources Group, LLC, and Logistics Resources Group, LLC will sell to GP Newco, all of the TransSupply Interests held by it (which constitute all of the general partnership interests of TransSupply) and (ii) Buyer will purchase from the applicable Sellers, and the applicable Sellers will sell to Buyer, the remainder of the U.S. Interests.

1.3.    Partnership and LLC Matters.  As of the Closing, by virtue of the purchase and sale of the TransSupply Interests and without any further action, each of the partners of TransSupply as of immediately prior to the Closing will withdraw as partners of TransSupply and each of the Buyer Acquisition Entities designated by Buyer to acquire the TransSupply Interests will be admitted as general or limited partners (as designated by Buyer) of TransSupply. As of the Closing, by virtue of the purchase and sale of the XLC Interests and without any further action, each of the members of XLC as of immediately prior to the Closing will withdraw as

Equity Purchase Agreement	Page 1

members of XLC and the Buyer Acquisition Entity designated by Buyer to acquire the XLC Interests will be admitted as sole member of XLC.

Article 2

PURCHASE PRICE AND ADJUSTMENT

2.1.    Purchase Price.

(a)     Aggregate Canadian Purchase Price.   The aggregate consideration (the “Canadian Purchase Price”) payable by the Buyer Acquisition Entities for the G2S Shares, subject to the adjustments as provided in this Agreement, shall be an amount in cash equal to $35,412,000, plus (i) the Canadian Closing Cash, plus (ii) the Canadian Working Capital Excess (if any), minus (iii) the Canadian Working Capital Deficiency (if any), minus (iv) the aggregate amount of the Canadian Closing Indebtedness, minus (v) the aggregate amount of the Canadian Closing Date Transaction Expenses, minus (vi) the aggregate amount of the Canadian Change in Control Payments, plus (vii) the aggregate amount of the Canadian Earn-Out Payments, if any, without duplication of any item.

(b)    Aggregate U.S. Purchase Price.  The aggregate consideration (the “U.S. Purchase Price”) payable by the Buyer Acquisition Entities for the U.S. Interests, subject to the adjustments as provided in this Agreement, shall be an amount in cash equal to $94,588,000, plus (i) the U.S. Closing Cash, plus (ii) the U.S. Working Capital Excess (if any), minus (iii) the U.S. Working Capital Deficiency (if any), minus (iv) the aggregate amount of the U.S. Closing Indebtedness, minus (v) the aggregate amount of the U.S. Closing Date Transaction Expenses, minus (vi) the aggregate amount of the U.S. Change in Control Payments, plus (vii) the Nevadaco Consideration Amount, plus (viii) the aggregate amount of the U.S. Earn-Out Payments, if any, without duplication of any item.

(c)    Canadian Estimated Closing Purchase Price.  The portion of the Purchase Price payable to the applicable Sellers in respect of the G2S Shares pursuant to SECTION 2.2 (the “Canadian Estimated Closing Purchase Price”) is an amount in cash equal to $35,412,000, plus (i) the Canadian Closing Cash Estimate, plus (ii) the Canadian Working Capital Excess Estimate (if any), minus (iii) the Canadian Working Capital Deficiency Estimate (if any), minus (iv) the Canadian Closing Indebtedness Estimate, minus (v) the Canadian Closing Date Transaction Expenses Estimate, minus (vi) the Canadian Change in Control Payments Estimate, minus (vii) the Canadian Adjustment Holdback, minus (viii) 27.24% of the Indemnification Holdback, minus (ix) 27.24% of the Administrative Expense Amount, without duplication of any item.

(d)    U.S. Estimated Closing Purchase Price.  The portion of the Purchase Price payable to the applicable Sellers for the U.S. Interests pursuant to SECTION 2.2 (the “U.S. Estimated Closing Purchase Price”) is an amount in cash equal to $94,588,000, plus (i) the U.S. Closing Cash Estimate, plus (ii) the U.S. Working Capital Excess Estimate (if any), minus (iii) the U.S. Working Capital Deficiency Estimate (if any), minus (iv) the U.S. Closing Indebtedness Estimate, minus (v) the U.S. Closing Date Transaction Expenses Estimate, minus (vi) the U.S. Change in Control Payments Estimate, plus, (vii) Nevadaco Consideration Amount, minus (viii) the U.S. Adjustment Holdback, minus (ix) 72.76% of the Indemnification Holdback, minus (x) 72.76% of the Administrative Expense Amount, without duplication of any item.

(e)    Allocation of Purchase Price Among Sellers.  Of the Canadian Estimated Closing Purchase Price, Buyer shall pay or cause to be paid (on behalf of Canadian Newco) (i) the Nevadaco Consideration Amount to Nevadaco (which amount will be retained by it through the Closing) and (ii) the remaining 49% of the Canadian Estimated Closing Purchase Price to Chantco. Buyer shall pay or cause to be paid (on behalf of the applicable Buyer Acquisition Entities) the U.S. Estimated Closing Purchase Price to the applicable Sellers in accordance with the principles set forth on SCHEDULE 2.1(e). (i) All future payments of the U.S. Purchase Price, including such payments pursuant to SECTIONS 2.3 and 2.4, if any, shall be paid to the Sellers in accordance with their U.S. Pro Rata Shares, and (ii) all future payments of the Canadian Purchase Price, including such payments pursuant to SECTIONS 2.3 and 2.4, if any, shall be paid to the Sellers in accordance with their Canadian Pro Rata Shares.

2.2.    Closing Certificate; Closing Payments.

(a)    Closing Certificate.  At least five Business Days prior to the Closing Date, Sellers will deliver to Buyer a certificate, signed on behalf of each Seller by Sellers’ Agent (the “Closing Certificate”), certifying as to the accuracy and completeness of

(i)    a written statement (the “Estimated Closing Statement”), which Estimated Closing Statement shall (i) in the case of Liberty Bell and its Subsidiaries and G2S, be in the form of the illustrative statement included as SCHEDULE B (the “Illustrative Statement”) and be prepared in accordance with Applicable GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices, and policies as those used in preparing the Most Recent Balance Sheets, (ii) in the case of Label and TransSupply, be in the form of summary balance sheets showing Label’s and

Equity Purchase Agreement	Page 2

TransSupply’s assets, liabilities and owners’ equity (as those terms are defined under U.S. generally accepted accounting principles) and (iii) in each case, be as of the Closing Date;

(ii)    with respect to:

(A)    the Acquired Companies other than G2S (the “U.S. Acquired Companies”), the Closing Cash, as derived from the Estimated Closing Statement, relating to the U.S. Acquired Companies (such amount, the “U.S. Closing Cash Estimate”);

(B)    G2S, the Closing Cash, as derived from the Estimated Closing Statement, relating to G2S (such amount, with Canadian dollars converted to United States Dollars at the Applicable Exchange Rate, the “Canadian Closing Cash Estimate”);

(iii)    with respect to:

(A)    the U.S. Acquired Companies, the U.S. Closing Working Capital and the resulting U.S. Working Capital Excess or the U.S. Working Capital Deficiency, as applicable, in each case as derived from the Estimated Closing Statement (as applicable, the “U.S. Working Capital Excess Estimate” or “U.S. Working Capital Deficiency Estimate”);

(B)    G2S, the Canadian Closing Working Capital and the resulting Canadian Working Capital Excess or the Canadian Working Capital Deficiency, as applicable, in each case as derived from the Estimated Closing Statement (as applicable, and with Canadian dollars converted to United States Dollars at the Applicable Exchange Rate, the “Canadian Working Capital Excess Estimate” or “Canadian Working Capital Deficiency Estimate”);

(iv)     with respect to:

(A)    the U.S. Acquired Companies, the aggregate Closing Date Transaction Expenses relating to the U.S. Acquired Companies (the “U.S. Closing Date Transaction Expenses Estimate”), together with a description and the amount of each element thereof, and, to the extent applicable, the wire instructions for each Person to whom such U.S. Closing Date Transaction Expenses are due and payable on or after the Closing Date;

(B)    G2S, the aggregate Closing Date Transaction Expenses relating to G2S (such amount, with Canadian dollars converted to United States Dollars at the Applicable Exchange Rate, the “Canadian Closing Date Transaction Expenses Estimate” and together with the U.S. Closing Date Transaction Expenses Estimate, the “Closing Date Transaction Expenses Estimate”), together with a description and the amount of each element thereof, and, to the extent applicable, the wire instructions for each Person to whom such Canadian Closing Date Transaction Expenses are due and payable on or after the Closing Date;

(v)    with respect to:

(A)    the U.S. Acquired Companies, an itemized description and the amount of each element of the Closing Indebtedness relating to the U.S. Acquired Companies (the “U.S. Closing Indebtedness Estimate”), and, to the extent applicable, the wire instructions for each Seller to whom Closing Indebtedness is due and payable on or after the Closing Date;

(B)    G2S, an itemized description and the amount of each element of the Closing Indebtedness relating to G2S (with Canadian dollars converted to United States Dollars at the Applicable Exchange Rate, the “Canadian Closing Indebtedness Estimate” and together with the U.S. Closing Indebtedness Estimate, the “Closing Indebtedness Estimate”), and, to the extent applicable, the wire instructions for each Seller to whom Closing Indebtedness is due and payable on or after the Closing Date;

(vi)     with respect to:

(A)    the U.S. Acquired Companies, the aggregate Change in Control Payments relating the U.S. Acquired Companies (the “U.S. Change in Control Payments Estimate”), together with a description and amount of each element thereof, and, to the extent applicable, wire instructions for each Person to whom a U.S. Change in Control Payment is due and payable on or after the Closing Date;

(B)    G2S, the aggregate Change in Control Payments relating G2S (such amount, with Canadian dollars converted to United States Dollars at the Applicable Exchange Rate, the “Canadian Change in Control Payments Estimate” and together with the U.S. Change in Control Payments Estimate, the “Change in Control Payments Estimate”), together with a description and amount of each element thereof, and, to the extent applicable, wire instructions for each Person to whom a Canadian Change in Control Payment is due and payable on or after the Closing Date;

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(vii)    the Canadian dollar to U.S. dollar exchange rate used for the calculations called for under this SECTION 2.2(a);

(viii)     the resulting calculation of:

(A)    the U.S. Estimated Closing Purchase Price;

(B)    the Canadian Estimated Closing Purchase Price; and

(ix)    the portion of:

(A)    the U.S. Estimated Closing Purchase Price payable to the applicable Sellers, calculated in accordance with Section 2.1(e), and the wire instructions for each Seller; and

(B)    the Canadian Estimated Closing Purchase Price payable to Nevadaco and Chantco, calculated in accordance with Section 2.1(e), and the wire instructions for Nevadaco and Chantco.

(b)    Review of Closing Certificate.  Prior to the Closing, Sellers will provide Buyer access to all supporting workpapers used in the preparation of the Closing Certificate upon Buyer’s request, and make any adjustments to the Closing Certificate as Buyer reasonably requests. For the avoidance of doubt, neither this SECTION 2.2(b) nor the exercise or failure to exercise any rights hereunder shall be deemed to limit or constrain Buyer’s rights under SECTION 2.3.

(c)    Closing Payments.  Subject to the terms and conditions of this Agreement, at Closing, Buyer (on behalf of the Buyer Acquisition Entities) will pay or cause to be paid in cash, by wire transfer of immediately available funds, the following amounts in accordance with the amounts and payment instructions set forth on the Closing Certificate:

(i)    on behalf of the Acquired Companies and Sellers, all amounts due in satisfaction of any Closing Date Transaction Expenses to the extent reflected in the Closing Date Transaction Expenses Estimate to the Persons owed such amounts;

(ii)    on behalf of the Acquired Companies and Sellers, all amounts due in satisfaction of the Closing Indebtedness to the extent reflected in the Closing Indebtedness Estimate to the Persons owed such amounts; and

(iii)    on behalf of the Acquired Companies and Sellers, all amounts due in satisfaction of the Change in Control Payments to the extent reflected in the Change in Control Payments Estimate to the Persons owed such amounts.

(d)    Deferred Closing Payments.  Subject to the terms and conditions of this Agreement, on the day following the Closing Date, Buyer (on behalf of the Buyer Acquisition Entities) will pay or cause to be paid in cash, by wire transfer of immediately available funds, the following amounts in accordance with the amounts and payment instructions set forth on the Closing Certificate (the “Deferred Payment”):

(i)    to Sellers’ Agent, the Adjustment Holdbacks, to be held and disbursed by Sellers’ Agent in accordance with the terms of this Agreement;

(ii)    on behalf of Sellers, the Administrative Expense Amount to Sellers’ Agent for deposit into the Administrative Expense Account; and

(iii)    the Nevadaco Consideration Estimate, to Nevadaco;

(iv)    an aggregate amount equal to 49% of the Canadian Estimated Closing Purchase Price to Chantco; and

(v)    an aggregate amount equal to the U.S. Estimated Closing Purchase Price to the applicable Sellers in accordance with SECTION 2.1(e).

2.3.    Purchase Price Adjustment.

(a)   Within 60 days after the Closing Date, Buyer will deliver to Sellers’ Agent a written statement (“Closing Statement”) setting forth in detail its determination (based upon balance sheets prepared in accordance with Applicable GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices, and policies as those used in preparing the Most Recent Balance Sheets) of:

(i)     with respect to the U.S. Acquired Companies:

(A)    the actual Closing Cash relating to the U.S. Acquired Companies (the “U.S. Closing Cash”);

(B)    the U.S. Closing Working Capital and (b) U.S. Working Capital Excess (if any) or U.S. Working Capital Deficiency (if any);

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(C)    the actual Closing Indebtedness relating to the U.S. Acquired Companies (the “U.S. Closing Indebtedness”);

(D)    the actual Closing Date Transaction Expenses relating to the U.S. Acquired Companies (the “U.S. Closing Date Transaction Expenses”);

(E)    the actual Change in Control Payments relating to the U.S. Acquired Companies (the “U.S. Change in Control Payments”); and

(F) the resulting calculation of the Purchase Price (excluding any Earn-Out Payments) relating to the U.S. Acquired Companies (less the U.S. Adjustment Holdback, 72.76% of the Indemnification Holdback, and 72.76% of the Administrative Expense Amount, the “U.S. Final Closing Purchase Price”);

(ii)     with respect to G2S (with Canadian dollars converted to U.S. dollars at the Applicable Exchange Rate):

(A)    the actual Closing Cash relating to G2S (the “Canadian Closing Cash”);

(B)    the Canadian Closing Working Capital and (b) Canadian Working Capital Excess (if any) or Canadian Working Capital Deficiency (if any);

(C)    the actual Closing Indebtedness relating to G2S (the “Canadian Closing Indebtedness”);

(D)    the actual Closing Date Transaction Expenses relating to G2S (the “Canadian Closing Date Transaction Expenses”);

(E)    the actual Change in Control Payments relating to G2S (the “Canadian Change in Control Payments”); and

(F)    the resulting calculation of the Purchase Price (excluding any Earn-Out Payments) relating to G2S (less the Canadian Adjustment Holdback, 27.24% of the Indemnification Holdback, and 27.24% of the Administrative Expense Amount, the “Canadian Final Closing Purchase Price”); and

(iii)    the Canadian dollar to U.S. dollar exchange rate used for the calculations called for under this SECTION 2.3(a),

During the 30 days after receipt of the Closing Statement by Sellers’ Agent, if reasonably requested by Sellers’ Agent, Buyer shall make available to Sellers’ Agent copies of the relevant documentation used in its calculation of the U.S. Final Closing Purchase Price and the Canadian Final Closing Purchase Price; provided, however, that, in the event Buyer, the Buyer Acquisition Entities, or the Acquired Companies (as the case may be) do not provide any such relevant documentation relating to the calculations underlying the U.S. Final Closing Purchase Price and the Canadian Final Closing Purchase Price that are reasonably requested by Sellers’ Agent within five days of request therefor (or such shorter period of time remaining in such 30-day period), such 30-day period shall be extended by one day for each additional day required for Buyer, any Buyer Acquisition Entity or the Acquired Companies to fully respond to such request.

(b)    If Sellers’ Agent disagrees with the calculation of the U.S. Final Closing Purchase Price and/or the Canadian Final Closing Purchase Price, Sellers’ Agent shall, within 30 days after receipt of the Closing Statement, deliver a notice (an “Objection Notice”) to Buyer setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount, the basis for Sellers’ disagreement therewith and Sellers’ Agent’s resulting calculation of the amount of the U.S. Final Closing Purchase Price and/or the Canadian Final Closing Purchase Price, as applicable. If Sellers’ Agent does not deliver the Objection Notice to Buyer within 30 days after receipt by Sellers’ Agent of the Closing Statement, the U.S. Final Closing Purchase Price and the Canadian Final Closing Purchase Price as calculated by Buyer will be conclusively presumed to be true and correct in all respects and will be final and binding upon the Parties.

(c)    Sellers’ Agent and Buyer will use their respective Commercially Reasonable Efforts to resolve any disagreements as to the computation of the U.S. Final Closing Purchase Price and/or the Canadian Final Closing Purchase Price, but if they do not obtain a final resolution within 60 days after Buyer’s receipt of the Objection Notice, then all amounts remaining in dispute shall be submitted to the Neutral Auditor; provided, however, to the extent agreed upon by Sellers’ Agent and Buyer, the 60-day period set forth in the immediately preceding sentence may be extended. Buyer and Sellers’ Agent will direct the Neutral Auditor to render a determination within 45 days of its retention and Buyer and Sellers’ Agent will cooperate with the Neutral Auditor during its engagement. The Neutral Auditor will consider only those items and amounts set forth in the Objection Notice which Buyer and Sellers’ Agent are unable to resolve. Each of Buyer and Sellers’ Agent shall be entitled to make a presentation to the Neutral Auditor regarding the items and amounts that they are unable to resolve and neither Buyer nor Sellers’ Agent will meet separately with the Neutral Auditor. In making its determination, the Neutral Auditor shall (i) be bound by the terms and conditions of this Agreement, including the definition of the U.S. Final Closing Purchase Price and/or the Canadian Final Closing Purchase Price, as the case may be, and the components thereof, the definition of Applicable GAAP, the Illustrative Statement, and the terms of this SECTION 2.3, and

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(ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Sellers’ Agent or Buyer or that is less than the lowest value for such amount claimed by either Sellers’ Agent or Buyer. The determination of the Neutral Auditor will be conclusive and binding. The fees and expenses of the Neutral Auditor shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(d)    The “U.S. Final Adjustment Amount” shall be an amount equal to the U.S. Estimated Closing Purchase Price less the finally determined U.S. Final Closing Purchase Price. The “Canadian Final Adjustment Amount” shall be an amount equal to the Canadian Estimated Closing Purchase Price less the finally determined Canadian Final Closing Purchase Price. Within five Business Days following the final determination of both the U.S. Final Closing Purchase Price and the Canadian Final Closing Purchase Price:

(i)    if the U.S. Final Adjustment Amount is positive and less than or equal to the U.S. Adjustment Holdback, (A) a portion of the U.S. Adjustment Holdback equal to the U.S. Final Adjustment Amount shall be paid by the Sellers’ Agent (or Sellers shall otherwise cause such amount to be paid) to Buyer (on behalf of the Buyer Acquisition Entities) and (B) Sellers’ Agent shall pay to the applicable Sellers, in accordance with their respective U.S. Pro Rata Shares, the remainder, if any, of the U.S. Adjustment Holdback;

(ii)    if the Canadian Final Adjustment Amount is positive and less than or equal to the Canadian Adjustment Holdback, (A) a portion of the Canadian Adjustment Holdback equal to the Canadian Final Adjustment Amount shall be paid by the Sellers’ Agent (or Sellers shall otherwise cause such amount to be paid) to Buyer (on behalf of the Buyer Acquisition Entities) and (B) Sellers’ Agent shall pay to the applicable Sellers, in accordance with their respective Canadian Pro Rata Shares, the remainder, if any, of the Canadian Adjustment Holdback;

(iii)    if the U.S. Final Adjustment Amount is positive and greater than the U.S. Adjustment Holdback, (A) the entire U.S. Adjustment Holdback shall be paid by the Sellers’ Agent (or Sellers shall otherwise cause such amount to be paid) to Buyer (on behalf of the Buyer Acquisition Entities) and (B) the Sellers (other than Chantco) shall pay Buyer (on behalf of the Buyer Acquisition Entities) an amount equal to the excess of the U.S. Final Adjustment Amount over the U.S. Adjustment Holdback;

(iv)    if the Canadian Final Adjustment Amount is positive and greater than the Canadian Adjustment Holdback, (A) the entire Canadian Adjustment Holdback shall be paid by Sellers’ Agent (or Sellers shall otherwise cause such amount to be paid) to Buyer (on behalf of the Buyer Acquisition Entities) and (B) the Sellers (other than Logistic Resources Group, LLC (“Logistic Resources”) shall pay Buyer (on behalf of the Buyer Acquisition Entities) an amount equal to the excess of the Canadian Final Adjustment Amount over the Canadian Adjustment Holdback;

(v)    if the U.S. Final Adjustment Amount is negative or zero, (A) the entire U.S. Adjustment Holdback shall be paid by Sellers’ Agent to the applicable Sellers, in accordance with their respective U.S. Pro Rata Shares, and (B) Buyer (on behalf of the Buyer Acquisition Entities) shall pay or cause to be paid to the applicable Sellers, in accordance with their respective U.S. Pro Rata Shares, an amount equal to the absolute value of the U.S. Final Adjustment Amount; or

(vi)    if the Canadian Final Adjustment Amount is negative or zero, (A) the entire Canadian Adjustment Holdback shall be paid by Sellers’ Agent to the applicable Sellers, in accordance with their respective Canadian Pro Rata Shares, and (B) Buyer (on behalf of the Buyer Acquisition Entities) shall pay or cause to be paid to the applicable Sellers, in accordance with their respective Canadian Pro Rata Shares, an amount equal to the absolute value of the Canadian Final Adjustment Amount.

For the avoidance of doubt, and notwithstanding the Adjustment Holdbacks (i) the Sellers (other than Chantco) are jointly and severally responsible for the full and prompt payment of any U.S. Final Adjustment Amount owed to Buyer, if any, and (ii) the Sellers (other than Logistic Resources) and Chant are jointly and severally responsible for the full and prompt payment of any Canadian Final Adjustment Amount to Buyer. Without limiting the rights and obligations of the Parties under this Agreement, no adjustment to the Purchase Price pursuant to this SECTION 2.3 shall, in and of itself, be considered a breach of any representation or warranty set forth in this Agreement or any certificate delivered pursuant hereto.

2.4.    Holdbacks.

(a)    Holdback Amounts.  To secure the indemnification and other payment obligations of Sellers under this Agreement, Buyer shall withhold from the Purchase Price (i) an amount equal to $6.0 million (the “Indemnification Holdback”), and (ii) an aggregate amount equal to the sum of (A) $500,000 (the “U.S. Adjustment Holdback”) and (B) $150,000 (the “Canadian Adjustment Holdback”, and together with the U.S. Adjustment Holdback, the “Adjustment Holdbacks”). The Adjustment Holdbacks and the Indemnification Holdback are collectively referred to herein as the “Holdback Amounts”. Subject to the limitations set forth in this Agreement (including in ARTICLE 8), (i) the appropriate Adjustment Holdbacks will be the first source of funds used to fund the obligation, if any, of the Sellers to pay any U.S. Final Adjustment Amount or Canadian Final Adjustment Amount to Buyer or

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Canadian Newco, as the case may be, and (ii) the Indemnification Holdback will be the first source of funds accessed by Buyer for the Sellers’ indemnification and other payment obligations, if any, under this Agreement, but in each case such Holdback Amounts will not be the sole source of funds for such obligations, and Buyer will remain entitled to the full amounts owed to Buyer under this Agreement (if any) should the Holdback Amounts be insufficient or unavailable to cover any amount so owed.

(b)    Adjustment Holdback.  Sellers’ Agent shall hold the Adjustment Amounts pending the final determination of the U.S. Final Adjustment Amount and the Canadian Final Adjustment Amount, at which time the Adjustment Holdbacks shall be paid by Sellers’ Agent to the Sellers or Buyer (on behalf of the Buyer Acquisition Entities) only as expressly provided in SECTION 2.3(d). Prior to such payment of the Adjustment Holdbacks, Sellers’ Agent shall hold the Adjustment Holdbacks in a segregated account, free and clear of all Encumbrances, and shall invest the Adjustment Holdback only in the following permitted investments: (i) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America, (ii) U.S. dollar denominated money market deposit accounts or certificates of deposit issued by any bank, bank and trust company, or national banking association, which such deposits are either (A) insured by the Federal Deposit Insurance Corporation or a similar governmental agency, or (B) with domestic commercial banks which have a rating on their short- term certificates of deposit on the date of purchase of “A-1” or “A-l+” by S&P or “P-1” by Moody’s and maturing no more than 90 days after the date of purchase (ratings on holding companies are not considered as the rating of the bank); (iii) repurchase agreements having daily liquidity with any bank, trust company, or national banking association, whose short-term debt ratings are not less than A-1/P-1 and whose long-term debt ratings are not less than AA; or (iv) money market funds rated AAA/Aaa that invest primarily in United States Treasury instruments or instruments issued by agencies of the United States government. Without limiting the provisions of SECTION 10.2, (i) all such investments shall be at the risk of the Sellers and Chant, (ii) in no event shall the Buyer or any Buyer Indemnitee be responsible for the handling of the Adjustment Holdbacks by the Sellers’ Agent, and (iii) the Sellers and Chant acknowledge they shall not be relieved of their responsibility to pay the full amount of any amounts due to Buyer under SECTION 2.3 regardless of the performance of Sellers’ Agent or the availability of the Adjustment Holdbacks.

(c)    Indemnification Holdback. On the Termination Date, Buyer shall distribute to the Sellers, in accordance with their respective Pro Rata Shares, an amount (if any) equal to the Indemnification Holdback, minus (i) the amount of all indemnification and other payment claims for which Buyer was entitled to indemnification or payment under this Agreement as of such date, minus (ii) any Pending Claim Amounts that have not been resolved prior to such date, plus (iii) Applicable Interest upon the portion of the Indemnification Holdback then payable. Each Seller shall be paid his, her or its Pro Rata Share of any remaining Indemnification Holdback by Buyer promptly, but in no event later than ten Business Days following the Termination Date. Any portion of the Indemnification Holdback retained by Buyer with respect to a Pending Claim Amount (less any portion to which Buyer was entitled to indemnification or payment under this Agreement), plus Applicable Interest thereon, shall be paid to the Sellers in accordance with their respective Pro Rata Shares promptly, but in no event later than ten Business Days following the final disposition of such Pending Claim Amount. For the avoidance of doubt, Buyer is not required to segregate any monies from its general funds, to create any trust or to make any special deposits with respect to the Indemnification Holdback.

2.5.    Earn-Out.

(a)    Definitions.    For purposes of this Agreement, the following terms have the meanings below:

(i)    “Achievement Percentage” means, for any Earn-Out Period, the quotient of (A) Sales Revenue for such period divided by (B) the Performance Objective for such period, stated as a percentage.

(ii) “Annual Earn-Out Base Amount” means, for any Annual Earn-Out Period, (A) if the Achievement Percentage for such Earn-Out Period is equal to or greater than 90%, an amount equal to $1,666,666.66, (B) if the Achievement Percentage for such Earn-Out Period exceeds 80% but is less than 90%, an amount equal to (1) a fraction, the numerator of which is the amount by which Sales Revenue exceeded 80% of the Performance Objective for such Earn-Out Period and the denominator of which is 10% of the applicable Performance Objective, multiplied by (2) $1,666,666.66; or (C) if the Achievement Percentage for such Earn-Out Period is less than or equal to 80%, zero (no Earn-Out Payment shall be made for such Earn-Out Period).

(iii) “Annual Earn-Out Payment” means, (A) with respect to each of the first two Annual Earn-Out Periods, the Annual Earn-Out Base Amount for such Annual Earn-Out Period and (B) with respect to the third Annual Earn-Out Period, the sum of the Annual Earn-Out Base Amount for such third Annual Earn-Out Period and the Catch-Up Amount (if any).

(iv) “Annual Earn-Out Period” means each of the calendar years ending December 31, 2015, 2016 and 2017.

(v) “Catch-Up Amount” means the amount, if any, by which the Cumulative Calculation exceeds the sum of the three Annual Earn-Out Base Amounts.

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(vi) “Cumulative Calculation” means (A) if the Achievement Percentage for the Three-Year Earn-Out Period is equal to or greater than 90%, an amount equal to $5,000,000, (B) if the Achievement Percentage for the Three-Year Earn-Out Period exceeds 80% but is less than 90%, an amount equal to the product of $5,000,000 multiplied by a fraction, the numerator of which is the amount by which Sales Revenue exceeded 80% of the Performance Objective for the Three-Year Earn-Out Period and the denominator of which is 10% of the Performance Objective for the Three-Year Earn-Out Period; and (C) if the Achievement Percentage for the Three-Year Earn-Out Period is less than or equal to 80%, zero.

(vii) “Earn-Out Payments” means the Annual Earn-Out Payments and the Three-Year Earn-Out Payment.

(viii) “Earn-Out Period” means each of (A) the Annual Earn-Out Periods and (B) the Three Year Earn-Out Period.

(ix) “EBITDA Margin” means the percentage corresponding to a fraction, the numerator of which is EBITDA dollars (with the EBIT portion of EBITDA calculated consistently with the calculation of “EBIT” used for Buyer’s management incentive plan as in effect from time to time) on the Sales Revenue for the Three-Year Earn-Out Period and the denominator of which is the amount of Sales Revenue for the Three-Year Earn-Out Period. For the avoidance of doubt, the calculation of EBITDA Margin will include Integrated Revenue only if and to the extent that (and only for so long as) such Integrated Revenue is included in the Sales Revenue for the Three-Year Earn-Out Period.

(x)     “Performance Objective” means the Sales Revenue targets determined in accordance with SCHEDULE 2.5(a).

(xi)    “Sales Revenue” means, with respect to any Earn-Out Period, the sales revenue of Liberty Bell and G2S during such Earn-Out Period solely relating to the Business, net of returns, in each case calculated in accordance with Applicable GAAP and determined by Buyer on the basis of its audited financial statements; provided, that, the foregoing calculation shall (A) include net revenue of businesses or entities acquired by Liberty Bell or G2S after the Closing Date (each an “Post-Closing Acquired Business”) only if and to the extent that such net revenue is combined with the net revenue of Liberty Bell and G2S on the relevant financial statements such that Buyer determines it is not reasonably possible to segregate the revenue of Liberty Bell and G2S, on the one hand, from the net revenue of such acquired businesses or entities (“Integrated Revenue”), (B) exclude net revenue attributable to other businesses of Buyer and its Subsidiaries or any other Person, including other acquired businesses or entities and (C) exclude intercompany revenue (except that sales by Liberty Bell and G2S to Label and TransSupply, net of returns, will be included in the calculation of Sales Revenue). Sales Revenue shall be stated in U.S. dollars using the Applicable Exchange Rate for the relevant Earn-Out Period.

(xii)    “Three-Year Earn-Out Payment” means, for the Three-Year Earn-Out Period,

(A)    if the EBITDA Margin is equal to or greater than 6.25% and the Achievement Percentage for the Three-Year Earn-Out Period is equal to or greater than 120%, an amount equal to $5,000,000,

(B)    if the EBITDA Margin is equal to or greater than 6.25% and the Achievement Percentage for the Three-Year Earn-Out Period exceeds 115% but is less than 120%, an amount equal to $2,500,000 plus the product of $2,500,000 multiplied by a fraction, the numerator of which is the amount by which Sales Revenue for the Three-Year Earn-Out Period exceeded 115% of the Performance Objective for the Three-Year Earn-Out Period and the denominator of which is 5% of the applicable Performance Objective;

(C)    if the EBITDA Margin is equal to or greater than 6.25% and the Achievement Percentage for the Three-Year Earn-Out Period exceeds 110% but is less than or equal to 115%, an amount equal to $1,000,000 plus the product of $1,500,000 multiplied by a fraction, the numerator of which is the amount by which Sales Revenue for the Three -Year Earn-Out Period exceeded 110% of the Performance Objective for the Three-Year Earn-Out Period and the denominator of which is 5% of the applicable Performance Objective;

(D)    if the EBITDA Margin is equal to or greater than 6.25% and the Achievement Percentage for the Three-Year Earn-Out Period exceeds 105% but is less than or equal to 110%, an amount equal to the product of $1,000,000 multiplied by a fraction, the numerator of which is the amount by which Sales Revenue for the Three-Year Earn-Out Period exceeded 105% of the Performance Objective for the Three-Year Earn-Out Period and the denominator of which is 5% of the applicable Performance Objective; or

(E)    if the EBITDA Margin is less than 6.25%, or if the Achievement Percentage for the Three-Year Earn-Out Period is less than or equal to 105%, zero (no Earn-Out Payment shall be made for the Three-Year Earn-Out Period).

(xiii)    “Three-Year Earn-Out Period” means the three-year period ending December 31, 2017.

(b)    Earn-Out Schedules. Within 60 days following the end of each Earn-Out Period, Buyer shall prepare and deliver to Sellers’ Agent a schedule of the Sales Revenue, Performance Objective, Achievement Percentage and, with respect to the Three-Year

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Earn-Out Period only, the EBITDA Margin, Cumulative Calculation and Catch-Up Amount, for such Earn-Out Period (an “Earn-Out Schedule”), setting forth such calculations in reasonable detail and the resulting Earn-Out Payments for such Earn-Out Period. Within 30 days after delivery of an Earn-Out Schedule to Sellers’ Agent (during which period Buyer shall provide reasonable access to such working papers and information relating to the preparation of the Earn-Out Schedule as may be reasonably requested by Sellers’ Agent), Sellers’ Agent may dispute all or a portion of the Earn-Out Schedule by giving written notice (a “Earn-Out Objection Notice”) to Buyer setting forth in reasonable detail the basis for any such dispute; provided, however, with respect to the Three-Year Earn-Out Period, Sellers’ Agent may not dispute any portion of the Earn-Out Schedule relating to previously completed Earn-Out Periods which is consistent with the Earn-Out Schedule which has become conclusive, final and binding for such Earn-Out Period. Buyer and Sellers’ Agent shall promptly commence good faith negotiations with a view to resolving all such disputes. If Sellers’ Agent does not provide an Earn-Out Objection Notice to Buyer within such 30-day period, the Earn-Out Schedule in the form delivered by Buyer will be conclusive, final and binding. If Buyer and Sellers’ Agent do not resolve such dispute (as evidenced by a written agreement between them, in which case the Earn-Out Schedule as so agreed will be conclusive, final and binding) within 30 days following delivery of the Earn-Out Objection Notice, the dispute may be resolved in accordance with the provisions of SECTION 2.3(c), mutatis mutandis, and the Earn-Out Schedule as so resolved will be conclusive, final and binding.

(c)    Payment. Subject to SECTION 8.9, within five Business Days following the date the Earn-Out Schedule for an Earn-Out Period becomes conclusive, final and binding, the Buyer (on behalf of the Buyer Acquisition Entities) shall pay or cause to be paid the Earn-Out Payment, if any, for such Earn-Out Period to Sellers in accordance with SECTION 2.1(e). Of each Earn-Out Payment, (i) 27.24% shall be allocated to the Canadian Purchase Price (the “Canadian Earn-Out Payments”) and (ii) 72.76% shall be allocated directly to the U.S. Purchase Price (the “U.S. Earn-Out Payments”). For avoidance of doubt, the Earn-Out Payments will not exceed $10 million in the aggregate.

(d)    Operation of Business.  Buyer shall not take any action the sole purpose of which is to frustrate the ability of the Sellers to receive the Earn-Out Payments as contemplated by this SECTION 2.5. Buyer will have the right to operate the business of the Acquired Companies as it chooses, in its sole discretion. Notwithstanding anything to the contrary herein, Buyer is not under any obligation to provide any specific level of investment or financial assistance to any Acquired Company or to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of any Acquired Company and may acquire, create, own or operate other businesses (including similar businesses) and none of such actions or inactions shall be deemed to be taken for the purpose of frustrating the ability of Sellers to receive the Earn-Out Payments. Buyer is not representing or warranting that any specific level of Sales Revenue or EBITDA Margin will be achieved nor will Sellers’ Agent, Sellers or any of their Affiliates have any claims against Buyer, any Buyer Acquisition Entity, any Acquired Company or any of their Affiliate arising from the failure to meet for any reason any specific level of Sales Revenue or EBITDA Margin.

(e)    Nature of Earn-Out.  The right to receive any Earn-Out Payment is an integral part of the U.S. Purchase Price and the Canadian Purchase Price. The right to receive any Earn-Out Payment does not represent an equity or ownership interest in Buyer or any Acquired Company, does not entitle the holder thereof to any rights (including voting, dividend or other rights) other than the right to receive any Earn-Out Payment as expressly set forth in this SECTION 2.5, and is not a “security” within the meaning of the Securities Act or any other securities laws. The right to receive any Earn-Out Payment will not be represented by any form of certificate or instrument and is not assignable or transferable, except by operation of law. For the avoidance of doubt, Buyer is not required to segregate any monies from its general funds to create any trust or to make any special deposits with respect to any Earn-Out Payment.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered section of the disclosure schedules attached hereto (the “Disclosure Schedules”), each of the Sellers individually and not jointly represents and warrants to Buyer and the other Buyer Acquisition Entities that:

3.1.    Authorization of Transactions.  Such Seller has the legal capacity (if a natural person) or full power and authority, as applicable, to execute and deliver this Agreement and any agreement contemplated hereunder (the “Ancillary Agreements”) and to perform his, her or its obligations under this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of such Seller, enforceable in accordance with their respective terms and conditions, subject to the Enforcement Limitations.

3.2.    No Notice or Approval.  Except as set forth on Disclosure Schedule 3.2, neither such Seller nor any of its Affiliates needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Transactions”).

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3.3.    Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which such Seller is subject, (b) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice or consent under any material Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets are subject or (c) result in the imposition or creation of an Encumbrance upon or with respect to any of the Interests.

3.4.    Claims and Proceedings.  There is no pending or, to the Knowledge of such Seller, threatened Legal Action by or before any Governmental Authority against or relating to such Seller or any of its Affiliates to restrain or prevent the carrying out of the Transactions or that would prevent the purchase and sale of the Interests or reasonably be expected to result in a Material Adverse Effect.

3.5.    Brokers’ Fees.  Neither such Seller nor any of its Affiliates has any Liability to pay any fees, expenses or commissions to any broker, finder or agent with respect to the Transactions. None of the Acquired Companies, their Subsidiaries and Affiliates or Buyer and its Affiliates have or will have any such Liability based upon arrangements made by or on behalf of such Seller or its Affiliates.

3.6.    Interests.  Except as set forth on Disclosure Schedule 3.6, such Seller holds of record and owns beneficially such Seller’s Interests as listed on Schedule A, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state or provincial securities laws), Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Except as set forth on Disclosure Schedule 3.6, neither such Seller nor any of its Affiliates is party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any equity interest of the Acquired Companies. Except as set forth on Disclosure Schedule 3.6, such Seller is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interest of the Acquired Companies.

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THE ACQUIRED COMPANIES

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, and in the case of Chantco, only with respect to G2S and subject to Section 8.3(d), Sellers represent and warrant to Buyer and the other Buyer Acquisition Entities that:

4.1.    Organization, Qualification, and Corporate Power.

(a)    Liberty Bell is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the Commonwealth of Pennsylvania. G2S is an unlimited liability corporation duly organized, validly existing and in good standing under the Applicable Laws of the Province of Alberta. Label is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Missouri. TransSupply is a limited partnership duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware. XLC is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Missouri. Each of the Acquired Companies is duly authorized to conduct business and is in good standing under the Applicable Laws in effect at the Closing, of each jurisdiction where such qualification is required, and each such jurisdiction is listed on Disclosure Schedule 4.1(a). Disclosure Schedule 4.1(a) also sets forth each trade or fictitious name under which any Acquired Company has done business since August 1, 2011 (and for each such trade or fictitious name, whether or not it constitutes Registered IP). Each Acquired Company has the corporate power and authority to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Sellers have delivered to Buyer correct and complete copies of the Charter Documents (as amended to date), the minute books (containing the records of meetings of the shareholders or partners, the board of directors (or similar governing body) and any committees thereof), the stock certificate books and the stock record books or partnership interest ledgers for each Acquired Company. None of the Acquired Companies is in default under or in violation of any provision of its Charter Documents.

(b)    Disclosure Schedule 4.1(b) is a correct and complete list of the directors and officers of each Acquired Company.

4.2.    Capitalization.

(a)    The entire authorized capital stock of Liberty Bell consists of 5,000 Liberty Bell Shares, consisting of up to 250 Liberty Bell Voting Shares and up to 4,750 Liberty Bell Non-Voting Shares, of which 3,125 Liberty Bell Shares are currently issued and outstanding, consisting of 111 Liberty Bell Voting Shares and 3,014 Liberty Bell Non-Voting Shares and shares of common stock.

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(b)    The entire authorized capital stock of G2S consists of an unlimited number of G2S Class A Shares and an unlimited number of G2S Class B Shares, of which 100 G2S Class A Shares and no G2S Class B Shares are currently issued and outstanding.

(c)    The entire authorized capital stock of Label consists of 10,000 Label Shares, 2,000 Label Shares are currently issued and outstanding.

(d)    The entire capitalization of TransSupply consists of the undifferentiated TransSupply Interests held by Sellers (as general partner or limited partner) as indicated on Schedule A.

(e)    The entire capitalization of XLC consists of the undifferentiated XLC Interests held by Sellers as indicated on Schedule A.

(f)    All of the issued and outstanding Interests have been duly authorized, are validly issued, fully paid, and non-assessable. No equity interest in any Acquired Company was issued in violation of its Charter Documents or any pre-emptive (or other similar right) of any Person. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any Acquired Company to issue, sell or otherwise cause to become outstanding any of its equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company. Except as set forth on Disclosure Schedule 4.2(e), there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the equity interests of any Acquired Company. None of the Interests are held in treasury of the applicable Acquired Company.

(g)    No Person, other than Sellers (and, solely with respect to the Nevadaco Shares as of the date hereof but not as of the Closing, Nevadaco), owns any equity interest of any Acquired Company. At the Closing, the Buyer Acquisition Entities will acquire all of the Interests, representing the entire equity ownership of the Acquired Companies, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state or provincial securities laws), Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.

4.3.    Subsidiaries.

(a)    Disclosure Schedule 4.3(a) sets forth the names and jurisdictions of incorporation of each Subsidiary of any Acquired Company and each other Person in which any of the Acquired Companies or their Subsidiaries directly or indirectly owns any equity interest, any trade or fictitious names under which each Subsidiary has done business since August 1, 2011 (and for each such trade or fictitious name, whether or not it constitutes Registered IP), and the jurisdictions in which each Subsidiary is qualified to do business. Except as set forth on Disclosure Schedule 4.3(a), each such Subsidiary is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of its jurisdiction of incorporation, has the corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business in all jurisdictions where such qualification is required. Without limiting the foregoing, Liberty Bell does not (i) own or lease real property, employ any Persons or otherwise carry on its business in any of the States of Ohio or Maryland (ii) employ any Persons in Missouri. Other than such Subsidiaries and other Persons listed on Disclosure Schedule 4.3(a), none of the Acquired Companies or their Subsidiaries, directly or indirectly, own any stock or other equity interest in, have any agreement to purchase any stock or other equity interest in, or control any entity.

(b)    Disclosure Schedule 4.3(b) lists the authorized and outstanding equity interests for each of the Acquired Companies’ Subsidiaries, and the number of shares of each authorized class of capital stock (or the amount of other equity interests) of each Subsidiary that are owned by the Acquired Companies or their Subsidiaries. All of the issued and outstanding equity interests of each such Subsidiary have been duly authorized, and are validly issued, fully paid, and non-assessable, and no equity interest in any such Subsidiary was issued in violation of the Charter Documents of such Subsidiary or any pre-emptive (or other similar right) of any Person, and except for the G2S Shares owned by Chantco (which will be acquired by the applicable Buyer Acquisition Entity pursuant to this Agreement), are held of record and owned beneficially by the applicable Acquired Company or Subsidiary listed on Disclosure Schedule 4.3(b), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state or provincial securities laws), Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require such Subsidiary to issue, sell or otherwise cause to become outstanding any of its equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to such Subsidiary.

(c)    Disclosure Schedule 4.3(c) is a correct and complete list of the directors and officers of each Subsidiary of the Acquired Companies.

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(d)    To the extent applicable, and except to the extent provided to the contrary in this Article 4 or in the Disclosure Schedules hereto, each of the representations and warranties in this Article 4 is true and correct with respect to of the Acquired Companies’ Subsidiaries as if such Subsidiary were substituted for the Acquired Companies in each such instance.

4.4.    Non-contravention; Notices and Consents.  Except as set forth on Disclosure Schedule 4.4, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which any Acquired Company is subject, (b) violate any provision of the Charter Documents of any Acquired Company, or (c) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or assess any penalty or charge any additional fees under, or require any notice or consent under, any Contract to which any Acquired Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets). Except for the approvals required under the HSR Act and any Non-US Competition Law, no Acquired Company needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Authority in order for the Parties to consummate the Transactions.

4.5.    Brokers’ Fees.  The Acquired Companies have no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions. None of the Acquired Companies, their Subsidiaries or Affiliates or Buyer or its Affiliates has or will have any such Liability based upon arrangements made by or on behalf of any of the Acquired Companies or their Affiliates.

4.6.    Certain Assets.  Each Acquired Company has good and marketable title to, or (if such leasehold interest is disclosed in DISCLOSURE SCHEDULE 4.13(b)) a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on its Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements, for cash distributed since the date of the Most Recent Financial Statements or as set forth on DISCLOSURE SCHEDULE 4.6(a). All of the tangible assets necessary for the conduct of the Business have been maintained in accordance with normal applicable industry practice, are in good operating condition and repair (except normal wear and tear) and are suitable and sufficient for the purposes for which they are presently used. The applicable Acquired Company has exclusive possession and control of each such asset. DISCLOSURE SCHEDULE 4.6(b) sets forth a complete and accurate list and a brief description of all personal property owned or leased by any Acquired Company, other than Inventory, with an individual value of $50,000 or greater.

4.7.    Inventory.

(a)    Sellers have delivered to Buyer true, correct and complete lists of all inventories of each Acquired Company as of its Most Recent Fiscal Month End (the “Inventory”), except that such list of Inventories does not include packaging or marketing materials. Disclosure Schedule 4.7(a) sets forth true, correct and complete lists of all inventories of each Acquired Company as of its Most Recent Fiscal Month End (the “Inventory”), except that such list of Inventories does not include packaging or marketing materials, including for each stock keeping unit included on such schedule, (i) the total quantity of such stock keeping unit in the Inventory as of such date, (ii) the extended cost (quantity multiplied by average cost) of such stock keeping unit, and (iii) the last sale date of each stock keeping unit.

(b)    Except as set forth on Disclosure Schedule 4.7(b), with respect to the Inventory, (i) all of such Inventory is merchantable and fit for the purpose for which it was procured or produced, (ii) all of such Inventory is fairly reflected in all material respects in the inventory accounts on the balance sheet included in the Most Recent Financial Statements, in accordance with Applicable GAAP and including all appropriate reserves, (iii) all of such Inventory (other than written-off inventory, except to the extent of reserves for inventory shown on the face of the Most Recent Financial Statements, rather than any notes thereto), consists of a quality and quantity usable and salable in its Ordinary Course of Business and was acquired by the applicable Acquired Company in the Ordinary Course of Business, (iv) none of such Inventory is (A) non-sellable in the Ordinary Course of Business or non-returnable to the applicable suppliers or vendors for credit, (B) obsolete or (C) materially damaged or defective, (v) all of such Inventory not written off has been priced at its average cost by warehouse, except in each case subject to the reserve for inventory write-down shown on the face of the Most Recent Financial Statements (rather than in any notes thereto), (vi) none of such Inventory is on assignment or consignment, (vii) all Inventories are located at one of the Acquired Companies’ warehouse facilities, (viii) the reserves for Inventory reflected on each balance sheet included in the Financial Statements are adequate and (ix) actual write-offs of Inventory have not exceeded the amount of the Inventory reserve at any time during the last three years.

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4.8.    Financial Statements; Financial Records.

(a)    Attached hereto as Disclosure Schedule 4.8 are the following financial statements:

(i)    with respect to Liberty Bell and its Subsidiaries: (A) consolidated audited balance sheets, statements of operations, statements of changes in stockholders’ equity and statements of cash flows, and the notes, schedules and supplementary information thereto, as of and for the fiscal years ended October 25, 2013 (the “Liberty Bell Most Recent Fiscal Year End”) and October 25, 2012 (the “Liberty Bell Audited Financial Statements”); and (B) a consolidated, management prepared, unaudited balance sheet and statement of operations, as of and for the nine months ended July 25, 2014 (the “Liberty Bell Most Recent Fiscal Month End”) (the “Liberty Bell Most Recent Financial Statements” and together with the Liberty Bell Audited Financial Statements, the “Liberty Bell Financial Statements”);

(ii)    with respect to G2S: (A) an audited balance sheet, statement of income and retained earnings and statement of cash flows, and the notes, schedules and supplementary information thereto, as of and for the fiscal year ended October 31, 2013, stated in both U.S. dollars and Canadian dollars (the “G2S Most Recent Fiscal Year End”) and October 31, 2012 (the “G2S Audited Financial Statements”); and (B) a management prepared, unaudited balance sheet and statement of operations as of and for the nine months ended July 27, 2014 (the “G2S Most Recent Fiscal Month End”) (the “G2S Most Recent Financial Statements” and together with the G2S Audited Financial Statements, the “G2S Financial Statements”); and

(iii)    with respect to Label: (A) a management prepared, unaudited balance sheet, statement of operations, statement of changes in stockholders’ equity and statement of cash flows as of and for the twelve months ended December 31, 2013 (the “Label Most Recent Fiscal Year End”) (the “Label Annual Financial Statements”); and (B) a management prepared, unaudited balance sheet and statement of operations as of and for the seven months ended July 31, 2014 (the “Label Most Recent Fiscal Month End”) (the “Label Most Recent Financial Statements” and together with the Label Annual Financial Statements, the “Label Financial Statements”).

(iv)    with respect to TransSupply: (A) a management prepared, unaudited balance sheet, statement of operations, statement of changes in stockholders’ equity and statement of cash flows as of and for the twelve months ended December 31, 2013 (the “TransSupply Most Recent Fiscal Year End”) (the “TransSupply Annual Financial Statements”); and (B) a management prepared, unaudited balance sheet and statement of operations as of and for the seven months ended July 31, 2014 (the “TransSupply Most Recent Fiscal Month End”) (the “TransSupply Most Recent Financial Statements” and together with the TransSupply Annual Financial Statements, the “TransSupply Financial Statements”).

The Liberty Bell Financial Statements, the G2S Financial Statements, the Label Financial Statements and the TransSupply Financial Statements are collectively referred to as the “Financial Statements.” The Liberty Bell Most Recent Financial Statements, the G2S Most Recent Financial Statements, the Label Financial Statements and the TransSupply Most Recent Financial Statements are collectively referred to as the “Most Recent Financial Statements.” The Liberty Bell Most Recent Fiscal Year End, the G2S Most Recent Fiscal Year End, the Label Most Recent Fiscal Year End and the TransSupply Most Recent Fiscal Year End are collectively referred to as the “Most Recent Fiscal Year Ends.” The Liberty Bell Most Recent Fiscal Month End, the G2S Most Recent Fiscal Month End, the Label Most Recent Fiscal Year Month and the TransSupply Most Recent Fiscal Month End are collectively referred to as the “Most Recent Fiscal Month Ends.”

(b)    The Financial Statements (i) except for the Label Financial Statements and the TransSupply Financial Statements, have been prepared in accordance with Applicable GAAP throughout the periods covered thereby, and (ii) present fairly, in all material respects, the financial condition of the applicable Acquired Company as of such dates and the results of operations of the applicable Acquired Company for such periods; provided, however, that the Most Recent Financial Statements lack the footnotes and other presentation items required to comply with Applicable GAAP and in each case are subject to normal year-end adjustments (which will not be material individually or in the aggregate). The Label Financial Statements and the TransSupply Financial Statements accurately report revenue, expenses, income, net income, assets, liabilities and owners’ equity (as those terms are defined under U.S. generally accepted accounting principles) in all material respects.

(c)    Each Acquired Company has established and maintains, adheres to and enforces a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Applicable GAAP. Neither the Acquired Companies (including any employee of the Acquired Companies) nor any Acquired Company’s independent accountants has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Acquired Company, (ii) any fraud, whether or not material, that involves any Acquired Company’s management or other employees of the any Acquired Company who have a role in the preparation of financial statements or the internal accounting controls utilized by any Acquired Company or (iii) any claim or allegation regarding any of the foregoing. The financial records of each Acquired Company, all of which Sellers have made available

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to Buyer, are true, correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

4.9.    Events Subsequent to Most Recent Fiscal Year End.  Since the earliest Most Recent Fiscal Year End, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing (and except as disclosed in the corresponding subsection of Disclosure Schedule 4.9), since the Most Recent Fiscal Year End of each Acquired Company:

(a)    such Acquired Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for Fair Consideration in the Ordinary Course of Business;

(b)    such Acquired Company has not entered into any Contract (or series of related Contracts) other than for Fair Consideration in the Ordinary Course of Business;

(c)    no party (including such Acquired Company) has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than $50,000 to which such Acquired Company is a party or by which it is bound, other than in connection with the completion or expiration of any such Contract in the Ordinary Course of Business;

(d)    such Acquired Company has not imposed, permitted or granted any Encumbrances upon any of its assets, tangible or intangible, other than Permitted Encumbrances;

(e)    such Acquired Company has not made any capital expenditure (or series of related capital expenditures) other than for Fair Consideration in the Ordinary Course of Business;

(f)    such Acquired Company has not made any capital investment in, any loan to or any acquisition of the securities of, any other Person (or series of related capital investments, loans, and acquisitions), nor has such Acquired Company made any acquisition (or series of related acquisitions) of the assets of any other Person, other than the purchase of assets for Fair Consideration in the Ordinary Course of Business;

(g)    such Acquired Company has not issued any note, bond or other debt security or entered into, created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h)    such Acquired Company has not delayed or postponed the payment of accounts payable and other Liabilities owed by such Acquired Company outside the Ordinary Course of Business;

(i)     such Acquired Company has not delayed or postponed the payment of any accounts and notes receivable or other Liabilities payable to such Acquired Company outside the Ordinary Course of Business;

(j)    such Acquired Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(k)    such Acquired Company has not transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property, except pursuant to any Material Contract;

(l)    there has been no change made or authorized in the Charter Documents of such Acquired Company;

(m)    such Acquired Company has not issued, sold or otherwise disposed of any of its equity interests or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(n)    such Acquired Company has not declared, set aside or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind), except for Tax Distributions, or redeemed, purchased or otherwise acquired any of its equity interests;

(o)    such Acquired Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(p)    such Acquired Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

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(q)    such Acquired Company has not entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(r)    such Acquired Company has not granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

(s)    except as required by Section 6.12, such Acquired Company has not adopted, amended, modified (except for amendments or modifications made in the Ordinary Course of Business in connection with annual renewals of Employee Benefit Plans, as applicable), or terminated any bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(t)    such Acquired Company has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(u)    such Acquired Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(v)    such Acquired Company has not discharged a material Liability or Encumbrance outside the Ordinary Course of Business;

(w)    such Acquired Company has not made any loans or advances of money, other than in the Ordinary Course of Business;

(x)    such Acquired Company has not disclosed any material Confidential Information, except pursuant to non-disclosure agreements or in the Ordinary Course of Business;

(y)    there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving such Acquired Company; and

(z)    such Acquired Company has not committed to any of the foregoing.

4.10.    Undisclosed Liabilities.  The Acquired Companies have no Liability, except for Liabilities fully reflected in the applicable Most Recent Financial Statements or arising in the Ordinary Course of Business since the date of the applicable Most Recent Financial Statements.

4.11.    Legal Compliance.

(a)    The Acquired Companies have been for the past five years, and are currently, operated in compliance in all material respects with all Applicable Laws. No written notice or written inquiry has been received by Sellers or the Acquired Companies from any Governmental Authority alleging that, or indicating that an investigation has commenced regarding whether, any Acquired Company is not, or was not, in compliance with any Applicable Law, the reason for which has not been fully resolved without any Liability. Except as set forth on Disclosure Schedule 4.11(a), the Acquired Companies possess, and are in compliance in all material respects with, each material permit, license, franchise, or other authorization or approval of a Governmental Authority necessary for the Acquired Companies to own, operate and use their respective assets and conduct the Business (the “Permits”). The Acquired Companies have delivered to Buyer a true, correct and complete copies of the Permits, and the Permits are listed in Disclosure Schedule 4.11(a).

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(b)     Each Acquired Company, and each officer, director, employee, agent or other Person acting on behalf of each Acquired Company, has at all times acted in a manner such that each Acquired Company (i) is not party to any agreement requiring it to participate in, or cooperate with, the Arab League boycott of Israel, including any agreement to provide boycott-related information, or to refuse to do any business with any Person for boycott-related reasons; (ii) has not been a party to any agreements or engaged in any transactions involving parties, destinations, or activities that were subject to sanctions, embargoes, or other statutory or regulatory prohibitions under Applicable Laws; and (iii) has (1) obtained, and properly followed the provisions of, all required export-related (including but not limited to export, re-export, and transfer) licenses (which licenses are set forth on Disclosure Schedule 4.11(b)), and (2) properly used and documented any applicable license exceptions required by Applicable Law. Further, and without limiting the generality of the foregoing:

(i)    No Acquired Company has directly or indirectly sold or solicited any products to any entity or enterprise located in those countries that are identified in Part 746 (Embargoes and Other Special Controls) of the U.S. Export Administration Regulations, in the Sanctions Program of the U.S. Department of Commerce, by the U.S. Foreign Assets Control Regulations, or on the U.S. Department of State Defense Trade Controls Embargo Reference Chart;

(ii)    None of the products manufactured, designed or sold by the Acquired Companies are (A) controlled under or subject to the International Traffic in Arms Regulations or (B) on the Commerce Control List maintained by the U.S. Department of Commerce pursuant to the Export Administration Regulations; and

(iii)    Each Acquired Company has been, for the past five years, and is currently, in compliance with all U.S. and foreign customs and import laws and regulations, and has paid all fees, duties, levies and other amounts required to be paid pursuant thereto.

(c)    To the Knowledge of the Sellers, none of the products manufactured, designed or sold by the Acquired Companies contain “conflict minerals” as that term is defined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 13(p) of the Securities and Exchange Act of 1934, as amended, and Form SD.

4.12.    Tax Matters.

(a)    Each Acquired Company has filed timely all Tax Returns required to be filed under Applicable Laws in effect at or prior to the Closing. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by any Acquired Company (whether or not shown on any Tax Return) have been paid. Except as set forth on Disclosure Schedule 4.12(a), no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of any Acquired Company.

(b)    Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)    Except as set forth on Disclosure Schedule 4.12(c), no foreign, federal, state, provincial, municipal or local tax audits or administrative or judicial Tax proceedings or transfer pricing adjustments or inquiries are being conducted with respect to any Acquired Company. No Acquired Company has received from any foreign, federal, state, provincial, municipal or local taxing authority (including jurisdictions where an Acquired Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or a transfer pricing inquiry or proceeding, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against any Acquired Company. Disclosure Schedule 4.12(c) lists all federal, state, provincial, municipal, local, and foreign income Tax Returns filed with respect to each Acquired Company for taxable periods ended on or after December 31, 2010, indicates those Tax Returns that have been assessed, reassessed or audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered or made available to Buyer correct and complete copies of all federal, state, provincial, municipal, local and foreign income Tax Returns, assessments, reassessments, examination or audit reports, and statements of deficiencies assessed against or agreed to by any Acquired Company filed or received since December 31, 2010, or for any year in which the statute of limitations remains open, whether by waiver, agreement or otherwise.

(d)    No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Acquired Company has issued any power of attorney (or any such equivalent) with respect to Taxes.

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(e)    No Acquired Company is a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Tax Code Section 280G (or any corresponding provision of state, provincial, municipal, local or foreign Tax law) as a result of the consummation of the Transactions. No Acquired Company has been a United States real property holding corporation within the meaning of Tax Code Section 897(c)(2) during the applicable period specified in Tax Code Section 897(c)(1)(A)(ii). Each Acquired Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Tax Code Section 6662. No Acquired Company is a party to or bound by any Tax allocation or sharing agreement. No Acquired Company (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than the group composed of the Acquired Companies and their Subsidiaries or (B) has Liability for the Taxes of any Person (other than its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, provincial, municipal, local or foreign law), as a transferee or successor, by Contract or otherwise.

(f)     The unpaid Taxes of each Acquired Company did not, as of the Most Recent Fiscal Month End of such Acquired Company, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Acquired Company’s Most Recent Balance Sheet (rather than in any notes thereto). Since the date of the applicable Most Recent Balance Sheet, no Acquired Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in Applicable GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(g)     No Acquired Company will be required to include any item of income in or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)     “closing agreement” as described in Tax Code Section 7121 (or any corresponding or similar provision of state, provincial, municipal, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)     intercompany transaction or excess loss account described in Treasury Regulations under Tax Code Section 1502 (or any corresponding or similar provision of state, provincial, municipal, local, or non-U.S. income Tax law);

(iv)     installment sale or open transaction disposition made on or prior to the Closing Date;

(v)     prepaid amount received on or prior to the Closing Date; or

(vi)     election pursuant to Tax Code Section 108(i).

(h)     No Acquired Company has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Tax Code Section 355 or Tax Code Section 361.

(i)     Since the date of the applicable Most Recent Financial Statements, no Acquired Company has made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(j)     No Acquired Company is currently, or has previously been, a party to any ‘‘reportable transaction,’’ as defined in Tax Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(k)      Each Acquired Company is duly and properly registered in each country or territory where required for value added tax, goods and services taxes, Quebec sales tax and any other equivalent local or regional Taxes for which registration is required, and each Acquired Company has timely and accurately complied at all times with the Applicable Laws governing such registrations. The books and records of each applicable Acquired Company fairly and correctly set out and disclose, in all material respects, all liabilities and unclaimed input Tax credits under the ETA for purposes of the goods and services or harmonized sales tax and any unclaimed credits or refunds under An Act respecting the Québec sales tax.

(l)     No Acquired Company is or has been treated as resident in or having permanent establishment (including by or through employees, independent contractors or other service or representative relationship or by or through any facilities or places of business available to any Acquired Company or any of its employees or contractors) in any jurisdiction other than the United States (in the case of each Acquired Company other than G2S) or the Canadian provinces of Quebec, Ontario and Alberta (in the case of G2S).

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(m)     No Acquired Company is a “controlled foreign corporation” as defined in Tax Code Section 957 or a “passive foreign investment company” as defined in Tax Code Section 1297.

(n)     Each Acquired Company has filed all required Forms TD F 90-22.1 and FinCEN 114.

(o)      Each of Liberty Bell, Label and XLC has been a validly electing S corporation within the meaning of Tax Code Sections 1361 and 1362 at all times during its existence. Each of Liberty Bell, Label and XLC has made valid elections to be Taxed in a comparable fashion under comparable state, provincial, municipal, local or foreign Tax law, for the Taxable periods and in the Taxing jurisdictions listed in Disclosure Schedule 4.12(o). Disclosure Schedule 4.12(o) also lists any Subsidiary of Liberty Bell, Label or XLC that is a “qualified subchapter S subsidiary” within the meaning of Tax Code Section 1361(b)(3)(B), and each Subsidiary so listed has been such a qualified subchapter S subsidiary at all times since the corresponding date listed in Disclosure Schedule 4.12(o).

(p)     Neither Liberty Bell, Label nor XLC has incurred or become liable for the payment of any Tax under Tax Code Section 1374 (including relating to “built-in gain”) and neither Liberty Bell, Label nor XLC will incur or become liable for such Tax by reason of any Transaction. None of Liberty Bell, Label, XLC or their qualified subchapter S subsidiaries has (1) acquired assets from any other corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) of the transferor or (2) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(q)     No material amount of assets or properties of any Acquired Company is escheatable to any Governmental Authority under any Applicable Law, including uncashed checks to vendors, customers, or employees, non-refunded over payments, credits, unused gift certificates or unused prepaid accounts.

(r)     The G2S Shares are not “Taxable Canadian Property” for the purposes of the ITA or “Quebec Taxable Property” for the purposes of the QTA.

(s)     There are no circumstances existing which could result in the application of either sections 78 to 80.04 of the ITA or equivalent provisions of the ITA.

(t)     For all transactions between G2S and any non-resident person with whom it was not dealing at Arm’s Length, G2S has made or obtained records or documents that meet the transfer pricing requirements of paragraphs 247(4) of the ITA or equivalent provisions of the ITA.

(u)     Except as disclosed in DISCLOSURE SCHEDULE 4.6(b) and to the Knowledge of the Sellers, G2S has not acquired property or services from or disposed of property or provided services to, a person with whom it does not deal at Arm’s Length for an amount that is other than the fair market value of such property or services and has not been deemed to have done so under the ITA.

4.13.    Real Property.

(a)     No Acquired Company owns any real property or any interest in any real property.

(b)      DISCLOSURE SCHEDULE 4.13(b) sets forth a complete list of all real property and interests in real property leased or occupied by the Acquired Companies, or which any Acquired Company has the right to occupy, now or in the future (each such lease or agreement to occupy real property being hereinafter referred to as a “Lease,” and the real properties specified in such Leases being referred to hereinafter as the “Leased Real Property”). The Acquired Companies have delivered to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as disclosed in DISCLOSURE SCHEDULE 4.13(b) or expressly on the face of the Leases provided to Buyer, with respect to each Lease:

(i)     such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforcement Limitations;

(ii)     the Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)     the possession and quiet enjoyment by the applicable Acquired Company of the Leased Real Property under such Lease has not been disturbed, and there are no outstanding material disputes with respect to such Lease;

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(iv)     None of the Acquired Companies is in breach of or default under such Lease, nor to the Knowledge of Sellers is any other party to the Lease in breach of or default under such Lease. To Sellers’ Knowledge no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)     no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)     the Acquired Companies do not owe any brokerage commissions or finder’s fees with respect to such Lease;

(vii)     the Acquired Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(viii)     the Acquired Companies have not collaterally assigned or granted any other Encumbrance, other than a Permitted Encumbrance, in such Lease or any interest therein;

(ix)    (A) except as set forth on Disclosure Schedule 4.13(b)(ix), no Acquired Company has ever given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Lease, affect any right or obligation under any Lease or otherwise be binding upon any Acquired Company’s position under any Real Property Lease; (B) no Acquired Company has contested since January 1, 2011, and no Acquired Company is currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Lease; (C) there is no purchase option, right of first refusal, first option or other right held by any Acquired Company with respect to, or any real estate or building affected by, any Lease that is not contained within such Lease; and (D) no Acquired Company has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Lease or to purchase the real property subject to any Lease; and

(x)     there are no Encumbrances on the estate or interest created by such Lease, other than Permitted Encumbrances.

(c)     The Leased Real Property constitutes all of the real property used by the Acquired Companies in connection with or otherwise necessary for the Acquired Companies’ operation of the Business; and no Acquired Company is a party to any agreement or option to purchase any real property or interest therein other than as may be set forth in the Leases. Except as set forth in Disclosure Schedule 4.13(c), and except for the Leased Real Property, no Acquired Company currently owns, leases or occupies any other real property or improvements or has ever owned any other real property or improvements.

(d)     All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the “Improvements”) are in good condition and repair (except for ordinary wear and tear and routine maintenance, repairs and replacements) and sufficient for the operation of the Business as currently conducted. To the Knowledge of Sellers, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that in either case materially interfere with respect to the use or occupancy of the applicable Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(e)     The Leased Real Property has been maintained in accordance with the terms and conditions of each applicable Lease. Except in each case for the removal of warehouse shelving and sprinkler systems and for the Punchlist Items, no improvements or alternations have been made to the Leased Real Property that will be required to be removed or otherwise remedied at the end of the term of the applicable Lease, and, based on the current condition of the Leased Real Property, the Acquired Companies will not be required under any Lease to perform any improvement, restoration, repair or replacement at any Leased Real Property at the end of the term of the applicable Lease.

(f)     There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of Sellers, threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Sellers, threatened, relating to the Acquired Companies’ ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business as currently conducted thereon. No Acquired Company is a party to any development or other Contract that limits the ability to protest any real property Tax, fix any minimum real estate Tax or require any continued business operation with respect to any Leased Real Property.

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(g)     To the Knowledge of the Sellers, the Leased Real Property, and the current use and occupancy thereof by the Acquired Companies, is in compliance with all Real Property Laws, without reliance on any “permitted non-conforming use” or other similar variance, exemption or approval from any Governmental Authority. No Acquired Company has received any written notice of violation of any Real Property Law.

(h)     Except as set forth on Disclosure Schedule 4.13(h), the Acquired Companies have not received written or, to the Knowledge of Sellers, oral notice from any insurer that such insurer will require any alteration to any Leased Real Property for continuance of a policy insuring any Leased Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

(i)     With respect to Leased Real Property owned by Sellers or their Affiliates, and, to the Knowledge of Sellers, with respect to Leased Real Property not owned by Sellers or their Affiliates, none of the Improvements encroach on any land that is not included in such Leased Real Property or on any easement affecting such Leased Real Property, or violates any building lines or set back lines, and there are no encroachments onto such Leased Real Property, or any portion thereof, that would interfere with the use or occupancy of such Leased Real Property or the continued operation of the Business as currently conducted thereon.

4.14.     Intellectual Property and Computer Systems.

(a)     Disclosure Schedule 4.14(a) lists all Registered IP owned by the Acquired Companies, including the legal entity owning such Intellectual Property, and all applications for any such registration. All such Registered IP is (i) in compliance with all Applicable Laws; and (ii) valid and enforceable. All filing, examination, maintenance and renewal fees, proofs of working or use, post-registration filing of affidavits of use, and incontestability and renewal applications necessary to preserve the Acquired Companies’ rights in the Registered IP have been made, and no such fees, proofs, filings or applications are or will be due within 90 days after the Closing Date. To Sellers’ Knowledge, there are no pending or threatened actions by third parties challenging the validity or enforceability of, or contesting any Acquired Company’s rights with respect to any such Registered IP. During the last three (3) years, no Acquired Company has received any written notice or claim challenging the validity or enforceability of any such Registered IP.

(b)     Each Acquired Company owns (free and clear of all Encumbrances, other than any Permitted Encumbrances), or has the right to use without payment of any royalty, license fee or similar fee (other than in the Ordinary Course of Business pursuant to a Contract listed in Disclosure Schedule 4.15(a)), the Intellectual Property used by it in the operation of the Business.

(c)     No Acquired Company has received any written or oral charge, complaint, claim, demand or notice since January 1, 2007, alleging that any use, sale or offer to sell any good or service of any Acquired Company interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that any Acquired Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person; and

(d)     No Acquired Company is interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to Sellers’ Knowledge, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Acquired Companies.

(e)     Disclosure Schedule 4.14(e) sets forth all material Computer Systems used by the Acquired Companies and identifies the owner or licensor of each material Computer System and the applicable Contract. Each Acquired Company has taken all actions which a reasonably prudent person in the business of the Acquired Companies would take to protect the security and data integrity of its and its customers’ data. Except as set forth on Disclosure Schedule 4.14(e), no Acquired Company has experienced any interruptions, errors, data losses, data integrity problems, hacking attempts, security breaches or other problems related to any Computer System used in the Business which has had or may reasonably be expected to have an adverse effect on any Acquired Company in any material respect.

(f)     Each Acquired Company and the operation of the Business have complied and currently comply with (i) any privacy statement of the such Acquired Company applicable to any given set of personally identifiable information collected by the Acquired Companies and (ii) with all Applicable Laws regarding the collection, retention, use and disclosure of personally identifiable information. Each Acquired Company has taken measures to protect and maintain the confidential nature of the personally identifiable information provided to any Acquired Company by individuals and to personal information collected from individuals against loss, theft and unauthorized access or disclosure, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in its industry. No Acquired Company has received any claims,

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notices or complaints regarding its information practices or the disclosure, retention, or misuse of any personally identifiable information by the Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority.

4.15.     Contracts.

(a)     Disclosure Schedule 4.15(a) lists the following Contracts to which any Acquired Company is a party (collectively, the “Material Contracts” (which term, for the avoidance of doubt, includes all of the following Contracts whether or not listed on Disclosure Schedule 4.15(a))):

(i)     any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)     any Contract (or group of related Contracts) for the purchase or sale of personal property (other than sales of Inventory to customers in the Ordinary Course of Business), or the furnishing or receipt of services, the performance of which will extend over a period of more than three months or involve consideration in excess of $50,000;

(iii)     any executory Contract with a customer listed on Disclosure Schedule 4.25(a) or a supplier listed on Disclosure Schedule 4.25(b);

(iv)     any Contract concerning a partnership or joint venture;

(v)     any Contract (or group of related Contracts) under which any Acquired Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has otherwise imposed an Encumbrance, other than a Permitted Encumbrance, on any of its assets, tangible or intangible;

(vi)     any Contract concerning confidentiality or non-competition, other than non-disclosure agreements entered into in the Ordinary Course of Business;

(vii)     any Contract under which any Acquired Company is currently or potentially obligated to share revenues or income with any other Person (including Sellers or any of their Affiliates);

(viii)     any Contract with Sellers or any of their Affiliates;

(ix)     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or Contract for the benefit of its current or former directors, officers, or employees;

(x)     any collective bargaining Contract;

(xi)    any Contract for the employment of any individual on a full-time, part-time, or other basis;

(xii)     any Contract under which any Acquired Company has advanced or loaned any amount to any of its directors, officers, or employees;

(xiii)     any Contract under which the consequences of a default or termination would have a Material Adverse Effect;

(xiv)     any Contract under which any Acquired Company has granted any Person any registration rights (including demand and piggyback registration rights);

(xv)     any Contract (other than Contracts with customers in the Ordinary Course of Business) under which any Acquired Company has agreed to indemnify any other Person for any Liability;

(xvi)     any Contract relating to Intellectual Property (other than commercially available off-the-shelf software purchased or licensed by an Acquired Company for less than $15,000 per item and non-negotiated licenses to Intellectual Property embedded in equipment or fixtures);

(xvii)     any Contract under which the Acquired Companies have advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(xviii)     any Contract under which the Acquired Companies have received any Tax credit, incentive, abatement, grant or similar benefit from a Governmental Authority that includes a “clawback” or recapture provision, or any other Contract under which any Acquired Company may be required to repay a benefit received from a Governmental Authority;

(xix)     any Contract that grants any exclusive marketing, distribution, Intellectual Property, or other similar rights to any Person or otherwise purports to prohibit or limit the right of Acquired Company to make, sell, market, advertise or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property;

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(xx)     any Contract that purports to limit either the type of business any Acquired Company may engage in or the geographic area in which any Acquired Company may engage in business;

(xxi)     any Contract that grants a third party “most favored nation” status or purports to require any Acquired Company to offer a third party the same or better price for a product or service if the Acquired Company offers a lower price for the same product or service to another third party;

(xxii)     any Contract the terms of which would or would purport to bind or apply to Buyer or its Affiliates (other than the applicable Acquired Company party thereto) as a result of the Transactions;

(xxiii)     any Contract not entered into in the Ordinary Course of Business;

(xxiv)     any Contract that prohibits, restricts or imposes any conditions or restrictions on the right of any Acquired Company or any of its Subsidiaries to grant security interests in any Collateral of the Acquired Companies or their Subsidiaries; and

(xxv)     any Contract that is material to the Business and is not otherwise disclosed pursuant to this SECTION 4.15(a).

(b) Sellers have delivered to Buyer a correct and complete copy of each written Material Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding, enforceable (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect; (ii) the Material Contract will continue to be legal, valid, binding, enforceable (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect on identical terms following the consummation of the Transactions; (iii) neither the Acquired Companies nor, to Sellers’ Knowledge, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contract; and (iv) neither the Acquired Companies, nor to Sellers’ Knowledge, any other party has repudiated any provision of the Material Contract.

4.16.     Accounts Receivable.  The accounts receivable of the Acquired Companies have been generated in the Ordinary Course of Business, reflect valid obligations due to the Acquired Companies for the payment of goods or services provided by the Acquired Companies and, subject to allowances for doubtful accounts as reflected on the Most Recent Financial Statements, are collectible in the Ordinary Course of Business. No counterclaims, offsetting claims, or defenses to collection of such receivables are pending or, to the Knowledge of Sellers, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable have been deducted or reserved against.

4.17.     Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Acquired Company.

4.18.    Insurance.   Disclosure Schedule 4.18 lists each insurance policy (including all-risk property, business interruption, cargo, commercial general liability, completed operations/product liability, workers’ compensation/employer’s liability, automobile, umbrella/excess, environmental, D&O, fiduciary, fidelity/crime and employment practices, including any surety bond arrangements, associated claim handling programs or brokerage agreements) maintained by or on behalf of the Acquired Companies, all of which are in full force and effect. Such insurance policies include all coverage required by Applicable Laws or any Contract to which any Acquired Company is party. With respect to each such insurance policy currently in full force and all prior-year policies with open claims, the Acquired Companies has made available to Buyer a true, correct and complete copy of such insurance policy and any related endorsements, amendments or notices. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. No Acquired Company is in default with respect to its obligations under any such insurance policy, and no Acquired Company been denied insurance coverage except to the extent that specific insurers declined to provide quotes when coverage was marketed at renewal. All premiums due and payable under all such policies and bonds have been paid (it being understood that installment payments not yet due and payable will be paid prior to the Closing in the Ordinary Course of Business when and to the extent due and payable). No insurance carrier has threatened in writing termination of, or premium increase outside the Ordinary Course of Business with respect to, any such policies. Except as set forth on Disclosure Schedule 4.18, no Acquired Company has any self-insurance or co-insurance programs.

4.19.    Litigation.   None of the Acquired Companies, their owned properties or their officers, directors or employees in their capacities as such (a) is subject to any outstanding Legal Restriction or (b) is a party to, or, to Sellers’ Knowledge, is threatened to be made a party to, any Legal Action by or before any Governmental Authority. Sellers have no Knowledge that any such Legal Action may be brought or threatened against any Acquired Company. Disclosure Schedule 4.19 lists each such Legal Action that was pending at any time since January 1, 2011 and for each such Legal Action the status thereof (including whether it has been fully and finally resolved with prejudice).

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4.20.     Employees.

(a)     Disclosure Schedule 4.20(a) lists all employees of the Acquired Companies as of the date hereof and for each such employee sets forth the (i) name, (ii) applicable employer, (iii) position, (iv) classification as exempt or non-exempt under the Fair Labor Standards Act or similar Applicable Law, (v) status as full-time, part-time or temporary, (vi) current compensation paid or payable (including annual or hourly rate of pay and bonus opportunity), (vii) total compensation paid in the prior calendar year, (viii) any change in compensation since January 1, 2014, (ix) earned and accrued but unused paid time off as of the date hereof, (x) a description of any other accrued and unpaid compensation, (xi) date of employment, and (xii) years of employment recognized for determining eligibility for participation in, and vesting and credited service, under any Employee Benefit Plan, as the case may be.

(b)      With respect to the Acquired Companies:

(i)     there is no collective bargaining Contract or other labor or similar agreement or understanding with any labor organization or employee group;

(ii)     no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iii)     no union organizing or decertification efforts are underway or, to the Knowledge of Sellers, is threatened, and no other question concerning representation exists;

(iv)     no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Sellers, threatened;

(v)     to the Knowledge of Sellers, no employee of any Acquired Company (A) has any present intention to terminate his or her employment or (B) is a party to any confidentiality, non-competition, proprietary rights or other such Contract or similar obligations with or in favor of any Person besides the Acquired Companies;

(vi)     except as set forth on Disclosure Schedule 4.20(b), to the Knowledge of Sellers, there is no pending or threatened worker’s compensation claim or Liability;

(vii)     except as set forth on Disclosure Schedule 4.20(b), there is no employment-related Legal Action pending or, to the Knowledge of Sellers, threatened in any forum, relating to an alleged violation or breach by the Acquired Companies (or their officers, directors or employees) of any Applicable Law or Contract; and

(viii)     to the Knowledge of Sellers, no employee or agent of any Acquired Company has committed any act or omission giving rise to Liability for any violation or breach identified in clause (vii) above.

(c)     Except as disclosed in DISCLOSURE SCHEDULE 4.15(a), (i) there are no employment or severance Contracts with any current or former employees of the Acquired Companies and (ii) there are no written personnel policies, rules or procedures applicable to employees of the Acquired Companies. The employment relationship between each Acquired Company and each current employee is “employment at will.” For the avoidance of doubt, while the Acquired Companies have from time to time provided discretionary severance to certain of their employees, none of the Acquired Companies has any Liability for severance obligations whether pursuant to any Contract or written or oral severance policy or otherwise, except as provided in the Contracts listed in DISCLOSURE SCHEDULE 4.15(a)(ix).

(d)     The Acquired Companies have in their respective files properly completed copies of Form I-9 for all employees of the Acquired Companies with respect to whom that form is required under Applicable Law. None of the Acquired Companies has received notice or other communication from any Governmental Authority since January 1, 2007 regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, or employing of (or continuing to employ) anyone who is not legally authorized to work in the country in which such employee works.

(e)     Any Person performing services for any Acquired Company who has been classified as an independent contractor, as an employee of some other entity whose services are leased to an Acquired Company, or as any other non-employee category, has been correctly so classified in good faith and is not a common law or statutory employee.

(f)     With respect to the Transactions, any notice required under any Applicable Law, employment-related Contract or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. None of the Acquired Companies has implemented any plant closing or layoff of employees prior to Closing that triggered (or will trigger on or before the Closing) obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law in effect. Disclosure Schedule 4.20(f) sets forth any plant closings and layoffs of employees since June 1, 2014.

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(g)     Each Acquired Company has paid in full all amounts owed as of the Closing Date to current and former employees for wages, salaries, bonuses, vacation, other paid time off, and commissions due and payable, and each Acquired Company has fully reserved in its books of account all amounts, if any, for wages, salaries, vacation, other paid time off, bonuses, and commissions due or promised but not yet payable to its employees.

(h)     Except as set forth on Disclosure Schedule 4.20(h), no current employee is receiving short or long-term disability benefits or is on a leave of absence.

(i)     No Acquired Company is a government contractor or subcontractor with any affirmative action obligations under Applicable Laws.

4.21.     Employee Benefits.

(a)     Disclosure Schedule 4.21(a) lists each Employee Benefit Plan. With respect to each such Employee Benefit Plan, to the extent applicable, Sellers have made available to Buyer true and complete copies of (1) all plan documents, including amendments thereto, (2) the most recent determination letter, advisory letter or opinion letter, as applicable, received from the Internal Revenue Service (“IRS”) with respect to any plan that is intended to be qualified under Tax Code Section 401(a) or similar confirmation of tax-favored status from a Governmental Authority, (3) the Form 5500 Annual Report filed for each of the most recent three plan years of each plan for which such filing is required under ERISA or the Tax Code (including all attachments thereto), (4) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Benefit Plans, (5) all summary plan descriptions and summaries of material modifications thereto or other summaries communicated to employees, and (6) all other documentation reasonably requested by Buyer.

(i)     Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Tax Code, and other Applicable Laws.

(ii)     All required reports, descriptions and notices (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each Employee Benefit Plan have been timely filed and/or distributed in accordance with the applicable requirements of ERISA, the Tax Code and Applicable Law. The requirements of COBRA have been met with respect to each Employee Benefit Plan of the Acquired Companies and their ERISA Affiliates that is an Employee Benefit Plan subject to COBRA. Except as set forth on Disclosure Schedule 4.21(a), no individual is currently (A) on COBRA, or (B) within his or her COBRA election period.

(iii)     All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA, the Tax Code or other Applicable Laws to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each Employee Benefit Plan or accrued in accordance with the past custom and practice of the Acquired Companies. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan.

(iv)     Each Employee Benefit Plan that is intended to meet the requirements of Applicable Laws regarding qualification or registration for tax-favored status, such as a “qualified plan” under Tax Code Section 401(a), either (A) is the subject of a current and unrevoked favorable determination letter from the IRS with respect to such plan’s qualified status under the Tax Code, (B) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan or (C) is qualified or registered under Applicable Law, and nothing has occurred since the date of such determination that could adversely affect the qualified or registered status of any Employee Benefit Plan. The trusts related to such Employee Benefit Plans are exempt from federal Income Taxes under Applicable Law, such as Sections 401(a) and 501(a), respectively, of the Tax Code.

(v)     There have been no transactions with respect to any Employee Benefit Plan that are prohibited by Applicable Law. No fiduciary, including within the meaning of Section 3(21) of ERISA, has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened. No filings have been made or are currently pending with respect to any Employee Benefit Plan under any voluntary compliance program of the IRS, United States Department of Labor or applicable program with a Governmental Authority.

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(b)     None of the Acquired Companies and their ERISA Affiliates maintains, contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35), any “registered pension plan” (as defined in subsection 248(1) of the ITA or the equivalent under the QTA. No asset of any Acquired Company is subject to any Encumbrance under ERISA or the Tax Code.

(c)     None of the Acquired Companies and their ERISA Affiliates contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any “multiemployer plan” (as defined in ERISA Section 3(37)).

(d)     None of the Acquired Companies and their ERISA Affiliates maintains, contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Benefit Plan that is a “multiple employer welfare arrangement (as defined in ERISA Section 3(40)) or a “multiple employer plan” (subject to ERISA Section 4063 or Tax Code Section 413(c)).

(e)     None of the Acquired Companies and their ERISA Affiliates maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, any Employee Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Acquired Companies or of any other Person, except as required under COBRA.

(f)     Disclosure Schedule 4.21(f) sets forth each Employee Benefit Plan that is a nonqualified deferred compensation plan subject to the requirements of Tax Code Section 409A. Each Employee Benefit Plan set forth on Disclosure Schedule 4.21(f) has been operated in compliance since January 1, 2007 (or such later date as the Employee Benefit Plan first became subject to Tax Code Section 409A) with the requirements of Tax Code Section 409A, and the regulations and guidance thereunder, and no amount under any such plan is or has been subject to interest and additional Tax pursuant to Tax Code Section 409A(a)(1)(B). The Acquired Companies do not have any Liability to reimburse or otherwise “gross-up” any Person for interest or additional Tax under Tax Code Section 409A(a)(1)(B). No event has occurred that would be treated by Tax Code Section 409A(b) as a transfer of property for purposes of Tax Code Section 83. No Employee Benefit Plan is subject to Tax Code Section 457A.

(g)     The consummation of the Transactions will not result in any new or increased obligations to employees of the Acquired Companies, including severance pay due to a change of control, increased vesting or benefit accruals, or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control.

(h)     No amendments or improvements to any Employee Benefit Plan will be made or promised by Sellers or the Acquired Companies prior to Closing.

(i)     Except as disclosed in Disclosure Schedule 4.21(i), none of the Employee Benefit Plans provides post-retirement benefits to or in respect of the employees or any former employees or to or in respect of the beneficiaries of such employees and former employees.

(j)     There exists no Liability in connection with any former benefit plan relating to the employees or former employees or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in accordance with the terms of such former benefit plans and Applicable Laws.

4.22.     Guaranties.   Except as set forth on Disclosure Schedule 4.22, no Acquired Company is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person, including any Liability of any of its Subsidiaries or any other Acquired Company.

4.23.     Environmental, Health and Safety Matters.

(a)     Each Acquired Company has been, and is currently, in material compliance with all applicable Environmental Laws. Each Acquired Company has obtained and is in material compliance with all Permits required under applicable Environmental Laws, and is not delinquent in the filing or renewal of any such Permits. The Acquired Companies have not received any written communication, whether from a Governmental Authority, citizen group, employee, or otherwise, that alleges that any Acquired Company is not in full compliance with, or has failed to perform any duty under, Environmental Laws, which noncompliance or nonperformance has not been fully resolved.

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(b)     There are no Environmental Claims pending or, to Sellers’ Knowledge, threatened against the Acquired Companies or against any Person whose liability for such Environmental Claims the Acquired Companies has retained or assumed either contractually or by operation of law.

(c)     The Acquired Companies have not installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any manner or quantity so as to create any Liability under any Environmental Law or any other Liability for any of the Acquired Companies, Buyer and their Affiliates.

(d)     Without limiting the generality of the foregoing provisions of this Section 4.23:

(i)     all on-site and off-site locations where any Acquired Company has at any time stored, disposed, or arranged for the disposal of waste materials are identified in Disclosure Schedule 4.23(d)(i);

(ii)     to the Knowledge of Sellers, there is no asbestos contained in or forming part of any Improvements on any Leased Real Property; and

(iii)    no polychlorinated biphenyls (PCBs) are used or stored on any Leased Real Property by the Acquired Companies or, to the Knowledge of the Sellers, any other Person.

(e)    To the Knowledge of the Sellers, there are not present in, on, or under any Leased Real Property any Hazardous Substances that were released or disposed of in such form or quantities as to create any Liability under any Environmental Law or any other Liability for any of the Acquired Companies, Buyer or their respective Affiliates. To the Knowledge of Sellers, there are not present in, on, or under any Leased Real Property any Hazardous Substances that were released or disposed of by any other party in such form or quantities as to create any Liability under any Environmental Law or any other Liability for any of the Acquired Companies, Buyer or their respective Affiliates. None of the Leased Real Property is being used, or has ever been used by the Acquired Companies, in a manner that would require a permit under Section 3005 of the Solid Waste Disposal Act, 42 U.S.C. § 6925 (or under any similar Applicable Law), for the treatment, storage, or disposal of Hazardous Substances.

(f)    The Acquired Companies have in place all training, programs, and plans required under Environmental Laws relating to occupational safety and health necessary for the operation of the Business and are in compliance with such requirements in all material respects.

(g)    Sellers have delivered to Buyer all reports, investigations and authorizations in the Acquired Companies’ possession or, to the Knowledge of Sellers, in existence, in each case relating in any way to the environmental status of any of the Leased Real Property or otherwise relating to the Business with respect to any Environmental Law.

4.24.    Related Party Transactions.   Except as disclosed in Disclosure Schedule 4.24, none of Sellers, their respective Affiliates or the Acquired Companies’ directors, officers and employees (a) has been directly or indirectly involved in any Contract, relationship or business arrangement with any Acquired Company since January 1, 2007, (b) owns, licenses, leases or has any other interest in any asset, tangible or intangible, that is used in the Business or (c) owns, directly or indirectly, any interest in any Person that competes with Company.

4.25.    Customers and Suppliers.

(a)    Disclosure Schedule 4.25(a) lists the 20 customers that accounted for the most sales by each Acquired Company for each of the two most recent calendar years and for the current calendar year through June 30, 2014, and sets forth opposite the name of each such customer the amount of net sales attributable to such customer. To Sellers’ Knowledge, no customer listed on Disclosure Schedule 4.25(a) intends to stop, or decrease the rate of, buying materials, products or services from the Acquired Companies, renegotiate the applicable price, quality and delivery terms and conditions (excluding normal price fluctuations in the Ordinary Course of Business), or otherwise materially limit or alter its business relationship with the Acquired Companies.

(b)    Disclosure Schedule 4.25(b) lists the 20 merchandise suppliers from which each of the Acquired Companies purchased the most goods in each of the two most recent calendar years and in the current calendar year through June 30, 2014, and sets forth opposite the name of each such supplier the amount of purchases by each Acquired Company from such supplier. To Sellers’ Knowledge, no supplier listed on Disclosure Schedule 4.25(b) intends to stop, or decrease the rate of, selling goods to the Acquired Companies, renegotiate the applicable price, quality and delivery terms and conditions (excluding normal price fluctuations in the Ordinary Course of Business), or otherwise materially limit or alter its business relationship with the Acquired Companies.

(c)    Disclosure Schedule 4.25(c) contains a complete and accurate list of the names of each of the suppliers from which any Acquired Company obtained co-operative advertising payments, volume rebates, or volume credits in either of the two

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most recent calendar years or expects to obtain such payments, rebates or credits in the current calendar year, and sets forth opposite the name of each such supplier the aggregate amount of such payments from such supplier in each of the two most recent calendar years and in the current calendar year through June 30, 2014. None of such suppliers has expressed any intention or indications to Company that such supplier or vendor intends to modify, alter or limit such payments, rebates or credits.

4.26.    Product Liability and Warranty Proceedings.

(a)     DISCLOSURE SCHEDULE 4.26(a) sets forth (i) a list of all forms of warranties, guarantees and return policies of each Acquired Company in respect of any of its products and services that are currently in effect or as to which there are outstanding obligations (the “Warranty Obligations”), and (ii) the experience of each Acquired Company since January 1, 2011 with respect to warranties, guarantees and warranty or return policies of or relating to its products and services. Company has made available to Buyer true and correct copies of the Warranty Obligations.

(b)    There have not been any deviations from the Warranty Obligations, and salespersons, employees and agents of the Acquired Company are not authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations. All products manufactured, designed or sold by any Acquired Company (i) are and were free from defects and (ii) satisfy any and all written specifications related thereto.

(c)    There is no Legal Action (i) pending or, to the Knowledge of Sellers, threatened against any Acquired Company or (ii) to the Knowledge of Sellers, pending or threatened against any of Company’s suppliers with respect to products purchased by Acquired Company from such vendor, in each case arising out of or related to a product liability claim or breach of warranty. No Acquired Company has received notice as to any claim for personal injury or death, any claim for property, economic, punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case in connection with any product manufactured, sold, leased or distributed by any Acquired Company. Since January 1, 2011, other than product recalls initiated or requested by manufacturers of products sold or distributed by any Acquired Company for which no Acquired Company has had or will have any Liability, there has not been any product recall (voluntary, involuntary or otherwise) by any Acquired Company with respect to any product manufactured, sold, leased or distributed by it.

(d)    Each Acquired Company has obtained warranties, guaranties and return policies from its vendors that, as a whole, are consistent with reasonable and customary practices of prudent persons operating in the same or similar industries.

(e)    Since January 1, 2011, none of the Acquired Companies’ merchandise suppliers has denied any product liability, Intellectual Property infringement or breach of warranty claim tendered to it by an Acquired Company in writing

(f)    Since January 1, 1980, none of the products sold, marketed, or distributed by the Acquired Companies or any predecessor thereof, contained or now contains any asbestos or asbestos-containing material. Since January 1, 2011, to the Knowledge of Sellers, none of the products sold, marketed, or distributed by the Acquired Companies or any predecessor thereof, contained or now contains any Hazardous Substance in a manner or quantity that would be reasonably expected to result in any material Liability. No Acquired Company has retained or assumed contractually or through operation of any Applicable Law any Liability relating to the sale, marketing, or distribution of any products containing Hazardous Substances or asbestos or asbestos-containing materials.

(g)    Except as set forth on Disclosure Schedule 4.26(g), the Business is limited to “business to business” transactions and does not involve the sale of products or goods to end consumers.

4.27.    Anti-Corruption Laws.  None of the Acquired Companies or any Person acting (or, to the Knowledge of Sellers, purportedly acting) for the benefit of any the Acquired Companies has agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that (a) reasonably could subject any Acquired Company or any other Person to any Legal Action, (b) if not given in the past, would have adversely affected an Acquired Company, (c) if not continued in the future, will or is reasonably likely to adversely affect any Acquired Company or subject any Acquired Company or any other Person to any Legal Action or (d) was for the purpose of obtaining or retaining any business or any other business advantage. No Acquired Company has established or maintained any fund that has not been recorded in its books and records. None of the Acquired Companies and, to the Knowledge of Sellers, any Persons acting on their behalf has been the subject of any bribery, money-laundering, or other corruption-focused investigation by any Governmental Authority.

4.28.    Investment Company Act.  No Acquired Company is an “investment company,” nor a company “controlled” by or an “affiliated company” with respect to an “investment company,” in each case within the meaning under the Investment Company Act of 1940, as amended, or any similar Applicable Law.

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4.29.    Collateral Matters.  The corresponding subsections of Disclosure Schedule 4.29 contain a complete and accurate list of the following information with respect to each of the Acquired Companies:

(a)    all legal names and fictitious names under which it has conducted business since July 1, 2011;

(b)    the addresses of all Leased Real Property;

(c)    the addresses of all locations (other than Leased Real Property) where any Inventory, fixtures or equipment owned or leased by it is located or has been located in the last twelve months (including consigned inventory and inventory held in a public warehouse);

(d)    all vehicles owned by it that are covered by a certificate of title, including cars, trucks and trailers, and for each such vehicle, year, make and model of the vehicle, the title number, and the state where the title was issued;

(e)    all aircraft, railcars, ships and other property owned by any of it for which security interests or liens may be perfected by filing under any federal statute (other than patents, trademarks and copyrights), including a description of such property and the title number.

(f)    all federally registered patent, trademarks, or copyrights owned by it, including the registration number, and any pending federal patent, trademark and copyright registrations; and

(g)    all stocks, bonds and other securities owned by it.

4.30.    Competition Act (Canada).  The Acquired Companies and their respective Subsidiaries have assets in Canada with an aggregate value of less than CAN$82,000,000 and the annual gross revenues from sales in or from Canada generated from those assets is less than CAN$82,000,000, as determined in accordance with the Competition Act.

4.31.    Operations of XLC.  Except for the ownership of the Mallon Warrant and the enforcement of its rights thereunder, XLC has not engaged in any operations or activities. XLC has no assets, other than the Mallon Warrant, and has no Liabilities.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1.    Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of Illinois. Each other Buyer Acquisition Entity is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization.

5.2.    Authorization of Transactions.  Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and to consummate the Transactions. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of Buyer, enforceable (except that enforcement may be limited by the Enforcement Limitations) in accordance with its terms and conditions. Except for the approvals required under the HSR Act and the notification to be filed with Industry Canada pursuant to Section 12 of the Investment Canada Act with respect to the acquisition of G2S, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority or other third party in order to consummate the Transactions. The execution, delivery, and performance of this Agreement and the Ancillary Agreements have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements, and to perform its obligations hereunder, or to consummate the Transactions.

5.3.     Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which Buyer is subject or any provision of its Charter Documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets are subject.

5.4.    Brokers’ Fees.  Neither Buyer nor any other Buyer Acquisition Entity has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Sellers could become liable or obligated.

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5.5.    Litigation.  None of Buyer, the Buyer Acquisition Entities or their officers, directors or employees in their capacities as such (a) is subject to any outstanding Legal Restriction or (b) is a party to, or, to Buyer’s knowledge, is threatened to be made a party to, any Legal Action by or before any Governmental Authority in each case which would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions on a timely basis and perform its obligations under this Agreement. Buyer has no Knowledge that any such Legal Action may be brought or threatened against Buyer or the Buyer Acquisition Entities.

5.6.    Financing.  At the time the payments contemplated by ARTICLE 2 are required to be made, Buyer will have sufficient available funds to make such payments and consummate the Transactions.

5.7.    Investigation; Reliance.  Each of Buyer and any Buyer Acquisition Entity has conducted its own independent investigation and analysis of the Acquired Companies and their Subsidiaries and their respective business, assets, properties and operations and acknowledges that each of Buyer and each other Buyer Acquisition Entity and their respective directors, officers, managers, partners, employees, counsel, financial advisors and other representatives and agents (collectively, the “Buyer Representatives”) has, to Buyer’s knowledge, been provided access to the assets, properties, books, Material Contracts, commitments, records (including Tax Returns and records, but excluding any personnel information or other information protected by Applicable Laws) and personnel of the Acquired Companies or their Subsidiaries for this purpose to the extent Buyer and other Buyer Acquisition Entity have deemed necessary or appropriate. In entering into this Agreement and in making its determination to proceed with the Transactions, each of Buyer and any Buyer Acquisition Entity has relied solely upon its own investigation and analysis and the representations and warranties expressly set forth in this Agreement and in any certificate delivered pursuant to this Agreement, and Buyer and any Buyer Acquisition Entity are not relying and have not relied on any other representations and warranties, express or implied. Without limiting the generality of the foregoing, each of Buyer and any Buyer Acquisition Entity acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and in any certificate delivered pursuant to this Agreement, none of the Acquired Companies or their Subsidiaries, or their respective directors, officers, managers, employees, counsel, financial advisors and other representatives or agents makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the books, Contracts, commitments, records, materials or information provided or made available to Buyer, each other Buyer Acquisition Entity or the Buyer Representatives, including with respect to any projections, estimates or budgets concerning any future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or their Subsidiaries. Buyer and each Buyer Acquisition Entity acknowledge and agree that no Person has been authorized by the Acquired Companies or their Subsidiaries to make any representation or warranty regarding or relating to the Acquired Companies or their Subsidiaries or otherwise in connection with the Transactions and, if made, any such representation or warranty may not be relied upon as having been authorized by Sellers, the Acquired Companies or their Subsidiaries, except for the representations and warranties set forth in this Agreement and in any certificate delivered pursuant to this Agreement.

5.8.    Investment Canada Act.  Buyer is a non-Canadian within the meaning of the Investment Canada Act.

5.9.    Private Issuer.  The Buyer Acquisition Entity that purchases the 100 G2S Class A Shares is making such purchase as principal, and falls within the category of buyer set out at section 2.4(2) of National Instrument 45-106 of the Canadian Securities Administrators.

Article 6

COVENANTS

6.1.     Certain Actions to Close Transactions.

(a) Generally. Subject to the terms of this Agreement, each Party will use its Commercially Reasonable Efforts to fulfill, and to cause to be satisfied, the conditions in Article 7 (but with no obligation to waive any such condition) and to consummate and effect the Transactions, including cooperating with and assisting each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, Sellers will use Commercially Reasonable Efforts to give any required notices to, and make any required filings with, other Persons and to obtain before Closing each Required Consent, each consent listed or required to be listed on Disclosure Schedules 3.2, 3.3, or 4.4 and any other consents that Buyer may reasonably believe necessary for the post-Closing operation of the Business, and Buyer will cooperate with Sellers in all reasonable respects in connection therewith; provided, however, that no Party is required to make any payment to any other Person regarding any such consent.

(b)    HSR Act and Non-US Competition Law.  The Parties will, within five Business Days after the date hereof (or sooner, to the extent required by Applicable Laws), and only if required, (1) file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) a notification and report form pursuant to the HSR Act and related regulations (including a request for early termination of the applicable waiting period under the HSR Act) and (2) file each, if

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any, pre-acquisition notification or report form or make any required filings or requests for approval pursuant to each applicable Non-US Competition Law. Buyer will pay the filing and submission fees under the HSR Act. Thereafter, each Party will submit and otherwise provide any supplemental information requested in connection therewith pursuant to and in compliance with such Applicable Laws. Each Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission necessary under such Applicable Laws. Each Party will keep the other Parties reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Authority, and will use its Commercially Reasonable Efforts to promptly comply with any such inquiry or request.

(c)    Without limiting the generality of the provisions of Section 6.1(b), to the extent permissible under applicable Legal Requirements, each Party shall, in connection with the efforts referenced in Section 6.1(b) to obtain all requisite Governmental Approvals, terminations of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Applicable Laws relating to antitrust and competition matters, use its Commercially Reasonable Efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) promptly inform the other party of any communication received by such Party from, or given by such Party to, the FTC, DOJ or any other Governmental Authority regarding any of the transactions contemplated hereby, (iii) consult with each other in advance of any meeting or conference with, the FTC, DOJ or any such other Governmental Authority, (iv) give the other Party the opportunity to attend and participate in such meetings and conferences, (v) in the event one Party is prohibited by Applicable Laws or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the submission of any memoranda, white papers, filings, presentations, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority, in each case using Commercially Reasonable Efforts to the extent permitted by Applicable Law.

(d)    If any Legal Action is instituted (or threatened to be instituted) challenging any Transaction under the HSR Act, Non-US Competition Law or similar Applicable Law, each of the Parties shall use Commercially Reasonable Efforts to contest and resist any such Legal Action and to have vacated, lifted, reversed or overturned any related Legal Restriction, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction, with the Parties each bearing their own costs; provided, however, the Sellers, on the one hand, and the Buyer on the other hand, shall each bear one-half of the costs of any expert that Buyer and Sellers’ Agent mutually agree to hire. Notwithstanding the foregoing, nothing in this SECTION 6.1(d) or otherwise shall require Buyer or its Affiliates to propose, negotiate, effect or agree to (i) sell, hold, divest, discontinue, license, dispose or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Acquired Companies or any of their respective Affiliates; (ii) otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses (including the Business), product lines or assets of Buyer or any of its Affiliates (including the Acquired Companies), or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.2.     Pre-Closing Conduct of Business.  Except as expressly contemplated herein or as otherwise consented to in writing by Buyer (such consent not to be unreasonably delayed, withheld, or conditioned), from the date hereof through Closing, Sellers (1) will cause the Acquired Companies and their Subsidiaries to (x) conduct their Business in the Ordinary Course of Business and (y) use Commercially Reasonable Efforts to maintain and preserve intact the Business, rights, relationships and goodwill of the Acquired Companies and their Subsidiaries, and (2) will cause each of the Acquired Companies and their Subsidiaries not to do any of the following:

(a)    (1) issue, sell, dispose or otherwise allow to become outstanding or acquired or pledged or otherwise subject to an Encumbrance any equity interests or other security of the Acquired Companies or any their Subsidiaries or right (including any option, warrant, put or call) to any such equity or limited liability company interest or other security; (2) split, combine or reclassify any of its stock or other equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its stock or other securities or make any other change to its capital structure; (3) purchase, redeem or otherwise acquire any stock or other equity interest of any Acquired Companies or any Subsidiary or right, warrant or option to acquire any such stock or other equity interest or other security; or (4) except Tax Distributions and as expressly set forth herein, make any distribution to any Seller;

(b)     (1) except in its Ordinary Course of Business, make any sale, lease, license or disposition of any material asset to any Person (including by merging or consolidating with, or by selling assets to, any Person); (2) erect any material new improvement on any of the Leased Real Property, (3) make any capital expenditure or purchase or otherwise acquire (including by merging or consolidating with, or by purchasing assets of, any Person, other than budgeted capital expenditures, (4) license any intangible asset from any Person, except non-exclusive licenses in its Ordinary Course of Business, (5) except in the Ordinary Course of Business with respect to the Leased Real Property under the existing Leases, lease any real property from any Person, (6) lease any tangible personal property from any Person, except leases of tangible personal property in the Ordinary Course of Business, (7) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division

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thereof, (8) disclose any confidential, proprietary or non-public information, except as reasonably protected under a customary non-disclosure Contract, or (9) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(c)    grant or permit to come into existence any Encumbrance on any asset, other than any Permitted Encumbrance;

(d)    (1) become a guarantor with respect to any obligation of any other Person, (2) assume or otherwise become obligated for any obligation of any such Person for borrowed money, or (3) agree to maintain the financial condition of any other Person;

(e)    except in its Ordinary Course of Business, (1) incur any indebtedness for borrowed money that cannot be prepaid at any time without penalty, (2) make any loan, advance or capital contribution to, or investment in, any other Person, other than the Acquired Companies or any of their Subsidiaries, or (3) make or pledge to make any charitable or other capital contribution;

(f)    (1) except in the Ordinary Course of Business, enter into any Contract (including any Contract for the forward purchase of U.S. dollars to settle G2S’s obligations to United States suppliers), or (2) amend, modify, waive any right, cancel or terminate in any respect that is material and adverse to the Acquired Companies or its Subsidiaries, any Contract;

(g)    (1) fail to prepare and timely file all Tax Returns with respect to the Acquired Companies and their Subsidiaries required to be filed before Closing or timely withhold and remit any employment Taxes applicable to the Acquired Companies and their Subsidiaries, (2) make or change any material election with respect to Taxes (including an election to change the Tax characterization of the Acquired Companies or their Subsidiaries) or (3) settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, waive any statute of limitations regarding any Tax, agree to any extension of time regarding the assessment of any Tax deficiency or take any other similar action relating to any Tax if any of the foregoing would reasonably be expected to have the effect of increasing the Tax Liability of the Acquired Companies or their Subsidiaries after the Closing Date or decreasing any Tax attribute of the Acquired Companies or their Subsidiaries existing on the Closing Date;

(h)    (1) adopt or change any accounting method or principle used by the Acquired Companies or their Subsidiaries, except as required by changes in the Tax Code or by Applicable GAAP, (2) change any annual accounting period, or (3) materially change the cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of expenses or deferral of revenue;

(i)    fail to use Commercially Reasonable Efforts to preserve the relationships of each of the Acquired Companies and their Subsidiaries with their suppliers, customers and others having business relations with such entity;

(j)    except in the Ordinary Course of Business or as may be required under any existing Contract disclosed in Disclosure Schedule 4.15(a) or as otherwise expressly permitted or required by this Agreement, (1) enter into any employment agreement or grant any bonus or otherwise increase the compensation payable to or to become payable to, or benefits of, any director, officer or management-level employee of any of the Acquired Companies and their Subsidiaries or (2) amend or terminate any Employee Benefit Plan or enter into any new arrangements that would, if existing on the date hereof, constitute an Employee Benefit Plan;

(k)    except in the Ordinary Course of Business, grant any bonuses, wage or salary increases to employees, other than as provided for in any written agreements or Employee Benefit Plan;

(l)    amend or change, or authorize any amendment or change to, any Charter Documents of the Acquired Companies and their Subsidiaries;

(m)    (1) pay, discharge, settle or satisfy any claim, obligation or other Liability in excess of $50,000, except (A) in its Ordinary Course of Business or (B) the payment, discharge, settlement or satisfaction of any claim, obligation or other Liability reflected or reserved for on the Most Recent Balance Sheets and in this instance only to the extent so reflected or reserved, or (2) otherwise waive, release, grant, assign, license, permit to lapse or transfer any right of material value;

(n)    transfer, assign, or fail to protect or maintain in the Ordinary Course of Business, any rights under or with respect to any Intellectual Property;

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(o)    except in the Ordinary Course of Business, allow any Permit to be cancelled, modified or terminated or to seek any new, or variance to an existing, Permit;

(p)    enter into, amend, modify or terminate any Contract, relationship or arrangement of the type described in Section 4.24;

(q)    any action or failure to act that would have required disclosure pursuant to Section 4.9; or

(r)    enter into any Contract, agree or commit (binding or otherwise), to do any of the foregoing, or fail to take any action that would result in any of the foregoing.

6.3.    Access to Information.

(a)     Pre-Closing Access for Buyer.  From the date hereof through Closing, subject to the Confidentiality Agreement, Sellers will (i) furnish (or cause to be furnished) to Buyer and Buyer’s representatives (including its legal counsel and accountants) books and records, additional financial and operating data and other information relating to the Business as Buyer reasonably requests, and (ii) permit (or cause the Acquired Companies and their Subsidiaries to permit) Buyer and Buyer’s representatives (including its legal counsel and accountants) to have reasonable access to all premises, properties, personnel, books and records, properties, contracts and other documents relating to the Acquired Companies and their Subsidiaries, subject to any requirements of Applicable Laws regarding privacy. No investigation pursuant to this Section 6.3(a) shall affect, add to or subtract from any warranties of the Parties or the conditions to the obligations of the Parties to effect the Transactions. Buyer and Buyer’s representatives will conduct such investigation and be granted such access after reasonable notice in a manner that does not unreasonably interfere with the operations of the Acquired Companies and their Subsidiaries.

(b)    Pre-Closing Real Property Access for Buyer.  Notwithstanding the foregoing Section 6.3(a), the Parties acknowledge and agree that the Buyer does not currently intend to conduct environmental testing or any invasive or intrusive testing (i.e., activities requiring excavations, borings, drilling, removal or demolition of any portion of the Leased Real Property or Improvements) (collectively, “Invasive Testing”). In the event Buyer desires to conduct any Invasive Testing prior to the Closing, the Parties shall use Commercially Reasonable Efforts to reach mutual agreement regarding the conditions for such Invasive Testing (including the provision of indemnification and/or insurance to adequately protect the Acquired Companies and reasonable limitations on the conduct of such Invasive Testing).

(c)    Notification of Certain Matters.  Sellers shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, or (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.3(c) will not limit or otherwise affect the remedies available to Buyer or its Affiliates or the conditions to Buyer’s obligation to consummate the Closing.

(d)    Post-Closing Access for Sellers.

(i)    Until the later of (i) the extinguishment of the statute of limitations for assessment of Taxes related to a Pre-Closing Tax Period, or (ii) the completion of any Tax audits or Tax contests involving a Pre-Closing Tax Period, subject to Buyer’s reasonable confidentiality precautions, Buyer will, during normal business hours and upon reasonable notice from Sellers: (1) cause Sellers’ Agent and his representatives to have reasonable access to the pre-Closing books and records (including financial and Tax records, Tax Returns, files, papers and related items) of the Acquired Companies and their Subsidiaries, and to the appropriate personnel responsible for preparing and maintaining such books and records, in each case to the extent (and only to the extent) reasonably necessary to (A) defend or pursue any third party Legal Action, (B) defend Third-Party Claim indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns, (E) respond to any investigation or other inquiry by or under the control of any Governmental Authority, or (F) address other pre-Closing Tax, accounting, financial or legal matters; and (2) permit Sellers’ Agent and his representatives to make copies of such books and records for the foregoing purposes.

(ii)    Any exercise by Sellers’ Agent and his representatives of the rights set forth in this Section 6.3(d) shall be at Sellers’ sole cost and expense and at Sellers’ sole risk. Notwithstanding anything herein to the contrary, none of Buyer, the Acquired Companies, and their respective Subsidiaries and Affiliates shall be required to provide any access, assistance or cooperation to the extent providing such access, assistance or cooperation would unduly interfere with the business or operations of any of Buyer, the Acquired Companies and their respective Subsidiaries and Affiliates, or

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would, in the reasonable judgment of Buyer or its Affiliates, violate or jeopardize any applicable attorney-client or other privilege or any applicable contractual confidentiality obligation.

6.4.    Further Assurances.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Acquired Companies and their Subsidiaries.

6.5.    Transition.  Covenant Sellers will use Commercially Reasonable Efforts to refer all customer inquiries relating to the Business to Acquired Companies from and after the Closing through the Termination Date.

6.6.    Confidentiality.  Covenant Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the option of Covenant Sellers, all tangible embodiments (and all copies) of the Confidential Information that are in their possession, except for a securely maintained electronically archived copy the return or destruction of which is not practicable. In the event that Covenant Sellers are requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Covenant Sellers will (to the extent not prohibited by law) notify Buyer reasonably promptly of the request or requirement so that Buyer may seek (at Buyer’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this Section 6.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Covenant Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Covenant Sellers may disclose only such Confidential Information to the tribunal; provided, however, that Covenant Sellers will use their Commercially Reasonable Efforts to obtain, at the request of Buyer (at Buyer’s sole cost and expense), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer will designate. Notwithstanding the foregoing, Covenant Sellers shall be permitted to make disclosures concerning the Confidential Information (x) to the extent reasonably required in connection with any Tax Return filed by Covenant Sellers of Affiliates of such Covenant Sellers, (y) to the extent such information was or becomes available to such Covenant Seller from a third party who is not known to such Covenant Seller to be bound by an obligation of confidentiality with respect thereto, and (z) to the extent reasonably required during the course of pursuing or defending in good faith indemnification claims (or the matters underlying such indemnification claims) or in connection with any dispute between Buyer, on the one hand, and Covenant Sellers or Sellers’ Agent, on the other. The foregoing provisions will not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the wrongful actions of Covenant Sellers. Covenant Sellers shall cause Liberty Bell to terminate the Confidentiality Agreement as of the Closing.

6.7.     Covenant Not to Compete and Related Covenants.  To further ensure that Buyer and any other Buyer Acquisition Entities receive the expected benefits of acquiring the Interests, each of the Covenant Sellers hereby agree as follows:

(a)     During the Non-Compete Period, the Covenant Sellers will not, whether on their own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting, in competition with the Business within the geographic regions in which any of the Acquired Companies or their Subsidiaries then engage in such Business (the “Restricted Area”), any Person:

(i)    with whom the applicable Covenant Seller had personal contact or dealings on behalf of any of the Acquired Companies and their Subsidiaries during the two-year period immediately preceding the Closing Date;

(ii)    with whom employees directly reporting to the applicable Covenant Seller have had personal contact or dealings with on behalf of any of the Acquired Companies or their Subsidiaries during the two-year period immediately preceding the Closing Date; or

(iii)    for whom the applicable Covenant Seller had direct or indirect supervisory responsibility during the two-year period immediately preceding the Closing Date.

(b)    During the Non-Compete Period (and, except with respect to the business of the Acquired Companies, during the period between the date hereof and the Closing), the Covenant Sellers will not, directly or indirectly:

(i)    Engage in the business of merchandising, marketing, warehousing, selling or distributing PBE or tools and equipment to the automotive aftermarket in the United States or Canada or any other business that is competitive to the Business (each, a “Competitive Business”);

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(ii)    enter the employ of, or render any services to, any Competitive Business;

(iii)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or

(iv)    interfere with, or attempt to interfere with, business relationships between any of the Acquired Companies or their Affiliates or Subsidiaries and their customers, suppliers, manufacturers, licensors, vendors, lessors or investors.

(c)    Notwithstanding anything to the contrary in this Agreement, the Covenant Sellers may, directly or indirectly, own, solely as a passive investment, securities of any Person engaged in the Business that are listed on a national securities exchange or publicly traded on the over-the-counter market if such Covenant Seller (i) is not an Affiliate of or a member of a group which controls such Person; and (ii) does not, directly or indirectly, own five percent or more of any class of securities of such Person.

(d)    During the Non-Compete Period, the Covenant Sellers will not, whether on their own behalf or on behalf of any Person, directly or indirectly, solicit or encourage any employee of any of the Acquired Companies or their Subsidiaries or Affiliates or their respective successors or assigns to leave such employment; provided, however, that this restriction shall not be prohibitive of any general solicitation that is not specifically targeted at such persons.

(e)    During the Non-Compete Period, the Covenant Sellers will not, whether on their own behalf or on behalf of or in conjunction with any Person, directly or indirectly, hire any employee who was employed by any of the Acquired Companies or their Subsidiaries or Affiliates as of the Closing Date or who left the employment of any of the Acquired Companies or their Subsidiaries or Affiliates within six months prior to the Closing Date, unless an Acquired Company has terminated the employment of such Person subsequent to the Closing Date.

(f)    During the Non-Compete Period, the Covenant Sellers will not, directly or indirectly, request or encourage any consultant then under contract with any of the Acquired Companies or their Subsidiaries or Affiliates to cease to work with any of the Acquired Companies or their Subsidiaries or Affiliates;.

(g)    In the event a Covenant Seller violates any of the provisions contained in this Section 6.7, the Covenant Sellers understand and agree that the breaching Covenant Seller will be liable to Buyer, the Acquired Companies or their Affiliates for any damage caused by such Covenant Seller’s violation, including attorney fees and expenses. In addition to any other relief available to the Acquired Companies in event of a breach, the Acquired Companies may obtain equitable relief in the form of temporary and permanent injunction and, where applicable, damages at law. Such damages may be set-off against amounts otherwise due to such Covenant Seller from any of Buyer, the Acquired Companies or their Subsidiaries or Affiliates or their respective successor and assigns.

(h)    It is expressly understood and agreed that although the Covenant Sellers consider the restrictions contained in this Section 6.7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory of any restriction or provision contained in this Section 6.7 or elsewhere in this Agreement is unenforceable against any Covenant Seller, such provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and/or such maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

6.8.    Tax Matters.  The following provisions will govern certain Tax matters as between Buyer and Sellers:

(a)    Filing Responsibility.  Sellers will, through representatives of their choosing and at their sole expense, cause the Acquired Companies to timely prepare all income Tax Returns of the Acquired Companies and their Subsidiaries for Tax Periods that begin before Closing and end on or before the Closing Date, and any income Tax Return for a Straddle Period, and Buyer will cause the Acquired Companies to file such Tax Returns as prepared unless Buyer reasonably objects to a position taken on such Tax Return. If Buyer and Sellers’ Agent cannot agree on the resolution of such objection, either party may submit such dispute to the Neutral Auditor, who shall resolve such dispute in accordance with the applicable provisions of Section 2.3(c) (mutatis mutandis), and Buyer shall file the Tax Return as amended to reflect the Neutral Auditor’s decision on the disputed items. Such Tax Returns will be prepared in a manner consistent with prior income Tax Returns, except that the income Tax Returns for the period that ends on the Closing Date will reflect 338(h)(10) Elections and deductible expenses attributable to the sale of Liberty Bell, Label and XLC, as applicable. For the avoidance of doubt, the Buyer may not object to the allocation of Purchase Price as provided in Section 6.8(h). Subject to Section 6.8(c), Buyer will prepare and timely file (or cause to be prepared and timely filed) all other Tax Returns of the Acquired Companies and their Subsidiaries required to be filed after the Closing Date (after taking into account extensions therefor). Buyer shall not, and shall not permit or cause an Acquired Company to file an amended Tax Return, or file a Tax Return in a

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jurisdiction in which the applicable Acquired Company has not filed a Tax Return, both with respect to a Pre-Closing Tax Period, unless required by Applicable Law, without the prior written consent of the Seller’s Agent, which shall not be unreasonably withheld, conditioned or delayed.

(b)     Cooperation.  Buyer and Sellers will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested by the other Party to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms, filings, schedules, reports or other communications received from or sent to any Governmental Authority (whether or not requested), and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property. Buyer and Sellers further agree, upon request, to provide the other Party with all information that the requesting Party may be required to report under Tax Code Sections 6043 or 6043A or the regulations promulgated thereunder.

(c)     Payment of Taxes and Refunds.  Buyer will satisfy (or cause to be satisfied) in full when due all Taxes of the Acquired Companies and their Subsidiaries with respect to any period that is not a Pre-Closing Tax Period. If Buyer is required under Section 6.8(a) to file a Tax Return that involves Pre-Closing Taxes, then no later than 10 Business Days before the filing of any such Tax Return, Sellers will pay to Buyer an amount equal to the amount of Taxes shown due on such Tax Return for which Seller is obligated with respect to such Tax Return. Notwithstanding the foregoing, Sellers will only be liable for any such Taxes described in this Section 6.8(c) to the extent that such Taxes exceed the sum of (A) the amount, if any, of estimated Taxes paid for such Taxes on or before the Closing Date plus (B) the amount, if any, accrued for such Taxes reflected in the Closing Statement. Any refund of Taxes (including deposits made with the IRS for the use of a non-calendar Tax year) received with respect to a Pre-Closing Tax Period and not reflected in the calculation of Working Capital shall be for the benefit of Sellers and shall be promptly delivered to Sellers upon receipt.

(d)    Straddle Periods.  In the case of any Straddle Period: (i) any real, personal and intangible property Taxes attributable to the Pre-Closing Tax Period of the Straddle Period shall be equal to the amount of such property taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the period prior to Closing and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes attributable to the Pre-Closing Tax Period of the Straddle Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date.

(e)     Transfer Taxes.  Sellers and Buyer will bear all Transfer Taxes on a 50-50 basis, and Seller and Buyer will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.

(f)     Tax-Sharing Agreements.  Sellers will terminate all Tax-sharing agreements and similar arrangements with respect to any Acquired Company or any of their Subsidiaries before or as of the Closing Date to the extent required to cause no Acquired Company or any of their Subsidiaries to be bound therefor or have any Liability thereunder after the Closing Date.

(g)    338(h)(10) Elections.  Sellers and Buyer will make the election pursuant to Section 338(h)(10) of the Code with respect to the acquisition of Liberty Bell, Label and XLC, and, if permissible, similar elections under any applicable state, municipal, local or Income Tax laws, as Buyer may reasonably specify (collectively, the “338(h)(10) Elections”). Sellers will not, and Sellers will cause each of Liberty Bell, Label and XLC not to, before Closing, (1) revoke Liberty Bell’s, Label’s or XLC’s election to be taxed as an S corporation within the meaning of Tax Code Sections 1361 and 1362 or (2) take any action that would result in the termination of Liberty Bell’s, Label’s or XLC’s status as a validly existing S corporation within the meaning of Tax Code Sections 1361 and 1362. Buyer and all Sellers who own equity interests of Liberty Bell, Label or XLC each will deliver to the other Party at Closing duly executed IRS Forms 8023 that reflect the 338(h)(10) Elections and will file such forms in accordance with applicable rules and Law. Sellers will not, and will cause G2S not to, before Closing, make an election to be treated as other than a partnership for US tax purposes.

(h)     Allocation of Purchase Price.  The Purchase Price, as allocated to each Acquired Company pursuant to Section 2.1(d) above, will be allocated among the assets of each such Acquired Company in accordance with the principles set forth on Schedule 6.8(h). The Parties will, and will cause their respective Affiliates to, make consistent use of such allocation for all Tax purposes. With respect to such allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax Legal Action relating thereto, (3) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a

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“determination” within the meaning of Code Section 1313(a), and (4) not later than 30 days before the filing of its IRS Forms 8023 and 8883 (whether initial or supplemental) relating to the Transactions, deliver to the other Party a true, correct and complete copy of such IRS Forms.

6.9.    Retention of Records.  Buyer will cause the Acquired Companies and their Subsidiaries to retain, until all applicable Tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Acquired Companies and their Subsidiaries in existence on the Closing Date that are required to be retained under current retention policies and to make the same available after the Closing Date subject to the terms and conditions of Section 6.3(d). Sellers agree that such records will be kept strictly confidential and used only for tax purposes.

6.10.    Exclusivity.  From the date hereof until the earlier of the Closing and such time as this Agreement is terminated in accordance with Section 7.6, Covenant Sellers will not, and will cause each of the Acquired Companies, their Subsidiaries and their respective Affiliates not to, directly or indirectly, through any representative or otherwise (a) solicit, or entertain offers from, negotiate with or in any manner initiate, encourage the submission of, discuss, accept or consider any inquiry, contact, proposal or offer from any Person relating to the acquisition of any equity interests or other securities, or any substantial portion of the assets or business, of any of the Acquired Companies and their Subsidiaries (including any acquisition structured as a merger, consolidation, share exchange, or otherwise) (a “Takeover Proposal”) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Company will notify Buyer of any such inquiry, contact, proposal, or offer as soon as possible (but in any event within 24 hours of receipt or awareness thereof). At the request of Buyer, Sellers shall, and shall cause the Acquired Companies and their Subsidiaries to, require any Person who has previously received Confidential Information from any Acquired Company or its Subsidiaries in connection with any of the foregoing to return or destroy such information.

6.11.    Related Party Matters.

(a)     Shareholder Agreements.  Each Covenant Seller, on its own behalf and on behalf of its Affiliates, as applicable, hereby waives all rights arising under each of the Shareholder Agreements in connection with the entry by some or all Covenant Sellers into this Agreement and the Ancillary Agreements and consummation of the Transactions, including all come-along and tag-along rights, all rights of co-sale and redemption, all rights of first refusal, purchase rights and options to purchase and all consent and notice rights. Further, Covenant Sellers shall cause each of the contracts with respect to any Capital Stock of any Acquired Company or any of their Subsidiaries (including any shareholder agreements, purchase agreements, voting trusts, proxies or other agreements or understandings with respect to any such Capital Stock, which, for the avoidance of doubt, shall include each of the Shareholder Agreements) to be terminated prior to the Closing without any consideration payable by, or further liability or obligation of or to, Buyer, the Acquired Companies or any of their respective Subsidiaries and Affiliates, and the form and substance of each agreement or instrument pursuant to which such termination is affected shall be in form and substance reasonably satisfactory to Buyer.

(b)    Related Party Leases.  Sellers will cause the amendments to the Related Party Leases attached as Exhibit A (the “Lease Amendments”) to be duly authorized, executed and delivered by each party thereto prior to the Closing, and will deliver true and correct copies to Buyer.

6.12.    Employee Benefit Plan Matters.  Prior to Closing, Sellers will, and will cause the Acquired Companies to, terminate all Employee Benefit Plans listed on Schedule 6.12 as of no later than immediately prior to the Closing including adopting the relevant resolutions and necessary amendments to Employee Benefit Plans (including 100% vesting of any Employee Benefit Plan intended to be qualified under the Tax Code Section 401(a)), making contributions to Employee Benefit Plans for all payroll periods ending prior to Closing to the extent such contributions are due, fully accruing for all other contribution obligations as current liabilities, and making all benefit payments in accordance with, and by the time required under, the terms of the Employee Benefit Plans and any other contractual obligations of the Acquired Companies and Applicable Law.

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6.13.    Released Claims.

(a)     In furtherance of Section 8.8, Buyer, the Buyer Acquisition Entities, the Acquired Companies, and each of their respective Subsidiaries shall refrain from directly or indirectly asserting or commencing (or causing to be commenced) any action of any kind before any Governmental Authority seeking recovery from any Covenant Seller on behalf of or in the name of any of the Acquired Companies or their Subsidiaries based upon a claim of a breach of fiduciary duty or corporate waste that has arisen or arises out of or relates to an action or event occurring or existing prior to the Closing (collectively, the “Released Claims”). Effective as of the Closing, each of the Acquired Companies and their Subsidiaries hereby fully and irrevocably waives, releases and discharges forever each Covenant Seller from any Released Claims, and each of the Seller Indemnitors hereby fully and irrevocably waive, release and discharge forever each other and each of the Acquired Companies and their Subsidiaries and any other Buyer Indemnitees from any Released Claims (or derivative claims related thereto). The Seller Indemnitors hereby represent, warrant and covenant that, to the Knowledge of Sellers, no such Released Claims exist as of the date of this Agreement or as of the Closing. Notwithstanding anything to the contrary, this Section 6.13 shall not apply to, and the Released Claims shall not include, (x) any claims, rights or other actions arising out of this Agreement, the Ancillary Agreements or any other Contract or (y) any right or claims that may arise as a result of an action or event occurring after the Closing.

(b)    The Seller Indemnitees shall not be entitled to, and shall not seek to, recover from any Buyer Indemnitee (including Nevadaco) pursuant to claims afforded to such Seller Indemnitee pursuant to the bylaws or other governing or constituting documents of the Acquired Companies or their Subsidiaries or any similar indemnification or contribution right with respect to any amounts paid by any Seller Indemnitee pursuant to Section 2.3 or ARTICLE 8.

6.14.    Payment of Employee Bonuses. Buyer shall cause Liberty Bell to pay all employee bonuses as described on DISCLOSURE SCHEDULE 6.14 in the Ordinary Course of Business; provided, that, the Acquired Companies shall fully accrue for the pro rata portion (based on the portion of the applicable bonus period elapsed through the Closing Date) of such employee bonuses as current liabilities on the Closing Date Balance Sheet.

6.15.    Nevadaco Consideration Amount.   The Sellers shall cause the Nevadaco Consideration Amount to be retained by Nevadaco in cash, free and clear of Encumbrances, through the Closing.

6.16.    Director and Officer Liability.  After the Closing and until 180 days after the expiration of the longest applicable statute of limitations (i) Buyer shall (and shall cause the Acquired Companies and their Subsidiaries to) cause the Charter Documents of the Acquired Companies and their Subsidiaries to contain the provisions with respect to indemnification and exculpation set forth in the Charter Documents of the Acquired Companies and their Subsidiaries on the date of this Agreement, and (ii) Buyer shall not, and shall not permit the Acquired Companies to amend, repeal or modify any provision in the Charter Documents of the Company or their Subsidiaries relating to the exculpation or indemnification of any present or former manager, director and officer (and similar functionary) of the Acquired Companies (each a “Covered Person”) or their Subsidiaries in each case with respect to claims arising out of or relating to events which occurred before the Closing (unless required by Applicable Laws), it being the intent of the parties that the Covered Persons shall continue to be entitled to such exculpation and indemnification in accordance with their terms to the full extent of all Applicable Laws. The provisions of this SECTION 6.16 are intended to be for the benefit of, and shall be enforceable by, each Covered Person.

6.17.     Real Estate Repairs.

(a)     Promptly following the date of this Agreement, the Sellers, on the one hand, and Buyer, on the other hand, will conduct a joint inspection of each of the Leased Real Properties (other than the Leased Real Properties subject to the Related Party Leases) to identify all improvement, restoration, repair or replacement obligations that, based on the current condition of such Leased Real Properties, will be required to be performed at or by the end of the term of the applicable Lease (collectively, the “Punchlist Items”); provided, that, the Punchlist Items shall not include the removal of warehouse shelving or sprinkler systems. The Sellers, on the one hand, and Buyer, on the other hand, will use Commercially Reasonable Efforts to cause the applicable landlord for each Leased Real Property to participate in such joint inspection and to agree to be bound by the determination of the Punchlist Items.

(b)    Sellers shall promptly obtain written quotes for the completion of the Punchlist Items from qualified third party contractors that are reasonably acceptable to Buyer and, based upon such written quotes (or, if Sellers have been unable to obtain such quotes, based on such Parties’ reasonable estimate of the costs of such Punchlist Items), the Sellers’ Agent and the Buyer shall reasonably agree on an estimated cost for each of the Punchlist Items to be completed. Sellers may cause the Acquired Companies to complete any or all of the Punchlist Items prior to Closing.

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(c)    Sellers may cause the Punchlist Items to be completed prior to the Closing by qualified third party contractors that are reasonably acceptable to Buyer, provided the full cost of such work is paid in full prior to Closing. The estimated cost, as determined pursuant to Section 6.17(b), of all Punchlist Items that have not been completed to Buyer’s reasonable satisfaction as of the Closing shall be deducted from the Purchase Price as Closing Date Transaction Expenses and retained by the Buyer Acquisition Entities, and, notwithstanding any other provisions in this Agreement or elsewhere to the contrary, Sellers shall have no further liability with respect thereto.

ARTICLE 7

CLOSING AND CLOSING DELIVERIES, CONDITIONS TO CLOSING AND TERMINATION

7.1.    Closing.  Subject to any earlier termination hereof, the closing of the Transactions (the “Closing”) will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, commencing at 9:00 a.m. local time on (a) October 31, 2014, if the all conditions to the obligations of the Parties to consummate the Transactions have been satisfied or waived prior to such date (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) by such Date, (b) if such conditions are not satisfied or waived by such Date, then either (i) on the last Business Day of the calendar month in which such conditions are satisfied or waived, if such conditions are satisfied or waived within at least two but no more than ten Business Days prior to such date or (ii) on the second Business Day after such conditions are satisfied or waived, if such conditions are satisfied or waived more than ten Business Days prior to the last Business Day of the current calendar month, or (c) such other date and time as Buyer and Sellers’ Agent may mutually determine (the actual date Closing occurs being the “Closing Date”). Closing will be effective for Tax and accounting purposes as of 11:59 p.m. on the Closing Date. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document; provided, however, that the acquisition of the G2S Shares and the payment of the purchase price therefor shall be deemed to have occurred immediately prior to the remainder of the Closing. To the extent the Parties agree, documents may be delivered at Closing by electronic means, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received; provided, that, original certificates representing the Interests shall be delivered in escrow to Buyer or its counsel prior to the Closing Date. On the day following the Closing Date, the Buyer shall deliver the Deferred Payment to Sellers as contemplated herein.

7.2.    Conditions to Obligation of Buyer to Close.  The obligation of Buyer to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)    Accuracy of Representations and Warranties.  Each of Sellers’ representations and warranties in ARTICLES 3 and 4 will have been and will be true and correct in all respects (if qualified by materiality or Material Adverse Effect) and shall be true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b)    Observance and Performance.  Sellers will have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by Sellers on or before the Closing Date.

(c)     No Material Adverse Effect.  Since the earliest of the Most Recent Fiscal Year Ends, there shall not have occurred any Material Adverse Effect.

(d)     Agent’s Certificate.  Sellers will have delivered to Buyer a certificate executed by Sellers’ Agent, dated the Closing Date, in a form reasonably acceptable to Buyer and its counsel, certifying the items in Sections 7.2(a), 7.2(b) and 7.2(c).

(e)     Required Consents.  Sellers will have obtained and delivered to Buyer each of the consents set forth on SCHEDULE 7.2(e) (each a “Required Consent”), each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer.

(f)    No Legal Actions.   No Governmental Authority of competent jurisdiction will have instituted any Legal Action to restrain, prohibit or otherwise challenge the legality or validity of the Transactions that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the Transactions and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Interests or the consummation of the other Transactions.

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(g)    HSR Act.  The applicable waiting period, and any extension thereof, under the HSR Act, and any Non-US Competition Law, will have expired or been duly terminated and any consents or approvals required under any Non-US Competition Law will have been obtained.

(h)    Payoff Letters.  Company shall have obtained and delivered to Buyer one or more payoff letters, in form and substance satisfactory to Buyer, from the lenders under each Credit Facility, and the holders of any other indebtedness to be repaid at the Closing.

(i)    Swap Termination.  Sellers will have caused the Acquired Companies to terminate the Interest Rate Swap and complete all settlement obligations with respect thereto such that all Liabilities of the Acquired Companies and their Subsidiaries with respect to the Interest Rate Swap will have been fully satisfied prior to the Closing.

(j)     Lien Releases.  Sellers will have caused the termination of all UCC-1 filings, security agreements, registrations pledging any interest, or any other Encumbrances on the Interests or on any property or assets of the Acquired Companies and their Subsidiaries (other than Permitted Encumbrances) and shall have provided evidence of such termination in a form satisfactory to Buyer.

(k)    Offer Letters and Terminated Agreements.  Sellers will have caused each of the Key Employees to have delivered (and not repudiated) a duly executed counterpart of the offer letter provided by Buyer to such Key Employee. Sellers will also have delivered documentation in form and substance reasonably satisfactory to Buyer, signed by the parties to each Terminated Agreement, terminating such Terminated Agreement effective immediately prior to, and contingent on, the Closing, with no Liability with respect to the Terminated Agreements to the Acquired Companies or their Subsidiaries from and after the Closing.

(l)     Related Party Matters.  (A) Each Shareholder Agreement will have been terminated as provided by SECTION 6.10(a) and (B) each of the Related Party Leases shall be amended as provided by SECTION 6.10(b).

(m)     Delivery of Other Items.  Sellers will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in SECTION 7.4.

7.3.    Conditions to Obligation of Sellers to Close.  The obligation of Sellers to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Sellers’ Agent (acting on behalf of Sellers), in such agent’s sole discretion:

(a)     Accuracy of Representations and Warranties.  Each of Buyer’s representations and warranties in ARTICLE 5 will have been and will be true and correct in all respects (if qualified by materiality or Material Adverse Effect) and shall be true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b)     Observance and Performance.  Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

(c)     Officer’s Certificate.  Buyer will have delivered to Sellers’ Agent a certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer, in a form reasonably acceptable to Seller and its counsel, certifying the items in SECTIONS 7.3(a) and 7.3(b).

(d)     No Legal Actions.  No Governmental Authority of competent jurisdiction will have instituted any Legal Action to restrain, prohibit or otherwise challenge the legality or validity of the Transactions that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the Transactions and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Interests or the consummation of the other Transactions.

(e)     HSR Act.  The applicable waiting period, and any extension thereof, under the HSR Act and any Non-US Competition Law will have expired or been duly terminated and any consents or approvals required under any Non-US Competition Law will have been obtained.

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(f)    Delivery of Other Items.  Buyer will have delivered (or caused to be delivered) to Sellers each of the other items contemplated to be so delivered by this Agreement, including each item listed in SECTION 7.5.

7.4.    Closing Deliveries of Sellers.  At Closing, Sellers will deliver, or cause to be delivered, to Buyer, the following (each in form and substance reasonably satisfactory to Buyer):

(a)    all certificates representing the Interests, each duly endorsed in blank or accompanied by an assignment separate from certificate suitable in form to transfer the Interests to the applicable Buyer Acquisition Entities in the records of the Acquired Companies;

(b)    the written resignation in a form approved in advance by Buyer (such approval not to be unreasonably withheld) or evidence reasonably satisfactory to Buyer of the removal of each officer and director of the Acquired Companies and their Subsidiaries, with each such resignation (or removal) effective no later than immediately prior to the effective time of Closing;

(c)    the true, correct and complete minute books of each of the Acquired Companies and their Subsidiaries, including the stock ledgers and stock records of the Acquired Companies;

(d)    a certificate with respect to each Acquired Company and each of their Subsidiaries, executed by an appropriate officer of such Acquired Company or Subsidiary, dated the Closing Date, in a form reasonably acceptable to Buyer and its counsel, certifying as to such Acquired Company: (1) a true, correct and complete copy of its Charter Documents, (2) a true, correct and complete copy of the requisite corporate or partnership actions approving this Agreement and the Transactions, and (3) its good standing status in its jurisdiction of organization, and attaching a good standing certificate from each relevant Governmental Authority for the jurisdictions set forth for such entity on Disclosure Schedule 4.1(a) or 4.3(a), each dated as of a date no more than five days prior to the Closing Date;

(e)    true, correct and complete copies of all notices to third parties, and the Required Consents;

(f)    a consent from each landlord party to a Real Property Lease, where landlord’s consent to the Transactions is required;

(g)    an estoppel certificate from each landlord to a Real Property Lease if such landlord has delivered an estoppel certificate; provided, however, that in no event shall Acquired Companies or Sellers be obligated to deliver such estoppels;

(h)    documentation of the termination of the Employee Benefit Plans listed on Schedule 6.12;

(i)    evidence, reasonably satisfactory to Buyer, that Sellers have taken all action necessary to cause the exception of Section 280G(b)(5)(A)(ii) of the Tax Code to apply to any amount that might otherwise be considered to be a parachute payment within the meaning of section 280G of the Tax Code;

(j)    executed forms 8023 with respect to the acquisition of Liberty Bell, Label and XLC;

(k)    an affidavit issued to Buyer and any other Buyer Acquisition Entities by an officer of each Acquired Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that such Acquired Company has not been a United States real property holding corporation (as the term is defined in the Tax Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5)-year period ending on the Closing Date in form and substance reasonably satisfactory to Buyer;

(l)    each of the documents and items contemplated by Section 7.2; and

(m)    all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Sellers or the Acquired Companies at Closing.

7.5.    Closing Deliveries of Buyer.  At Closing, Buyer will deliver, or cause to be delivered, to Sellers, the following:

(a)    payment of the Estimated Closing Purchase Price and other closing payments (on behalf of the Buyer Acquisition Entities) pursuant to Section 2.2(c);

(b)    the certificate required by Section 7.3(c); and

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(c)    all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Buyer at Closing;

7.6.    Termination of Agreement.

(a)    The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:

(i)    by mutual written consent of the Parties;

(ii)    by either Party, if Closing has not occurred on or before April 30, 2015;

(iii)    by Buyer, if any condition in Section 7.2 becomes incapable of fulfillment at Closing or prior to the date stated in clause (ii) above; or

(iv)    by Sellers, if any condition in Section 7.3 becomes incapable of fulfillment at Closing or prior to the date stated in clause (ii) above.

(b)    A termination of this Agreement under any of the preceding clauses (ii) through (iv) will be effective two Business Days after the Party seeking termination gives to the other Party written notice of such termination. Notwithstanding any term in this SECTION 7.6, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to SECTION 7.6(a)(i)) if the failure to satisfy any condition to Closing or consummate the Transactions results in any material respect from the breach by such Party of any of its representations, warranties, covenants or agreements herein.

(c)    If this Agreement is terminated pursuant to this Section 7.6, then this Agreement will be of no further force or effect, except for the terms of Section 6.5 (entitled, “Confidentiality”), Section 9.8 (entitled, “Governing Law”), Section 9.9 (entitled, “Jurisdiction, Venue and Waiver of Jury Trial”), Section 9.10 (entitled, “Service of Process”), Section 9.13 (entitled, “Expenses”) and this Section 7.6. Upon any termination pursuant to this Section, no Party will have any further obligation or other Liability hereunder, except (i) pursuant to a Section listed in the immediately preceding sentence or (ii) for any breach or violation of this Agreement prior to the date of such termination.

ARTICLE 8

INDEMNIFICATION

8.1.    Indemnification by Sellers.  Subject to the other terms of this ARTICLE 8, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in SECTION 8.4, Chant and Sellers (“Seller Indemnitors”), jointly and severally, will indemnify, defend and hold harmless Buyer from and against any and all Losses incurred or otherwise received or sustained by any of Buyer, any other Buyer Acquisition Entities, the Acquired Companies, their Affiliates and Subsidiaries or any of their respective stockholders, officers, directors, partners, managers, employees, agents, representatives, successors and assignees (collectively, “Buyer Indemnitees”), in each case to the extent related to or arising out of any:

(a)    breach of any representation or warranty made by Sellers herein (including any inaccuracy in any related Disclosure Schedule or in the certificate delivered pursuant to Section 7.2(d));

(b)    breach or nonperformance of any covenant or agreement of or to be performed by Sellers pursuant hereto;

(c)    fraud, intentional misrepresentation or willful breach by Sellers;

(d)    Pre-Closing Taxes;

(e)    any Closing Indebtedness, Closing Date Transaction Expenses or Change in Control Payments, the amount of which was not otherwise deducted from the Purchase Price in accordance with Article 2;

(f)    any Acquired Company’s failure to comply with all applicable payment card industry standards regarding data security prior to the Closing Date;

(g)    any of the matters listed on Schedule 8.1(g); or

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(h)    any Legal Action incident to any of the foregoing.

8.2. Indemnification

by Buyer.  Subject to the other terms of this ARTICLE 8, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in SECTION 8.4, Buyer will indemnify, defend and hold harmless Sellers, their Affiliates and Subsidiaries or any of their respective stockholders, officers, directors, partners, managers, employees, agents, representatives, successors and assignees (collectively, “Sellers Indemnitees”), from and against any and all Losses incurred or otherwise received or sustained by Sellers Indemnitees, in each case to the extent directly or indirectly related to or arising out of any:

(a)    breach of any representation or warranty made by Buyer herein (including any inaccuracy in the certificate delivered pursuant to Section 7.3(c));

(b)    breach or nonperformance of any covenant or agreement of or to be performed by Buyer pursuant hereto;

(c)    fraud, intentional misrepresentation or willful breach by Buyer; or

(d)    any Legal Action incident to any of the foregoing.

8.3.    Certain Terms and Limitations.  Notwithstanding any other term herein, the following will apply:

(a)    Deductible.  Seller Indemnitors will not have any obligation under SECTION 8.1(a), (f) and (h) (to the extent incident to SECTION 8.1(a) or (f)), in each case other than regarding any breach of any Special Representation or regarding any Wrongdoer Payments (as to which no deductible will apply), unless and until the aggregate amount of indemnification for which Seller Indemnitors are obligated thereunder exceeds $2.0 million (the “Deductible”), and then only with respect to such amount in excess of the Deductible. Buyer will not have any obligation under SECTION 8.2(a) and (d) (to the extent incident to SECTION 8.2(a)) other than regarding any breach of any Special Representation (as to which no deductible will apply), unless and until the aggregate amount of indemnification for which Buyer is obligated thereunder exceeds the Deductible, and then only with respect to such amount in excess of the Deductible.

(b)     Cap.  The obligations of Seller Indemnitors under SECTION 8.1(a), (f) and (h) (to the extent incident to SECTION 8.1(a) or (f)), in each case other than regarding any breach of any Special Representation or regarding any Wrongdoer Payments (as to which no limitation or cap will apply), in the aggregate, will not exceed an amount equal to $11.0 million (the “Cap”). The obligations of Buyer under SECTION 8.2(a) and (d) (to the extent incident to SECTION 8.1(a)), in each case other than regarding any breach of any Special Representation (as to which no limitation or cap will apply), in the aggregate, will not exceed an amount equal to the Cap. In addition, in no event shall any Seller be responsible for any indemnification obligation or payment obligation in excess of the portion of the Purchase Price received by him, her or it.

(c)     Special Provisions for Article 3.  Notwithstanding SECTION 8.1 herein, if any Seller breaches a representation or warranty contained in ARTICLE 3, that breaching Seller and its related Seller Indemnitors shall be solely and exclusively liable for said breach and the other Seller Indemnitors shall not be liable to Buyer in any manner. For the purposes of this SECTION 8.3(c) and SECTION 8.9, (i) Chant is a related Seller Indemnitor of Chantco, (ii) Alison R. (Bell) Keim and The Bell Family Trust for Alison (Bell) Keim are each related Seller Indemnitors of the other, (iii) Lauren R. Bell and The Bell Family Trust for Lauren Bell are each related Seller Indemnitors of the other, and (iv) each of Sellers other than Chantco are related Seller Indemnitors of Logistic Resources Group.

(d)    Special Provisions for Chant, Chantco and Logistic Resources.  Notwithstanding SECTION 8.1 herein, Chant and Chantco shall not be liable under SECTION 8.1 for any Losses which do not in any way relate to either G2S or any of the representations, warranties, covenants and agreements particular to Chant and Chantco under this Agreement or the Ancillary Agreements. Notwithstanding SECTION 8.1 herein, Logistic Resources shall not be liable under SECTION 8.1 for any Losses which in any way relate to either G2S or any of the representations, warranties, covenants and agreements particular to G2S under this Agreement or the Ancillary Agreements.

(e)     Effect of Investigation.  The representations, warranties and covenants of each Party and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of his, her or its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations,

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warranties, covenants, and obligations. All representations, warranties, covenants, and agreements herein will be deemed material and relied upon by each Party, and none will be waived by any failure to pursue any action or by consummation of the Transactions.

(f)    Materiality Qualifiers.  For purposes of this ARTICLE 8, the representations and warranties of each Party in this Agreement (other than SECTION 4.8(b), SECTION 4.9, SECTION 4.12(a), SECTION 4.12(q), SECTION 4.14(e), and SECTION 4.15(a)) and in any certificate delivered pursuant hereto shall be deemed not to include any Materiality Qualifiers.

(g)     Mitigation; Insurance Proceeds.  The Party seeking indemnification under this ARTICLE 8 shall use its Commercially Reasonable Efforts as required by Applicable Law to mitigate any Losses which form the basis of an indemnification claim hereunder. The amount of any Losses incurred or suffered by an indemnified Person entitled to indemnification hereunder shall be calculated after giving effect to any insurance proceeds actually received by such indemnified Person with respect to such Losses, minus any costs of collection, any deductibles, the effect of any increased premiums and any other costs resulting from making claims or recovery thereunder; provided, however, the indemnified Person shall have no obligation to pursue such insurance proceeds.

(h)    No Double Recovery.  No Party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter if the Losses relating to such matter were included in the calculation of the adjustment to Purchase Price pursuant to SECTION 2.3 (to the extent, but only the extent, so included).

(i)    Sellers’ Agent.  For purposes of this ARTICLE 8, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to Sellers’ Agent when Seller Indemnitors are the Indemnifying Parties. Sellers’ Agent shall have full power and authority on behalf of each Seller Indemnitor to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, Seller Indemnitors under this ARTICLE 8.

8.4.    Certain Survival Periods.

(a)     Representations and Warranties.  Each representation and warranty contained herein (and in any related schedule) and the obligation of the Seller Indemnitors under SECTION 8.1(f) will survive the Closing and will remain in full force and effect for a period of 18 months after the Closing Date, except as follows:

(i)    Except as set forth in Section 8.4(a)(ii), each Special Representation (and related schedule) will survive the Closing and will remain in full force and effect indefinitely after the Closing Date. “Special Representation” means any representation or warranty in ARTICLE 3 or in SECTION 4.1 (entitled “Organization, Qualification, and Corporate Power”), SECTION 4.2 (entitled “Capitalization”), SECTION 4.12 (entitled “Tax Matters”), SECTION 4.3(a), (b) and (d) (entitled “Subsidiaries”), SECTION 4.5 (entitled “Brokers’ Fees”), SECTION 4.28 (entitled “Investment Company Act”), SECTION 4.31 (entitled “Operations of XLC”) or SECTION 5.4 (entitled “Brokers’ Fees”);

(ii)    The representations and warranties set forth in Section 4.12 (entitled “Tax Matters”) shall survive the Closing for the applicable statute of limitations, including any extension thereof; and

(iii)    Notwithstanding anything to the contrary, (i) any representation or warranty fraudulently made or otherwise made with the intent to deceive or otherwise mislead (and, in each case, any related schedule) will survive indefinitely until all Liabilities hereunder relating thereto are barred by all applicable statutes of limitations and (ii) any claims for Wrongdoer Payments will survive indefinitely until all Liabilities hereunder relating thereto are barred by all applicable statutes of limitations.

(b)     Survival Until Final Determination.  For each claim for indemnification under this Agreement regarding a breach of a representation or warranty (or related schedule) that is made prior to expiration of the survival period for such representation or warranty (as set forth in SECTION 8.4(a)), such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

(c)     Survival of Other Terms.  Except as provided in the preceding terms of this SECTION 8.4 regarding representations and warranties, each covenant or agreement contained herein, and all associated rights under this ARTICLE 8, will survive Closing and will continue in full force thereafter, subject to any limitation stated by their respective terms.

8.5.    Third-Party Claims.

(a)     Notice.  A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim of a third party (a “Third-Party Claim”) as to

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which the Claiming Party has the right to demand indemnification hereunder (the “Initial Claim Notice”). The failure to promptly give such Initial Claim Notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

(b)    Commencement of Defense and Participation.  Promptly after receiving such Initial Claim Notice, the Indemnifying Party may, in its discretion, assume the Defense of such Third-Party Claim at its own expense and may settle such Third-Party Claim, but will not, without the written consent of the Claiming Party, agree to (i) any injunctive relief affecting the Claiming Party or any of its Affiliates or (ii) any settlement that would adversely affect the business or operations of the Claiming Party or any of its Affiliates, including the settlement of a Third-Party Claim involving a Governmental Authority that relates to a Pre-Closing Tax Period, provided, however, that Sellers shall have the sole right to control, defend and settle any claim (including an audit) of any income Tax that is attributable to a Pre-Closing Tax Period unless such Third-Party Claim could have the impact of increased income or decreased deductions for, or otherwise increase the Tax Liability of, any of the Acquired Entities, Buyer or their respective Subsidiaries and Affiliates after Closing.

(c)     Participation by Claiming Party.  The Claiming Party will have the right to engage its own legal counsel (and other professional advisers) in connection with such Defense and Third-Party Claim, at the Claiming Party’s expense (or at the Indemnifying Party’s expense if the Claiming Party is advised by counsel that a conflict exists between the Claiming Party and the Indemnifying Party in connection with such Defense and Third-Party Claim). The Indemnifying Party will keep the Claiming Party fully informed of all matters material to such Defense and Third-Party Claim at all stages thereof, whether or not the Claiming Party is represented by separate legal counsel; provided, that with respect to Third-Party Claims with respect to which Sellers have the sole right to control pursuant to SECTION 8.5(b), Sellers will keep Buyer reasonably informed as to the Defense and progress on any settlements.

(d)    Failure to Commence Defense.  If the Indemnifying Party does not commence a Defense within 30 days following receipt of such Initial Claim Notice (or such shorter period, if any, during which a Defense must be commenced for the preservation of rights), the Claiming Party may, at its option, settle or defend such Third-Party Claim at the expense of the Indemnifying Party.

(e)     Resolution of Third-Party Claim.  Subject to the other terms of this ARTICLE 8, if (i) a final judgment or order in favor of such third party is rendered against the Claiming Party that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made or (ii) such Third-Party Claim is settled in accordance with this ARTICLE 8 resulting in Losses on the part of the Claiming Party, then the amount of such Losses incurred by the Claiming Party will be paid by the Indemnifying Party.

(f)    Access and Cooperation.  Each Party will, and will cause its Affiliates to, promptly make available to the other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Party relating to such Defense and Third-Party Claim, subject to reasonable confidentiality requirements (including withholding any materials subject to attorney-client or other legal privilege). Each Party will render to the other Party such assistance as such other Party may reasonably request to ensure the proper and adequate Defense of such Third-Party Claim.

(g)     Protecting Goodwill.  In conducting any Defense or dealing with any Third-Party Claim hereunder, each Party will use Commercially Reasonable Efforts to protect and preserve the reputation and goodwill associated with each other Party.

8.6.     Additional Notices.    In addition to and not in limitation of Section 8.5, a Claiming Party will give prompt notice to an Indemnifying Party of each claim for indemnification hereunder for which such Claiming Party proposes to demand indemnification (whether or not involving a third party), specifying the amount and nature of such claim (to the extent known). The failure to promptly give such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was materially prejudiced thereby, and then only to the extent of such prejudice.

8.7.    Specific Performance.  Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, each Party recognizes and affirms that in the event any Seller Indemnitor breaches this Agreement, money damages may be inadequate and Buyer would have no adequate remedy at law, so that Buyer will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

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8.8.    Exclusive Remedy.  Except with respect to (a) fraud and (b) claims for injunctive or other equitable relief, the terms in this Article 8 set forth the sole and exclusive remedies for the matters in this Agreement, including for breach of any representation, warranty, covenant or agreement in this Agreement.

8.9.    Source of Recovery.  Any amount owed by any Seller Indemnitor hereunder, including pursuant to SECTION 2.3, SECTION 6.7, or this ARTICLE 8, shall first be paid or set off from the applicable Holdback Amounts in accordance with SECTION 2.4; provided, that if the amount of any Loss exceeds the amount then remaining in the applicable Holdback Amounts, then Seller Indemnitors, subject to the limitations contained in this ARTICLE 8, shall pay Buyer or any Buyer Indemnitee an amount equal to such excess as soon as practicable (but in any event within ten Business Days) after such determination. Furthermore, Buyer may set-off and retain any amount owed by any Seller Indemnitor hereunder against any amount payable by Buyer or its Affiliates to such Seller Indemnitor, including the Earn-Out Payments. The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to any Buyer Indemnitee.

Article 9

CERTAIN ADDITIONAL TERMS

9.1.    Interpretation; Construction.  In this Agreement:

(a)    the table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;

(b)    words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear;

(c)    terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(d)    unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)    “include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;

(f)    “or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(g)    unless expressly stated herein to the contrary, reference to an agreement, instrument or other document, including this Agreement, will be deemed to refer as well to each addendum, exhibit, schedule or amendment thereto;

(h)    unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(i)    all references to “dollars” or $” shall mean United States Dollars;

(j)    all references to “CAD$” shall mean Canadian dollars;

(k)    except where otherwise indicated, all dollar amounts are expressed in United States Dollars and will be paid in cash in United States currency;

(l)    each Party was, or had ample opportunity to be, represented by legal counsel in connection with this Agreement and each Party and each Party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation hereof; and

(m)    each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement.

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9.2.    Press Releases and Public Announcements.  Buyer may issue a press release and file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission in connection with the signing of this Agreement, subject to the approval of Sellers’ Agent (which shall not be unreasonably withheld, conditioned or delayed). Except for such press release and Current Report on Form 8-K, none of Buyer, Sellers or Chant or their respective Affiliates will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior approval of Sellers’ Agent and Buyer, except as may be required by Applicable Law. Following the Closing, neither Sellers, Chant nor their respective Affiliates will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer, except as may be required by Applicable Law.

9.3.    No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the Parties, the other Buyer Acquisition Entities and their respective successors and permitted assigns.

9.4.    Entire Agreement.  This Agreement (including the Disclosure Schedules, Exhibits, Schedules and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.5.    Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.6.    Counterparts.  This Agreement may be executed by facsimile or electronic mail signature and in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.7.    Notices.  All notices and other communications hereunder will be in writing. Any notice or other communication hereunder will be deemed given only (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) when sent to the recipient by facsimile transmission, if sent prior to 5:00 p.m. Eastern Time on a Business Day, otherwise the next Business Day after being so sent, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case if addressed to the intended recipient as set forth below:

(i)

if to Buyer:
United Stationers Supply Co.
Attn:  General Counsel
One Parkway North Blvd., Suite 100
Deerfield, IL 60015-2559
Telephone:  (847) 627-7087
Fax:  (847) 627-2087

with a copy to:
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention:  Michael A. Stanchfield
Telephone:  (612) 766-7764
Fax:  (612) 766-1600

(ii)	if to any particular Seller, as set forth on Schedule A.
(iii)	if to Chant, as set forth on Schedule A for Chantco.
(iv)

if to Sellers’ Agent, or to Sellers or Seller Indemnitors generally:

c/o Sellers’ Agent
Donald R. Bernhardt
Liberty Bell Equipment Corp.
3201 South 76th Street
Philadelphia, PA 19153
Telephone:  (215) 492-4700, ext. 1333
Fax:  (215) 492-0655

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with a copy to: Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799 Attention: Bruce K. Fenton Telephone: (215) 981-4646 Fax: (215) 689-4644

Any Party may change the address to which such notices and communications are to be delivered by giving the other Parties notice in the manner stated above.

9.8.    Governing Law.  This Agreement, and all matters, will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to principles of conflicts of law.

9.9.    Jurisdiction, Venue and Waiver of Jury Trial.  Each Party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in Cook County, Illinois in any proceeding arising out of or relating to this Agreement or any Ancillary Agreement and to the respective court to which an appeal of the decisions of any such court may be taken. Each Party hereby irrevocably waives, to the fullest extent it may do so, the defense of an inconvenient forum to the maintenance therein of such a proceeding. Each Party hereby expressly waives any right it may have to a jury trial in any such proceeding.

9.10.    Service of Process.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.10, however, will affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.11.    Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by Buyer and Sellers’ Agent. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver (or, in the case of a waiver by Sellers, by Sellers’ Agent) nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

9.12.    Severability; Blue Pencil.  Any term of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms hereof or the validity or enforceability of the offending term in any other situation or in any other jurisdiction. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced (including any term of Section 6.7), then it is the Parties’ intent that all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

9.13.    Expenses.  Except as otherwise expressly provided in this Agreement, the Parties will each bear their own costs and expenses (including legal and other professional fees and expenses) incurred in connection with this Agreement and the Transactions; provided that Sellers will also bear the costs and expenses of the Acquired Companies and their Subsidiaries (including its legal and other professional fees and expenses) accrued or incurred up to and including the Closing in connection with this Agreement and the Transactions.

9.14.    Incorporation of Exhibits, Disclosure Schedules and Schedules.  The Exhibits, Disclosure Schedules and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15.    Nature of Disclosure Schedules; Disclosure Schedule Updates.  Nothing in the Disclosure Schedules will be deemed to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies the item as an exception to such representation or warranty; however, any information disclosed in any section number shall be deemed to be disclosed and incorporated into any other section number under this Agreement to the extent (but only the extent) that it is reasonably apparent from the text of such disclosure alone that such information is responsive to the representations to which such other section relates. A disclosure made by Sellers in any section of this Agreement or any Disclosure Schedule will expressly not be deemed to

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constitute an admission by Sellers, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement. Sellers’ Agent may at any time prior to the Closing update or supplement any Section of the Disclosure Schedules or provide a new Section qualifying any representation or warranty of Sellers contained herein that is not subject to the Disclosure Schedule as of the date of this Agreement with respect to any fact or condition that arises only after the date hereof and which would have been required to be set forth or described in the Disclosure Schedule (each, a “Schedule Supplement”). If such Schedule Supplement is not material, such Schedule Supplement shall be treated for all purposes as if it had been included in this Agreement as of the date hereof and, accordingly, Buyer (for itself and all Buyer Indemnitees) shall be deemed to have waived any and all rights it and all other Buyer Indemnitees may have arising from or relating to the breach or inaccuracy of the representations or warranty described in such non-material Schedule Supplement (including the right to indemnification pursuant to ARTICLE 8). For the avoidance of doubt, and irrespective of whether or not the Closing occurs, no material Schedule Supplement will be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for any purpose nor shall any material Schedule Supplement limit the rights of Buyer under this Agreement, including ARTICLE 7 and ARTICLE 8. For the avoidance of doubt, except as set forth in SECTION 7.6, nothing under this SECTION 9.15 shall permit Buyer to terminate this agreement.

9.16.    Chant Guaranty.  Chant hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of Chantco’s obligations under this Agreement. No act or thing will in any way discharge Chant from his obligations pursuant to this Section 9.16, except full payment and performance of all of the guaranteed obligations. Chant hereby waives any and all defenses and discharges available to a guarantor or accommodation co-obligor in such capacity and hereby waives any and all defenses, claims, setoffs and discharges of Sellers or any other Person obligated to pay or perform any of the guaranteed obligations, except the defenses of discharge by payment and performance in full. In furtherance, and not in limitation, of the foregoing and of Chant’s other obligations under this Agreement, Chant acknowledges and agrees that Buyer’s entry into this Agreement and consummation of the Transactions is conditioned upon this Section 9.16 and Chant will benefit from Buyer entering into this Agreement and consummating the Transactions.

9.17.    English Language.  The Parties confirm that it is their wish that this Agreement and any other documents delivered or given under this Agreement, including notices, have been and will be in the English language only. Les parties aux présents confirment leur volonté que cette convention de même tous les documents, y compris tous avis, s’y rattachant, soient rédigés en anglais seulement.

Article 10

SELLERS’ AGENT

10.1.    Appointment of Sellers’ Agent.

(a)    Sellers’ Agent is hereby appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of each Covenant Seller, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of Covenant Sellers at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Ancillary Agreements, and to facilitate the consummation of the Transactions, and in connection with the activities to be performed by or on behalf of such Covenant Sellers under this Agreement and the Ancillary Agreements, and each other agreement, document, instrument or certificate referred to herein or therein (including in connection with any and all claims for remedies brought pursuant to this Agreement or the Ancillary Agreements). By executing this Agreement, Sellers’ Agent accepts such appointment, authority and power.

(b)    Without limiting the generality of the foregoing, Sellers’ Agent shall have the power to take any of the following actions on behalf of Covenant Sellers: (i) to give and receive notices, communications and consents under this Agreement and the Ancillary Agreements; (ii) to receive and distribute payments pursuant to this Agreement and the Ancillary Agreements; (iii) to approve any amendment, supplement or other modification to this Agreement or Ancillary Agreements; (iv) to waive any provision of this Agreement and the Ancillary Agreements; (v) to assert any claim or institute any Legal Action; (vi) to investigate, defend, contest or litigate any Legal Action initiated by any Person against Sellers’ Agent (on behalf of Covenant Sellers); (vii) to receive process on behalf of any or all Covenant Sellers in any such Legal Action; (viii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Ancillary Agreements; (ix) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Ancillary Agreements; and (x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Agent, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 10.1 and the Transactions.

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(c)    Upon Donald R. Bernhardt’s resignation or removal as Sellers’ Agent, or in the event Donald R. Bernhardt is otherwise unable to serve as Sellers’ Agent under this Agreement, within ten days after cessation of service, Sellers representing a majority of the Pro Rata Shares of all Sellers shall appoint a successor Sellers’ Agent, who shall serve with all such rights and powers of the original Sellers’ Agent as set forth in this Article 10.

10.2.    Authority.  The appointment of Sellers’ Agent by each Covenant Seller is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of such Covenant Seller). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, securityholders, members, managers, successors and assigns of each Covenant Seller. All decisions of Sellers’ Agent shall be final and binding on all of Covenant Sellers and no Covenant Seller shall have the right to object, dissent, protest or otherwise contest the same. Buyer shall be entitled to rely conclusively upon, without independent investigation, any act, notice, instruction or communication from Sellers’ Agent and any document executed by Sellers’ Agent on behalf of any Covenant Seller and shall be fully protected and relieved from any liability to any Person in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. No Buyer Indemnitee shall have any liability or responsibility to any Seller, Seller Indemnitee or other Person for any act or omission of the Sellers’ Agent.

10.3.    Limitation on Liability.  Sellers’ Agent shall not be responsible for any loss suffered by, or Liability of any kind to, Covenant Sellers arising out of any act done or omitted by Sellers’ Agent in connection with the acceptance or administration of Sellers’ Agent’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

10.4.    Role of Sellers’ Agent.  Without limiting the generality or effect of Section 10.1, any claims or disputes between or among any Buyer Indemnitees, Sellers’ Agent and/or any one or more Covenant Sellers relating to this Agreement, the Ancillary Agreements or the Transactions shall in the case of any claim or dispute asserted by or against or involving any Covenant Seller (other than any claim against or dispute with Sellers’ Agent), be asserted or otherwise addressed solely by Sellers’ Agent on behalf of such Covenant Seller (and not by such Covenant Seller acting on his, her or its own behalf).

10.5.    Administrative Expense Account.

(a)    Sellers’ Agent shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which Sellers’ Agent may pay any amounts due Covenant Sellers hereunder, including any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of Covenant Sellers, including, without limitation, fees and expenses incurred pursuant to the procedures and provisions set forth in SECTION 2.2 and ARTICLE 8 and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement (collectively, “Administrative Costs”).

(b)    Amounts drawn from the Administrative Expense Account to Administrative Costs shall be drawn to reflect each Covenant Seller’s liability for such Administrative Costs in accordance with its respective Pro Rata Share.

(c)    At such time, and from time to time, that Sellers’ Agent determines in its good faith discretion that the Administrative Expense Amount will not be required for the payment of such fees, expenses or costs, Sellers’ Agent shall distribute to Covenant Sellers, based on such Person’s Pro Rata Share, their applicable pro rata amounts from the Administrative Expense Account; provided, that, unless a claim is pending which could require payment from the Administrative Expense Account, Sellers’ Agent shall distribute the amounts required to be distributed pursuant to this SECTION 10.5 to Sellers no later than five years from the Closing.

(d)    Sellers’ Agent shall report and withhold any Taxes (from amounts paid by or from the Administrative Expense Account) as it determines may be required by Applicable Law or regulation in effect at the time of any distribution

(e)    This Section 10.5 contains agreements among Sellers’ Agent and Covenant Sellers only, and one of Buyer, the Acquired Companies or their respective Subsidiaries and Affiliates shall have any Liability under this Section 10.5

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Article 11

DEFINITIONS

“338(h)(10) Elections” is defined in SECTION 6.8(g).

“Achievement Percentage” is defined in SECTION 2.5(a)(i).

“Acquired Companies” is defined in the recitals to this Agreement.

“Adjustment Holdbacks” is defined in SECTION 2.4(a)(i)(A).

“Administrative Costs” is defined in SECTION 10.5.

“Administrative Expense Account” means the account maintained by Sellers’ Agent into which the payment required by Sellers in SECTION 2.2 shall be made and any successor account in which the Administrative Expense Amount shall be held by Sellers’ Agent.

“Administrative Expense Amount” means an amount equal to $10,000, and such amount may be reduced from time to time due to payments made therefrom in accordance with the terms of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Tax Code Section 1504(a) or any similar group defined under a similar provision of state, provincial, municipal, local or foreign law.

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Agreements” is defined in SECTION 3.1.

“Annual Earn-Out Base Amount” is defined in SECTION 2.5(a)(ii).

“Annual Earn-Out Payment” is defined in SECTION 2.5(a)(iii).

“Annual Earn-Out Period” is defined in SECTION 2.5(a)(iv).

“Applicable Exchange Rate” means (a) with respect to the calculation of the Canadian Estimated Closing Purchase Price, the most recent spot rate of exchange for converting Canadian dollars to U.S. dollars, as listed on Bloomberg.com prior to the delivery of the Closing Certificate, (b) with respect to the calculation of the Canadian Final Closing Purchase Price and the Canadian Purchase Price, the spot rate of exchange for converting Canadian dollars to U.S. dollars on the Closing Date, as listed on Bloomberg.com, and (c) with respect to the calculation of the Earn-Out Payment for each Earn-Out Period, the average of the spot rates of exchange for converting Canadian dollars (or other applicable foreign currency) to U.S. dollars on each day of such Earn-Out Period, in each case as listed on Bloomberg.com. Upon the mutual written consent of Buyer and the Sellers’ Agent, the spot rate of exchange may be obtained from a source other than Bloomberg.com.

“Applicable GAAP” means (a) with respect to G2S, the Canadian Accounting Standards for Private Enterprises approved by CPA Canada, or its successor and (b) with respect to any other Person, United States generally accepted accounting principles, in each case (i) as in effect from time to time and consistently applied and (ii) with respect to the Financial Statements, with such exceptions or deviations from the foregoing accounting standards as are set forth on Disclosure Schedule 4.8 or which Sellers can otherwise establish were actually known by Buyer prior to the date of this Agreement.

“Applicable Interest” means, with respect to any amount, simple interest calculated upon such amount at the rate of 1.5% per annum from the Closing Date to the date of payment of such amount.

“Applicable Laws” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority. Unless expressly stated

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herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Arm’s Length” has the meaning set forth in the ITA.

“Business Day” means any day other than a Saturday, Sunday or a day that banks in the States of Illinois or Pennsylvania are not generally authorized or required by Applicable Laws to be closed.

“Business” means the businesses conducted by the Acquired Companies and their Subsidiaries.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Acquisition Entities” means (a) Buyer, (b) Canadian Newco and (c) GP Newco.

“Buyer Indemnitees” is defined in SECTION 8.1.

“Canadian Adjustment Holdback” is defined in SECTION 2.4(a)(ii)(B).

“Canadian Change in Control Payments” is defined in SECTION 232(a)(ii)(E).

“Canadian Change in Control Payments Estimate” is defined in SECTION 2.2(a)(vi)(B).

“Canadian Closing Cash” is defined in SECTION 2.3(a)(ii)(A).

“Canadian Closing Cash Estimate” is defined in SECTION 2.2(a)(ii)(B).

“Canadian Closing Date Transaction Expenses” is defined in SECTION 2.3(a)(ii)(D).

“Canadian Closing Date Transaction Expenses Estimate” is defined in SECTION 2.2(a)(iv)(B).

“Canadian Closing Indebtedness” is defined in SECTION 2.3(a)(ii)(C).

“Canadian Closing Indebtedness Estimate” is defined in SECTION 2.2(a)(v)(B).

“Canadian Closing Working Capital” means (a) the current assets of G2S less (b) the current liabilities of G2S, in each case as of 11:59 p.m. on the Closing Date (but without giving effect to the reduction of any such liabilities as part of the Transactions or to changes as a result of actions taken by Buyer on the Closing Date outside the Ordinary Course of Business if and to the extent Buyer has operational control of G2S on such date), excluding Closing Cash and Closing Indebtedness (to the extent otherwise constituting current assets or current liabilities), and calculated in accordance with SECTION 2.2, SECTION 2.3, SECTION 6.12, SECTION 6.14 and the Illustrative Statement.

“Canadian Earn-Out Payments” is defined in SECTION 2.5(c).

“Canadian Estimated Closing Purchase Price” is defined in SECTION 2.1(c).

“Canadian Final Adjustment Amount” is defined in SECTION 2.3(d).

“Canadian Final Closing Purchase Price” is defined in SECTION 2.3(a)(ii)(E).

“Canadian Newco” is defined in SECTION 1.2(a).

“Canadian Pro Rata Share” means, with respect to each Seller, the “Canadian Pro Rata Share” of such Seller as set forth on SCHEDULE A.

“Canadian Purchase Price” is defined in SECTION 2.1(a).

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“Canadian Working Capital Deficiency Estimate” is defined in SECTION 2.2(a)(iii)(B).

“Canadian Working Capital Deficiency” means the amount (if any) by which the Canadian Closing Working Capital is less than the Canadian Working Capital Target.

“Canadian Working Capital Excess Estimate” is defined in SECTION 2.2(a)(iii)(B).

“Canadian Working Capital Excess” means the amount (if any) by which Canadian Closing Working Capital exceeds the Canadian Working Capital Target.

“Canadian Working Capital Target” means CAD$7.7 million.

“Cap” is defined in Section 8.3(b).

“Catch-Up Amount” is defined in SECTION 2.5(a)(v).

“Change in Control Payments Estimate” is defined in SECTION 2.2(a)(vi)(B).

“Change in Control Payments” means any commission, settlement, bonus, or other similar payment payable by any of the Acquired Companies or their Subsidiaries to any director, officer, any member of management, employee, consultant, or any other Person that is compensatory in nature and that is accelerated or triggered (whether alone or in combination with other events) upon the consummation of the Transactions, together with any Tax or other Liability of any of the Acquired Companies or their Subsidiaries associated therewith.

“Chant” is defined in the preamble to this Agreement.

“Chantco” is defined in recitals to this Agreement.

“Charter Documents” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; and (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person.

“Claiming Party” is defined in SECTION 8.5(a).

“Closing” is defined in SECTION 7.1.

“Closing Cash” means the sum of all cash and cash equivalents held by the Acquired Companies and their Subsidiaries (including cash in hand, bank balances, cash deposit accounts, marketable securities and short term investments but excluding checks and other instruments that are subsequently dishonored), net of any Tax Liability that would be associated with the repatriation of any such Closing Cash held outside the United States, in each case, measured as of 11:59 p.m. on the Closing Date (without giving effect to the Transactions or to changes as a result of actions taken by Buyer on the Closing Date outside the Ordinary Course of Business if and to the extent Buyer has operational control of the Acquired Companies and their Subsidiaries on such date) and reflected without duplication on the Estimated Closing Statement and the Closing Statement. For the avoidance of doubt, no portion of the Nevadaco Consideration Amount shall be included in the Closing Cash.

“Closing Certificate” is defined in SECTION 2.2(a).

“Closing Date” is defined in SECTION 7.1.

“Closing Date Transaction Expenses Estimate” is defined in SECTION 2.2(a)(iv)(B).

“Closing Date Transaction Expenses” means the sum of (A) all fees, costs, and expenses or other Liabilities incurred by or on behalf of Sellers, the Acquired Companies or their Subsidiaries in connection with this Agreement and the Transaction, including legal, accounting, and investment banking fees, that remain unpaid immediately prior to the Closing and (B) the estimated cost, as determined pursuant to SECTION 6.17(b), of all Punchlist Items that have not been completed as of the Closing.

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“Closing Indebtedness Estimate” is defined in SECTION 2.2(a)(v)(B).

“Closing Indebtedness” means the sum, without duplication, of all of the Acquired Companies’ and their Subsidiaries’ (A) obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under bank overdrafts and advances) (B) obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (C) obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (D) obligations to reimburse the issuer in respect of amounts outstanding under letters of credit or under performance or surety bonds, or other similar obligations, (E) obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (F) obligations of the type referred to in clause (A) through (E) above of others secured by a Encumbrance on any asset of any of the Acquired Companies or their Subsidiaries, (G) accrued interest related to any of the foregoing, and (H) prepayment premiums or penalties, and fees and expenses related to any of the foregoing (including any prepayment premiums payable as a result of the consummation of the Transactions), in each case as of 11:59 p.m. on the Closing Date (but without giving effect to the repayment of Closing Indebtedness as part of the Transactions or to changes as a result of actions taken by Buyer on the Closing Date outside the Ordinary Course of Business if and to the extent Buyer has operational control of the Acquired Companies and their Subsidiaries on such date).

“Closing Statement” is defined in SECTION 2.3(a).

“Closing Working Capital” means the sum of (a) the U.S. Closing Working Capital and (b) the Canadian Closing Working Capital.

“COBRA” means the health coverage continuation requirements reflected in Tax Code section 4980B and ERISA sections 601 through 606, as added by the Consolidated Omnibus Budget Reconciliation Act of 1985, or similar Applicable Law.

“Collateral” means all property, other than real estate, in which any Acquired Company or any of its Subsidiaries has any right or interest, including Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, Commercial Tort Claims and Investment Property (as each of those terms is defined in Article 9 of the New York UCC or in the Personal Property Security Act in effect from time to time in the Province of Ontario or such similar legislation in effect in any other Province of Canada, as applicable) and equity securities and debt securities, in each case wherever such property is located, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to expeditiously achieve such result; provided, however, that a Person required to use Commercially Reasonable Efforts under or in connection with this Agreement shall not be thereby required to take action that would result in a material adverse change in the benefit to such Person under this Agreement or any Transactions (in each case, taken as a whole) or to dispose of any material portion of, or make any material change to, its business.

“Competitive Business” is defined in SECTION 6.7(b)(i).

“Computer Systems” means any combination of the computer software (including source code, executable code, databases and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied on by any of the Acquired Companies and their Subsidiaries for its operations, including any item or systems provided in a “software-as-a-service,” “cloud computing” or hosted arrangement.

“Confidential Information” means all confidential, proprietary or non-public information of or relating to (a) Buyer or any of its Affiliates or (b) any of the Acquired Companies and their Subsidiaries that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by Sellers), including information entrusted to Sellers by others. Without limiting the generality of the foregoing, Confidential Information includes: (a) customer lists, lists of potential customers and details of agreements with customers; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) Intellectual Property, except as published in the normal course of prosecution by a patent office or other agency; (e) sources of supplies; (f) identity of specialized consultants and contractors and Confidential Information developed by them; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) employee information; and (j) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded.

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“Confidentiality Agreement” means the Non-Disclosure Agreement dated as of December 16, 2013 between Buyer and Liberty Bell.

“Contract” means any contract, agreement, arrangement, purchase order, license or use agreement, lease (whether a lease for real estate, a capital lease, an operating lease or other), instrument, note or other binding obligation or commitment, in each case whether oral or written.

“Covenant Sellers” means each of Sellers and Chant.

“Covered Person” is defined in SECTION 6.14.

“Credit Facilities” means (a) (1) the Loan and Security Agreement, dated June 30, 2010, by and among Citizens Bank of Pennsylvania, Liberty Bell, G2S, Jarsam LLC, Liberty Bell GA, LLC, DALB L.L.C. and Richard and Donna Bell, (2) the Conventional Hypothec without Delivery of $25,000,000 together with interest thereon at the rate of 25% per annum from June 25, 2010, registered in favor of Citizens Bank of Pennsylvania on June 29, 2010 (10 0422998 0001), (3) Subordination Agreement, dated June 30, 2010, by and among G2S, 6772731 Canada Inc. and Citizens Bank of Pennsylvania, (b) Credit Agreement, dated June 15, 2007, by and among G2S, Liberty Bell, Chant Tobi, Christine Tchakedjian Tobi and Bank of America, N.A., (c) Promissory Note, dated June 1, 2010, evidencing debt of $2,500,000 owed by G2S to 6772731 Canada Inc., (d) (1) Promissory Note, dated October 19, 2013, evidencing debt of $586 owed by Liberty Bell to Alison Bell Keim, (2) Promissory Note, dated December 21, 2012, evidencing debt of $500,000 owed by Liberty Bell to Alison Bell Keim, (3) Promissory Notes, dated May 12, 2011 thru March 6, 2014 (total of 6 Notes), evidencing a total debt of $ 765,675.06 owed by Liberty Bell to Lauren Bell, (4) Promissory Note, dated December 21, 2012, evidencing debt of $ 500,000 owed by Liberty Bell to Lauren Bell and (5) Promissory Note, dated May 1, 2013, evidencing debt of $ 16,650,000 owed by Liberty Bell to Richard Bell, and any other Indebtedness designated by Buyer, in each case as amended from time to time and together with all related agreements, instruments and other documents.

“Cumulative Calculation” is defined in SECTION 2.5(a)(vi).

“Deductible” is defined in SECTION 8.3(a).

“Defense” means legal defense reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party, which consent will not be unreasonably withheld, conditioned or delayed.

“Deferred Payment” is defined in SECTION 2.2(d).

“Disclosure Schedules” is defined in ARTICLE 4.

“DOJ” is defined in Section 6.1(b).

“Earn-Out Objective Notice” is defined in SECTION 2.5(b).

“Earn-Out Payments” is defined in SECTION 2.5(a)(vii).

“Earn-Out Period” is defined in SECTION 2.5(a)(viii).

“Earn-Out Schedule” is defined in SECTION 2.5(b).

“EBITDA Margin” is defined in SECTION 2.5(a)(ix).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind, including any stock option or ownership plan, stock appreciation rights plan, phantom stock plan or other equity based awards, executive compensation plan, bonus, incentive compensation, deferred compensation or profit-sharing plan, pension or retirement plan, severance plan or any vacation, holiday, sick leave, flexible spending account, educational assistance, adoption assistance, fringe benefit or group life insurance plan, in each case (i) for the benefit of, or relating to, any current or former employee, director or officer (or dependent) of any Acquired Company or its ERISA Affiliates, (ii) maintained, contributed to, or agreed to by any Acquired Company or its ERISA Affiliates or (iii) with respect to which any Acquired Company or any of its ERISA Affiliates is under any obligation to contribute or has any Liability, whether current or contingent, including with respect to G2S, the Canadian Pension Plan, the Alberta Health Care Insurance Plan, the Quebec Pension

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Plan and other similar health plans established and administered by any other province, and workplace safety and compensation insurance provided pursuant to Applicable Laws.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, hypothec, security interest or other restriction of any kind (other than those created under applicable securities laws).

“Enforcement Limitations” means any applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other similar Applicable Law from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or leased by any Acquired Company or any of its Subsidiaries.

“Environmental Laws” means all Applicable Laws relating to (a) human and occupational health and safety or (b) protection of human health and the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources). For the avoidance of doubt, Environmental Laws includes any Applicable Laws relating to exposure to, or use, generation, treatment, recycling, storage, disposal, transport, labeling, presence, handling, release or threatened release of any Hazardous Substances.

“ERISA Affiliate” means each entity that is treated as a single employer with any of the Acquired Companies or their Subsidiaries for purposes of Tax Code Section 414 or similar provisions of other Applicable Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Purchase Price” means the sum of the Canadian Estimated Closing Purchase Price and the U.S. Estimated Closing Purchase Price.

“Estimated Closing Statement” is defined in SECTION 2.2(a)(i).

“ETA” means the Excise Tax Act (Canada), the regulations thereunder and any other equivalent statutes, rules and regulations of any province of Canada, including, without limitation, an An Act Respecting the Québec Sales Tax, in each case as amended to the date of this Agreement.

“Exchange Act” is defined in SECTION 4.11(c).

“Fair Consideration” means fair consideration, as determined by the applicable Acquired Company in good faith; provided, however, that with respect to any transactions between an Acquired Company or any of its subsidiaries, on the one hand, and any of the Sellers or any of their Affiliates or other related parties, on the other hand, the details of such transaction are disclosed in in the Disclosure Schedule on the date hereof or subsequently approved by Buyer in writing.

“Financial Statements” is defined in SECTION 4.8(a).

“Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977 or similar provisions of Applicable Law.

“ FTC” is defined in Section 6.1(b).

“G2S” is defined in recitals to this Agreement.

“G2S Audited Financial Statements” is defined in SECTION 4.8(a)(ii).

“G2S Class A Shares” means Class “A” Common voting shares of G2S.

“G2S Class B Shares” means Class “B” Common voting shares of G2S.

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“G2S Financial Statements” is defined in SECTION 4.8(a)(ii).

“G2S Most Recent Financial Statements” is defined in SECTION 4.8(a)(ii).

“G2S Most Recent Fiscal Month End” is defined in SECTION 4.8(a)(ii).

“G2S Most Recent Fiscal Year End” is defined in SECTION 4.8(a)(ii).

“G2S Shares” means the G2S Class A Shares and the G2S Class B shares, collectively.

“Governmental Authority” means, wherever located, any: (a) nation, state, province, county, city, town, village, district, municipality or other jurisdiction of any nature; (b) federal, state, provincial, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, administration, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or Person exercising any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“GP Newco” is defined in Section 1.2(b).

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, asbestos, petroleum and fractions thereof, and all other chemicals, wastes, substances, constituents, and materials defined, regulated or for which liability or standards are imposed by any Environmental Law.

“Holdback Amounts” is defined in SECTION 2.4(a)(ii)(B).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Illustrative Statement” is defined in SECTION 2.2(a)(i).

“Improvements” is defined in Section 4.13(d).

“Income Tax” means any Tax (other than sales, use, stamp, duty, value added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation Section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indemnification Holdback” is defined in SECTION 2.4(a).

“Indemnifying Party” is defined in SECTION 8.5(a).

“Initial Claim Notice” is defined in SECTION 8.5(a).

“Integrated Revenue” is defined in SECTION 2.5(a)(xi).

“Intellectual Property” means (a) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and post-grant reviews thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all Trade Secrets and Know-How, and (f) all computer software.

“Interest Rate Swap” means the letter agreement by and between Citizens Bank of Pennsylvania and Liberty Bell, date as of February 22, 2013, regarding reference number CMD04331 and the USD 17,000,000.00 Interest Rate Swap, in each case as amended from time to time and together with all related agreements, instruments and other documents and the transactions contemplated thereby and any predecessor thereto (including as contemplated by the letter agreement by and between Citizens Bank of Pennsylvania and Liberty Bell, dated as of February 22, 2013, regarding reference number CXCMD04140 and the USD 11,000,000.00 Interest Rate Swap Cancellation).

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“Interests” is defined in the recitals to this Agreement and, for the avoidance of doubt, includes all of the Liberty Bell Shares, the G2S Shares, the Label Shares, the TransSupply Interests and the XLC Interests.

“Invasive Testing” is defined in SECTION 6.3(b).

“Inventory” is defined in SECTION 4.7(a).

“IRS” is defined in Section 4.21(a).

“Investment Canada Act” means the Investment Canada Act (Canada).

“ITA” means the Income Tax Act (Canada), the regulations thereunder and any other equivalent statutes, rules and regulations of any province of Canada, including, without limitation, the QTA, in each case as amended to the date of this Agreement.

“Key Employees” means each of the following individuals: (a) Chant, (b) Holger Baeuerle, and (c) any other Person party to a Contract providing for the severance or other benefits in connection with a termination of such Person’s employment or other relationship with any of the Acquired Company or their Subsidiaries.

“Know-How” means all design technology, manufacturing techniques, process development, materials technology, and drawings and specifications for products.

“Knowledge of Sellers” and “Sellers’ Knowledge” means the actual knowledge of each of Sellers, Chant, and the directors and officers of each Acquired Company and the knowledge that such Persons would reasonably be expected to have based on their respective positions with the Acquired Companies and their Subsidiaries, in each case after reasonable inquiry relating to the subject matter of the representation in question.

“Label” is defined in recitals to this Agreement.

“Label Annual Financial Statements” is defined in SECTION 4.8(a)(iii).

“Label Financial Statements” is defined in SECTION 4.8(a)(iii).

“Label Most Recent Financial Statements” is defined in SECTION 4.8(a)(iii).

“Label Most Recent Fiscal Month End” is defined in SECTION 4.8(a)(iii).

“Label Most Recent Fiscal Year End” is defined in SECTION 4.8(a)(iii).

“Label Shares” means shares of common stock, par value $1.00 per share, of Label.

“Leased Real Property” is defined in SECTION 4.13(b).

“Lease” is defined in Section 4.13(b).

“Lease Amendments” is defined in SECTION 6.11(b).

“Legal Action” means any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim, demand or similar action taken by, filed with or otherwise involving any Governmental Authority.

“Legal Restriction” means any injunction, judgment, order, decree, ruling, charge, settlement or other similar restriction of any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and whether or not required to be reflected on a balance sheet by Applicable GAAP.

“Liberty Bell” is defined in recitals to this Agreement.

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“Liberty Bell Audited Financial Statements” is defined in SECTION 4.8(a)(i).

“Liberty Bell Financial Statements” is defined in SECTION 4.8(a)(i).

“Liberty Bell Most Recent Financial Statements” is defined in SECTION 4.8(a)(i).

“Liberty Bell Most Recent Fiscal Month End” is defined in SECTION 4.8(a)(i).

“Liberty Bell Most Recent Fiscal Year End” is defined in SECTION 4.8(a)(i).

“Liberty Bell Non-Voting Shares” means shares of non-voting common stock, par value $1.00 per share, of Liberty Bell.

“Liberty Bell Shares” means the Liberty Bell Voting Shares and the Liberty Bell Non-Voting Shares, collectively.

“Liberty Bell Voting Shares” means shares of voting common stock, par value $1.00 per share, of Liberty Bell.

“Logistic Resources” is defined in SECTION 2.3(d)(iv).

“Losses” means any Liability, claim, loss, fine, fee, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses and costs of investigation) or damage.

“Mallon Warrant” means the Stock Purchase Warrant, dated December 28, 2009, issued by Robert W. Mallon, Inc.

“Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or could reasonably be expected to have a material adverse effect on (i) the business, operations, condition (financial or otherwise), properties, assets, liabilities, or results of operations of the Acquired Companies and their Subsidiaries (taken as a whole) or (ii) the ability of Sellers to consummate the Transactions on a timely basis and perform their obligations under this Agreement or under any Ancillary Agreement; provided, however, that none of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been a Material Adverse Effect: (a) conditions generally affecting the industries in which the Acquired Companies operate or the North American economy as a whole; (b) national or international political or social conditions; (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (e) effects arising from changes or proposed changes in laws, rules, regulations or accounting principles, or (f) effects relating to or arising from the announcement of the execution of this Agreement or the Transactions or the identity of Buyer or its Affiliates, except, in the case of the foregoing clauses (a) through (e), to the extent that any of the foregoing have a disparate impact on the Acquired Companies compared to others in its industry.

“Material Contract” is defined in SECTION 4.15(a).

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”

“Most Recent Balance Sheets” means the balance sheets contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” is defined in SECTION 4.8(a).

“Most Recent Fiscal Month Ends” is defined in SECTION 4.8(a).

“Most Recent Fiscal Year Ends” is defined in SECTION 4.8(a).

“Neutral Auditor” means PricewaterhouseCoopers LLP or an alternative financial expert from a nationally recognized independent public accounting firm jointly selected by Buyer and Sellers’ Agent.

“Nevadaco” is defined in recitals to this Agreement.

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“Nevadaco Consideration Amount” means an amount equal to 51% of the Canadian Estimated Closing Purchase Price. For the avoidance of doubt, the Nevadaco Consideration Amount is based solely on the Canadian Estimated Closing Purchase Price and is not subject to adjustment after the Closing.

“Nevadaco Shares” is defined in recitals to this Agreement.

“Non-Compete Period” means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

“Non-US Competition Law” means any Applicable Law in any non-United States jurisdiction that is applicable to the Transactions which is comparable in intent and purpose to the HSR Act in that it requires notification to, filing with, or clearance or approval from, a Governmental Authority with respect to antitrust, competition, market concentration, or similar matters.

“Objection Notice” is defined in SECTION 2.3(b).

“Ordinary Course of Business” means an action (which includes, for this definition, a failure to take action), condition, circumstance or status of or regarding a Person that is: (a) consistent with the past customs and practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) or partners or shareholders of such Person.

“Party” has the meaning set forth in the preamble to this Agreement.

“Pending Claim Amounts” means, at any time, the aggregate dollar amount of any pending claim notices given by Buyer to Sellers prior to the Termination Date pursuant to ARTICLE 8.

“Performance Objective” is defined in SECTION 2.5(a)(x).

“Permits” is defined in Section 4.11(a).

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, warehouseman’s, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of any of the Acquired Companies and their Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) generally applicable zoning or building ordinances, entitlement, conservation restriction, and other land use and environmental regulations promulgated by Governmental Authorities or established by utility providers, (d) any statutory, common law or contractual liens of landlords under the Leases in the Ordinary Course of Business relating to obligations as to which there is no default on the part of any of the Acquired Companies and their Subsidiaries, and (e) declarations, easements or rights-of-way in favor of utility providers or other Persons which do not adversely affect the value of such property or its use as currently used by the Acquired Companies.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

“Post-Closing Acquired Business” is defined in Section 2.5(a)(xi).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof through the Closing Date.

“Pre-Closing Taxes” means all Taxes with respect to any (a) Acquired Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (b) member of an affiliated, consolidated, combined or unitary group of which an Acquired Company or any of its Subsidiaries (or any predecessor thereto) is or was a member before Closing to which one or more entities other than an Acquired Company or any of its Subsidiaries is or was also a member, including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar Applicable Law and Taxes arising in any Pre-Closing Tax Period as a result of the deemed sale of assets pursuant to the 338(h)(10) Elections and (c) Person (other than an Acquired Company or any of its Subsidiaries) imposed on an Acquired Company

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or any of its Subsidiaries for any period as a transferee or successor with respect to a transaction occurring on or before the Closing Date, by Applicable Law, Contract or otherwise.

“Pro Rata Share” means, with respect to each Seller, the “Pro Rata Share” of such Seller as set forth on SCHEDULE A.

“Punchlist Items” is defined in SECTION 6.17(a).

“Purchase Price” means the sum of the Canadian Purchase Price and the U.S. Purchase Price.

“QTA” means the Taxation Act (Québec), the regulations thereunder, in each case as amended to the date of this Agreement.

“Real Property Laws” means applicable building, zoning, subdivision, health and safety and other land use Applicable Laws, including the Americans with Disabilities Act of 1990; all insurance requirements affecting the Leased Real Property; any Permits relating to Leased Real Property; and any easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Leased Real Property.

“Registered IP” means all (a) registered trademarks, service marks, trade names and domain names and pending applications to register any trademarks, service marks or trade names; (c) patents and pending patent applications; (c) registered copyrights and pending applications to register copyrights, (d) other Intellectual Property the rights to which are issued by or registered with any Governmental Authority, and pending applications therefor, and (e) domain name registrations and pending applications to register domain names.

“Related Party Leases” means the leases relating to the following Leased Real Properties: (a) 810 North Jefferson Avenue, St. Louis, Missouri 63106; (b) 572 West Street, Mansfield, Massachusetts 02048, (c) 5362 Royal Woods Parkway Tucker, Georgia 30084 and (d) 3201 South 76th Street, Philadelphia, Pennsylvania 19153.

“Released Claims” is defined in SECTION 6.13.

“Required Consent” is defined in SECTION 7.2(e).

“Restricted Area” is defined in SECTION 6.7(a).

“Sales Revenue” is defined in SECTION 2.5(a)(xi).

“Schedule Supplement” is defined in SECTION 9.15.

“Securities Act” means the Securities Act of 1933.

“Seller Indemnitors” is defined in SECTION 8.1.

“Sellers” is defined in the preamble to this Agreement.

“Sellers Indemnitees” is defined in SECTION 8.2.

“Sellers’ Agent” is defined in the preamble to this Agreement.

“ Shareholder Agreement” means each of the following agreements: (a) the Shareholders Agreement, dated as of September 16, 2012, by and among Liberty Bell and each Seller holding Liberty Bell Shares, (b) the Unanimous Shareholder Agreement of G2S, dated June 11, 2007, by and among Nevadaco, Chantco, G2S, Chant and Richard Bell, and (c) and each other Contract listed on Disclosure Schedules 3.6, 4.2 or 4.24 (except for such Contracts that are designated by a dagger (†) on such schedule, which shall not be “Shareholder Agreements”), in each case as amended.

“Special Representation” is defined in SECTION 8.4(a)(i).

“Straddle Period” means any complete Tax period of any Acquired Company or any of its Subsidiaries relating to any Tax that includes but does not end on the Closing Date.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, at least 20% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), at least 20% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own at least a 20% ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated at least 20% of such business entity’s gains or losses or will be or control any managing member, director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all direct and indirect Subsidiaries of such Subsidiary.

“Takeover Proposal” is defined in SECTION 6.10.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Tax Distributions” means a cash dividend or distribution, made by an Acquired Company in the Ordinary Course of Business and in compliance with its Charter Documents and Applicable Laws, in order to enable the payment by the shareholders or partners of such Acquired Company of current Tax obligations related to the “pass-through” income of such Acquired Company.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, provincial, municipal, local or foreign income (including any tax on or based upon net income, gross income or income as specially defined, or earnings, profits, or selected items of income, earnings or profits), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, goods and services, harmonized, use, transfer, registration, value added, consumption, harmonized, leasing, lease, fuel, escheat, unclaimed property, abandoned property, clawback, recapture, ad valorem, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Terminated Agreements” mean each of the Employment Agreement, dated June 11, 2007, between Chant Tobi and G2S and the Offer Letter, dated April 11, 2013, between Holger Baeuerle and MEDCO.

“Terminated Agreement Party” means each party to a Terminated Agreement.

“Termination Date” shall mean the first Business Day occurring after the date that is 18 months following the Closing Date.

“Third-Party Claim” is defined in SECTION 8.5(a).

“Three-Year Earn-Out Payment” is defined in SECTION 2.5(a)(xii).

“Three-Year Earn-Out Period” is defined in SECTION 2.5(a)(xiii).

“Trade Secret” means any asset or information (including a formula, pattern, compilation, program, device, method, technique, or process) of any of the Acquired Companies and their Subsidiaries, including assets and information transferred by Sellers to any of the Acquired Companies and their Subsidiaries, that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use.

“Transfer Tax” means any sales, use, value-added, business, goods and services (including the GST, the harmonized sales tax (HST) and the Quebec sales tax (QST), retail sales tax, harmonized, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), land transfer duties, documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any of the Transactions, together with any penalty, interest and addition to any such item with respect to such item.

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“Transactions” is defined in SECTION 3.2. For the avoidance of doubt, Transactions include the purchase and sale of the Interests, the execution, delivery and performance of the Ancillary Agreements, and each of the other transactions contemplated by this Agreement.

“TransSupply” is defined in recitals to this Agreement.

“TransSupply Annual Financial Statements” is defined in SECTION 4.8(a)(iv).

“TransSupply Financial Statements” is defined in SECTION 4.8(a)(iv).

“TransSupply Most Recent Financial Statements” is defined in SECTION 4.8(a)(iv).

“TransSupply Most Recent Fiscal Month End” is defined in SECTION 4.8(a)(iv).

“TransSupply Most Recent Fiscal Year End” is defined in SECTION 4.8(a)(iv).

“TransSupply Interests” means the partnership interests of TransSupply and any other right, title or interest of any Person in their capacity as a partner or other equity owner of TransSupply.

“U.S. Acquired Companies” is defined in SECTION 2.2(a)(ii)(A).

“U.S. Adjustment Holdback” is defined in SECTION 2.4(a)(i)(A).

“U.S. Change in Control Payments” is defined in SECTION 2.3(a)(i)(E).

“U.S. Change in Control Payments Estimate” is defined in SECTION 2.2(a)(vi)(A).

“U.S. Closing Cash” is defined in SECTION 2.3(a)(i)(A).

“U.S. Closing Cash Estimate” is defined in SECTION 2.2(a)(ii)(A).

“U.S. Closing Date Transaction Expenses” is defined in SECTION 2.3(a)(i)(D).

“U.S. Closing Date Transaction Expenses Estimate” is defined in SECTION 2.2(a)(iv)(A).

“U.S. Closing Indebtedness” is defined in SECTION 2.3(a)(i)(C).

“U.S. Closing Indebtedness Estimate” is defined in SECTION 2.2(a)(v)(A).

“U.S. Closing Working Capital” means (a) the current assets of the Acquired Companies and their Subsidiaries (other than G2S, Label and XLC), taken as a whole, less (b) the current liabilities, of the Acquired Companies and their Subsidiaries (other than G2S, Label and XLC), taken as a whole, in each case as of 11:59 p.m. on the Closing Date (but without giving effect to the reduction of any such liabilities as part of the Transactions or to changes as a result of actions taken by Buyer on the Closing Date outside the Ordinary Course of Business if and to the extent Buyer has operational control of the Acquired Companies and their Subsidiaries (other than G2S, Label and XLC) on such date), excluding the Nevadaco Consideration Amount, Closing Cash and Closing Indebtedness (to the extent otherwise constituting current assets or current liabilities), and calculated in accordance with SECTION 2.2, SECTION 2.3, SECTION 6.12, SECTION 6.14 and the Illustrative Statement.

“U.S. Earn-Out Payments” is defined in SECTION 2.5(c).

“U.S. Estimated Closing Purchase Price” is defined in SECTION 2.1(d).

“U.S. Final Adjustment Amount” is defined in SECTION 2.3(d).

“U.S. Final Closing Purchase Price” is defined in SECTION 2.3(a)(i)(F).

“U.S. Interests” is defined in recitals to this Agreement.

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“U.S. Pro Rata Share” means, with respect to each Seller, the “U.S. Pro Rata Share” of such Seller as set forth on SCHEDULE A.

“U.S. Purchase Price” is defined in SECTION 2.1(b).

“U.S. Working Capital Deficiency Estimate” is defined in SECTION 2.2(a)(iii)(A).

“U.S. Working Capital Deficiency” means the amount (if any) by which the U.S. Closing Working Capital is less than the U.S. Working Capital Target.

“U.S. Working Capital Excess Estimate” is defined in SECTION 2.2(a)(iii)(A).

“U.S. Working Capital Excess” means the amount (if any) by which U.S. Closing Working Capital exceeds the U.S. Working Capital Target.

“U.S. Working Capital Target” means $42.8 million.

“Warranty Obligations” is defined in SECTION 4.26(a).

“Wrongdoer Payment” means any indemnification, contribution or reimbursement payment actually made by any of the Acquired Companies or any of their Subsidiaries to any Seller Indemnitee in connection with facts and circumstances which constitute an actual breach of the representations, warranties, agreements or covenants of any Seller Indemnitors under this Agreement, in each case to the extent constituting Losses under SECTION 8.1 (determined without regard to the limitations of SECTION 8.3(a) and (b) and SECTION 8.4).

“XLC” is defined in recitals to this Agreement.

“XLC Interests” means the limited liability company interests of XLC and any other right, title or interest of any Person in their capacity as a member or other equity owner of XLC.

*[Signature Page to Follow]*

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IN WITNESS WHEREOF, each Party has executed this Equity Purchase Agreement effective as of the date first written above.

BUYER:

United Stationers Supply Co.

By:	/s/Paul C. Phipps
Name:	Paul C. Phipps
Title:	President and Chief Executive Officer

SELLERS:

/s/Richard Bell
Richard Bell

/s/Lauren R. Bell
Lauren R. Bell, individually and as co-Trustee of the Bell Family Trust for Lauren Bell

/s/Alison R. Bell Keim
Alison R. (Bell) Keim, individually and as co-Trustee of The Bell Family Trust for Alison (Bell) Keim

/s/Andrew Keim
Andrew Keim

/s/Donna Bell
Donna Bell, as co-Trustee of (i) The Bell Family Trust for Lauren Bell and (ii) The Bell Family Trust for Alison (Bell) Keim

Logistic Resources Group, LLC

By:	/s/Andrew Keim
Name:	Andrew Keim
Title:	Sole Member

6772731 Canada Inc.

By:	/s/Chant Tobi
Name:	Chant Tobi
Title:	President

CHANT (solely for purposes specified in the Agreement):

/s/Chant Tobi
Chant Tobi

SELLERS’ AGENT:

/s/Donald R. Bernhardt
Donald R. Bernhardt

Equity Purchase Agreement	Signature Page

Equity Purchase Agreement	Exhibit A